Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-198827

PROSPECTUS

WCI COMMUNITIES, INC.

OFFER TO EXCHANGE

$50,000,000 Principal Amount of 6.875% Senior Notes Due 2021 and Related Guarantees

for

$50,000,000 Principal Amount of 6.875% Senior Notes Due 2021 and Related Guarantees

The Exchange Offer Will Expire At 5:00 P.M.,

New York City Time, On November 21, 2014, Unless Extended

We are offering, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, to exchange up to $50,000,000 aggregate principal amount of our new 6.875% Senior Notes due 2021 and related guarantees that we have registered under the Securities Act of 1933 for an equal principal amount of our outstanding 6.875% Senior Notes due 2021 and related guarantees. We refer to the new notes you will receive on this exchange offer collectively as the “new notes,” and we refer to the old notes you will tender in this exchange offer collectively as the “old notes.” The new notes will represent the same debt as the corresponding old notes and we will issue the new notes under the same applicable indenture. The old notes were issued as additional securities under an indenture dated August 7, 2013 (as amended, modified or supplemented from time to time in accordance with its terms, the “indenture”) pursuant to which we previously issued $200,000,000 aggregate principal amount of our 6.875% Senior Notes due 2021 (the “initial notes”). The initial notes and the old notes are, and the initial notes and the new notes will be, treated as a single series of debt securities for all purposes under the indenture, will vote together on all matters under the indenture, and have terms identical to the initial notes, other than the issue dates and offering prices.

Terms of the exchange offer:

•	We will exchange all old notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer.

•	You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.

•	We believe that the exchange of old notes for new notes should not be a taxable event for U.S. federal income tax purposes, but you should see “Certain U.S. Federal Income Tax Considerations” on page 112 for more information.

•	We will not receive any proceeds from the exchange offer.

•	The terms of the new notes are substantially identical to the old notes, except that the new notes are registered under the Securities Act of 1933 and the transfer restrictions and registration rights applicable to the old notes do not apply to the new notes.

See “Risk Factors” beginning on page 9 for a discussion of risks that should be considered by holders prior to tendering their old notes.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is October 22, 2014

This prospectus incorporates important business and financial information about us that is not included in or delivered with the document. You may obtain this information, at no charge, by contacting us at the address or telephone number set forth below.

We have filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act to register the notes offered by this prospectus. The registration statement contains additional information about us and the notes. We strongly encourage you to read carefully the registration statement and the exhibits and schedules thereto.

You can obtain the additional information incorporated into this prospectus or otherwise included in the registration statement through our website at www.wcicommunities.com or by requesting it in writing or by telephone from us at the following address:

WCI Communities, Inc.

Attention: Vivien N. Hastings

24301 Walden Center Drive

Bonita Springs, Florida 34134

Tel (239) 947-2600

To obtain timely delivery of any requested information, you must request the information no later than five business days before you make your investment decision. Please make any such requests on or before November 14, 2014. See “Where You Can Find More Information” for more information about these matters.

You should rely only on the information contained in this document and any supplement to which we have referred you. See “Where You Can Find More Information.” We have not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus or any supplement, as the case may be.

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STATEMENT REGARDING INDUSTRY AND MARKET DATA

This prospectus, in particular the section entitled “Summary” and other documents incorporated by reference herein, contain industry and market data, forecasts and projections that are based on internal data and estimates, independent industry publications, government publications, reports by market research firms or other published independent sources. Industry publications and other published sources generally state that the information they contain has been obtained from third-party sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of such information. We have not independently verified the market and industry data obtained from these third-party sources. Our internal data and estimates are based upon information obtained from trade and business organizations and other contacts in the markets in which we operate and our management’s understanding of industry conditions, and such information has not been verified by any independent sources. Forecasts and other forward- looking information obtained from these sources are subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this prospectus. See “Special Note Concerning Forward-Looking Statements.”

SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein include forward-looking statements, which involve risks and uncertainties. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believe,” “estimate,” “project,” “anticipate,” “expect,” “seek,” “predict,” “contemplate,” “continue,” “possible,” “intend,” “may,” “might,” “will,” “could,” “would,” “should,” “forecast,” or “assume” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and the documents incorporated by reference herein and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies, the industry in which we operate and potential acquisitions. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are based upon information available to us on the date of this prospectus or the documents incorporated by reference, as applicable.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the stability of the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus and the documents incorporated by reference herein. In addition, even if our results of operations, financial condition and liquidity and the development of the industry in which we operate are consistent with the forward-looking statements contained in this prospectus and the documents incorporated by reference herein, those results or developments may not be indicative of results or developments in subsequent periods. Important factors that could cause our results to vary from expectations include, but are not limited to:

•	a slowing or reversal of the present housing market recovery;

•	adverse economic changes either nationally or in the markets in which we operate;

•	our ability to maintain profitability in the future;

•	market conditions in Florida;

•	fluctuations in our quarterly operating results due to the seasonal nature of our business;

•	our ability to maintain our gross margins in our Homebuilding segment;

•	competitive conditions in the homebuilding industry and housing market;

•	shortages of or fluctuations in the cost of labor and raw materials;

•	the availability of land and fluctuations in the market value of land and our properties that may cause our development costs to exceed our estimates and projections;

•	our ability to obtain permits, development approvals and entitlements in order to develop our communities successfully and in a timely manner;

•	the availability, skill and performance of subcontractors;

•	changes in, or the failure or inability to comply with, federal, state and local laws, regulations and ordinances, including those dealing with the environment;

•	adoption of state and local initiatives and ballot measures that impact our ability to execute our business plan;

•	changes in mortgage interest rates and the availability of mortgage financing;

•	limitations on the utilization of our deferred tax assets, including our net operating loss carryforwards, due to changes in the markets in which we do business, our profitability, ownership changes or other reasons;

•	our ability to identify, complete or integrate acquisitions;

•	our participation in certain joint ventures;

•	changes in tax laws and interest rates;

•	adverse weather conditions, natural disasters or other events that are outside of our control;

•	the occurrence of uninsured losses or material losses in excess of our insurance limits;

•	our contractual obligations to title underwriters;

•	competitive conditions in the real estate brokerage business;

•	adverse actions taken by independent real estate agents that work for our real estate brokerage business;

•	changes in the federal, state and local regulation of real estate brokers;

•	changes in the regulation of our condominium business or increases in claims brought by homeowners associations;

•	shortfalls in homeowners association or club/amenity revenues;

•	increases in premiums, mandated exclusions or other adverse changes in our insurance coverage;

•	increases in warranty, liability or other claims that arise in the ordinary course of business;

•	the availability of personnel and our ability to retain key employees;

•	increases in claims that were not previously discharged in the Chapter 11 Cases (as defined herein);

•	increases in the inflation rate;

•	an increase in home order cancellations;

•	the liquidity of our real estate investments and our ability to respond quickly to economic changes;

•	relations with the residents of our communities;

•	future litigation from claims relating to our operations, security offerings, and otherwise in the ordinary course of business;

•	increases in the amount or severity of health and safety incidents;

•	information technology failures and our ability to maintain data security;

•	adverse changes in our access to or the cost of utilities and resources;

•	our leverage and debt service obligations and the availability of additional financing on acceptable terms; and

•	additional factors discussed elsewhere in this prospectus and registration statement, including under the section “Risk Factors” and in our Annual Report and Quarterly Reports (each as defined herein) incorporated by reference herein, including under the sections “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Other sections of this prospectus and the documents incorporated by reference herein include additional factors that could adversely impact our business and financial performance. In light of these risks, uncertainties and assumptions, the forward-looking events described in this prospectus and the documents incorporated by reference herein may not occur. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

Estimates and forward-looking statements speak only as of the date they were made, and, except to the extent required by law, we undertake no obligation to update or to review any estimate and/or forward-looking statement because of new information, future events or other factors. Estimates and forward-looking statements involve risks and uncertainties and are not guarantees of future performance. As a result of the risks and uncertainties described above, the estimates and forward-looking statements discussed in this prospectus and the documents incorporated by reference herein might not occur and our future results and performance may differ materially from those expressed in these forward-looking statements due to, but not limited to, the factors mentioned above. Because of these uncertainties, you should not place undue reliance on these forward-looking statements when making an investment decision.

TRADEMARKS

We have proprietary rights to trademarks used in this prospectus, including the documents incorporated by reference herein, which are important to our business, many of which are registered under applicable intellectual property laws. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the “®” or “™” symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Each trademark, trade name or service mark of any other company appearing in this prospectus is the property of its respective holder.

OTHER DATA

Numerical figures included in this prospectus, including the documents incorporated by reference herein, have been subject to rounding adjustments. Accordingly, numerical figures shown as totals in various tables may not be arithmetic aggregations of the figures that precede them.

SUMMARY

This prospectus summary highlights certain information appearing elsewhere or incorporated by reference in this prospectus. As this is a summary, it does not contain all of the information that you should consider in making an investment decision. You should read the entire prospectus carefully, including the information under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report and Quarterly Reports incorporated by reference in this prospectus and our audited and unaudited consolidated financial statements and the related notes thereto incorporated by reference in this prospectus, before investing. This prospectus includes forward-looking statements that involve risks and uncertainties. See “Special Note Concerning Forward-Looking Statements.” Unless the context otherwise requires, the terms the “Company,” “we,” “us” and “our” in this prospectus refer to WCI Communities, Inc. and its subsidiaries and the term “WCI” in this prospectus refers only to WCI Communities, Inc.

The Exchange Offer

On August 7, 2013, we issued and sold $200.0 million aggregate principal amount of senior notes due 2021, referred to herein as the initial notes, under the indenture (the “2013 Offering”). On June 26, 2014, we issued and sold $50.0 million in aggregate principal amount of additional securities under the indenture, referred to herein as the old notes. In connection with the sale of the old notes, we entered into a registration rights agreement with the initial purchaser of the old notes in which we agreed to deliver this prospectus to you and to complete an exchange offer for the old notes. As required by the registration rights agreement, we are offering to exchange $50.0 million aggregate principal amount of our new senior notes due 2021, referred to herein as the new notes, and related guarantees, the issuance of which will be registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like aggregate principal amount of our old notes and related guarantees. We refer to this offer to exchange the new notes for the old notes in accordance with the terms set forth in this prospectus and the accompanying letter of transmittal as the exchange offer. You are entitled to exchange your old notes for new notes. We urge you to read the discussions under the headings “The Exchange Offer” and “Description of the New Notes” in this prospectus for further information regarding the exchange offer and the new notes. We refer to the old notes and the new notes collectively as the “notes.”

Our Company

We are a lifestyle community developer and luxury homebuilder of single- and multi-family homes in most of coastal Florida’s highest growth and largest markets, in which we owned and controlled approximately 10,300 home sites as of June 30, 2014. We have established a reputation and strong brand recognition for developing amenity rich, lifestyle oriented master-planned communities. Our homes and communities are primarily targeted to move-up, second home and active adult buyers. We intend to leverage our experience, operational platform and well-located land inventory, with an attractive book value, to capitalize on markets with favorable demographic and economic forecasts in order to grow our business.

We believe our business is distinguished by our:

•	significant, well-located land inventory in developed and established communities;

•	proven leadership team, which has extensive experience in our markets;

•	expertise in, and reputation for, developing luxury lifestyle communities with well-managed amenities;

•	higher average selling price and lower cancellation rates when compared to most other public homebuilders, as well as a significant percentage of all-cash purchasers, attributed to our focus on a higher-end move- up, second home and active adult buyer base;

•	strong focus and market positioning in most of coastal Florida’s highest growth and largest markets;

•	real estate services operating segment, which provides us with additional opportunities to increase profitability as Florida home prices and new and existing home sales continue to recover;

•	strong gross margins from homes delivered;

•	attractive book value of land inventories, a majority of which was reset to then current fair market values in September 2009;

•	significant deferred tax assets (most of which are anticipated to be utilized by us); and

•	well-capitalized balance sheet with sufficient liquidity for growth.

Our business is organized into three operating segments: Homebuilding, Real Estate Services and Amenities. Our Homebuilding segment accounted for 65.3%, 67.4%, 61.0% and 39.6% of our total revenues for the six months ended June 30, 2014 and the years ended December 31, 2013, 2012 and 2011, respectively, and substantially all of our total gross margin during those periods.

•	Homebuilding: We design, sell and build homes across a broad range of price points and sizes. Our land development expertise enhances our Homebuilding operations by enabling us to acquire and create larger, well-amenitized master-planned communities, control the timing of home site delivery and capture the opportunity to drive higher margins. As of June 30, 2014, we were actively selling in 28 different neighborhoods situated in 12 master-planned communities. For the six months ended June 30, 2014, we delivered 260 homes with an average delivered price of $419,000, compared to 201 homes with an average delivered price of $418,000 for the six months ended June 30, 2013. During the year ended December 31, 2013, we delivered 493 homes with an average delivered price of $433,000, compared to 352 homes with an average delivered price of $396,000 during the year ended December 31, 2012.

•	Real Estate Services: We operate real estate brokerage services under the brand Berkshire Hathaway HomeServices (prior to October 2013, we operated under the Prudential brand) and title services that complement our Homebuilding operations. In 2013, our real estate brokerage business was the fourth-largest brokerage in Florida and the 52nd largest in the United States, both based on sales volume.

•	Amenities: Within many of our communities, we may own and/or operate resort-style club and fitness facilities, championship golf courses, country clubs and marinas. We believe these amenities offer our homebuyers a luxury lifestyle experience, enabling us to enhance the marketability, sales volume and value of the homes we deliver as compared to non-amenitized communities.

Corporate Information

WCI Communities, Inc. was incorporated in Delaware in 2009 and our predecessor was founded in 1998. On July 30, 2013, we completed our initial public offering (the “Initial Public Offering”). Our common stock is listed on the New York Stock Exchange under the ticker symbol “WCIC.”

Our principal executive offices are located at 24301 Walden Center Drive, Bonita Springs, Florida 34134. Our main telephone number is (239) 947- 2600. Our internet website is www.wcicommunities.com. The information contained in, or that can be accessed through, our website is not incorporated by reference and is not a part of this prospectus.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. Among other things, these provisions include:

•	a requirement allowing less than five years of selected financial data;

•	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”);

•	an exemption from new or revised financial accounting standards until they would apply to private companies and compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation;

•	reduced disclosure about the emerging growth company’s executive compensation arrangements; and

•	no requirement to seek non-binding advisory votes on executive compensation or golden parachute arrangements.

The JOBS Act permits emerging growth companies to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected to “opt out” of this provision. Therefore, we will timely comply with new or revised accounting standards when they are applicable to public companies. This decision to opt out of the extended transition period is irrevocable.

We have elected to adopt the reduced disclosure requirements available to emerging growth companies, including only providing three years of selected financial data in our Annual Report on Form 10-K for the year ended December 31, 2013. As a result of these elections, the information that we provided in this prospectus and the documents incorporated by reference herein may be different than the information you may receive from other public companies.

We may take advantage of the provisions under the JOBS Act until we are no longer an emerging growth company. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our Initial Public Offering, (b) in which we have total annual gross revenues of at least $1.0 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. We may choose to take advantage of some but not all of these reduced disclosure requirements.

The Exchange Offer

Securities Offered	$50.0 million aggregate principal amount of 6.875% senior notes due 2021 and related guarantees. The terms of the new notes and old notes are identical in all material respects, except for issue date, offer price, certain transfer restrictions and registration rights relating to the old notes.

The Exchange Offer	We are offering the new notes to you in exchange for a like principal amount of old notes. Old notes may be exchanged only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. We intend by the issuance of the new notes to satisfy our obligations contained in the registration rights agreement. See “The Exchange Offer—Purpose of the Exchange Offer.”

Expiration Date	The exchange offer will expire at 5:00 p.m. New York City time, on November 21, 2014, unless we extend the exchange offer.

Conditions to the Exchange Offer	Our obligation to accept for exchange, or to issue new notes in exchange for, any old notes is subject to customary conditions relating to compliance with any applicable law or any applicable interpretation by the staff of the Securities and Exchange Commission (the “SEC”), the receipt of any applicable governmental approvals and the absence of any actions or proceedings of any governmental agency or court which could materially impair our ability to consummate the exchange offer. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary. See “The Exchange Offer—Certain Conditions to the Exchange Offer.”

Procedures for Tendering Old Notes	If you wish to accept the exchange offer and tender your old notes, you must complete, sign and date the Letter of Transmittal, or a facsimile of the Letter of Transmittal, in accordance with its instructions and the instructions in this prospectus, and mail or otherwise deliver such Letter of Transmittal, or the facsimile, together with the old notes and any other required documentation, to the exchange agent at the address set forth herein. See “The Exchange Offer—Procedures for Tendering Old Notes.”

Withdrawal Rights	You may withdraw your tender of old notes at any time prior to the expiration date. See “The Exchange Offer—Withdrawal of Tenders.”

Certain Federal Income Tax Considerations	The exchange of old notes for new notes pursuant to the exchange offer should not be a taxable event for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any proceeds from the exchange offer.

Exchange Agent	Wilmington Trust, National Association is serving as the exchange agent in connection with exchange offer.

Consequences of Exchanging Old Notes Pursuant to the Exchange Offer

Based on interpretive letters issued by the staff on the SEC to third parties in unrelated transactions, we are of the view that holders of old notes (other than any holder who is an “affiliate” of our company within the meaning of Rule 405 under the Securities Act) who exchange their old notes for new notes pursuant to the exchange offer generally may offer such new notes for resale, resell such new notes and otherwise transfer such new notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided:

•	the new notes are acquired in the ordinary course of the holders’ business;

•	the holders have no arrangement with any person to participate in a distribution of such new notes; and

•	neither the holder nor any other person is engaging in or intends to engage in a distribution of the new notes.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution.” In addition, the securities laws of some jurisdictions may prohibit the offer or sale of the new notes unless they have been registered or qualified for sale in such jurisdiction or in compliance with an available exemption from registration or qualification. We have agreed, pursuant to the registration rights agreement, to register or qualify the new notes for offer or sale under the securities or blue sky laws of such jurisdictions as any holder of the new notes reasonably requests in writing. If a holder of old notes does not exchange such old notes for new notes pursuant to the exchange offer, such old notes will continue to be subject to the restrictions on transfer contained in the legend printed on the old notes. In general, the old notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from the Securities Act and applicable state securities laws. Holders of old notes do not have any appraisal or dissenters’ rights under the Delaware General Corporation Law in connection with the exchange offer. See “The Exchange Offer—Consequences of Failure to Exchange; Resales of New Notes.”

The New Notes

The terms of the new notes and the old notes are identical in all material respects, except for certain transfer restrictions and registration rights relating to the old notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the New Notes” section of this prospectus contains a more detailed description of the terms and conditions of the new notes.

Issuer	WCI Communities, Inc., a Delaware corporation.

Notes Offered	$50,000,000 aggregate principal amount of 6.875% senior notes due 2021. The new notes will be treated as a single series with the initial notes under the indenture and will have the same terms as the initial notes. Holders of the new notes and initial notes will vote as one series under the indenture.

Maturity Date	The new notes will mature on August 15, 2021.

Interest	The new notes will bear interest at 6.875% per annum, payable semi-annually in arrears.

Interest Payment Dates	Interest on the new notes will be paid semi-annually in arrears each February 15 and August 15, beginning on February 15, 2015. Interest on the new notes will accrue from August 15, 2014.

Optional Redemption	We may redeem some or all of the new notes beginning on August 15, 2016 at the redemption prices listed under “Description of the New Notes—Optional Redemption.”

We may also redeem some or all of the new notes at any time prior to August 15, 2016, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, plus a “make-whole” premium. We may also redeem up to 35% of the new notes before August 15, 2016 with the net cash proceeds from certain equity offerings. See “Description of the New Notes—Optional Redemption.”

Change of Control	If we experience certain kinds of changes of control, we must offer to purchase the new notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to the purchase date. For more details, see “Description of the New Notes—Change of Control.”

Asset Sale Proceeds	If we or our restricted subsidiaries sell certain assets we generally must either invest any excess net cash proceeds from such sales in our business within a certain period of time, prepay senior secured debt or prepay other senior debt and the new notes on a pro rata basis. The purchase price of the new notes will be 100% of their principal amount, plus accrued and unpaid interest, if any. For more details, see “Description of the New Notes—Certain Covenants—Limitations on Asset Sales.”

Guarantees	The new notes will be fully and unconditionally and jointly and severally guaranteed on a senior basis, subject to certain customary release provisions described herein, by certain of our existing and future restricted subsidiaries, excluding our immaterial subsidiaries and mortgage subsidiaries. See “Description of the New Notes—Note Guarantees.”

Ranking	The new notes will be our and the guarantors’ general unsecured, senior obligations and will be:

•	effectively subordinated to our and the guarantors’ obligations under any existing or future secured indebtedness to the extent of the value of the assets securing such indebtedness;

•	pari passu in right of payment with all of our and the guarantors’ senior indebtedness (including our Revolving Credit Facility, as defined below);

•	senior in right of payment to any of our and the guarantors’ future subordinated indebtedness, if any; and

•	structurally subordinated to all future indebtedness and other liabilities of our subsidiaries that do not guarantee the new notes;

Certain Covenants	The terms of the new notes will, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness;

•	declare or pay dividends, redeem stock or make other distributions to holders of capital stock;

•	make investments;

•	create liens;

•	place restrictions on the ability of subsidiaries to pay dividends or make other payments to us;

•	merge or consolidate, or sell, transfer, lease or dispose of substantially all of our assets; and

•	enter into transactions with affiliates.

The covenants are subject to a number of important qualifications and limitations. See “Description of the New Notes—Certain Covenants.”

Risk Factors	You should carefully consider all information in this prospectus. In particular, you should evaluate the specific risk factors described in the section entitled “Risk Factors” beginning on page 9 for a discussion of risks relating to an investment in the new notes.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratio of earnings to fixed charges for each of the periods indicated were as follows:

	Six Months Ended June 30, 2014	Years Ended December 31,
		2013	2012	2011
Ratio of Earnings to Fixed Charges	1.7	1.9	(A)	(A)

(A)	Total earnings (loss), as adjusted, was inadequate to cover fixed charges for the years ended December 31, 2012 and 2011. Additional earnings of approximately $11.3 million and $54.7 million, respectively, would have been necessary to eliminate the respective deficits and bring the ratio of earnings to fixed charges to 1.0.

The ratio of earnings to fixed charges has been computed by dividing earnings available for fixed charges (earnings from continuing operations before income taxes plus fixed charges and amortization of capitalized interest less capitalized interest) by fixed charges (interest incurred, both expensed and capitalized, and the estimated interest component of rental expense).

RISK FACTORS

An investment in the new notes involves a high degree of risk. You should carefully read and consider the following risks before deciding to invest in the new notes. If any of the following risks actually occurs, our business, results of operations, financial condition and cash flows could be materially impaired. In such case, the market price of the new notes would likely decline due to any of these risks, and you may lose all or part of your investment. You should also carefully read the other information included elsewhere or incorporated by reference in this prospectus, including our audited and unaudited consolidated financial statements and the related notes thereto in our Annual Report and Quarterly Reports, each incorporated by reference in this prospectus. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition, results of operation and/or cash flows.

Risks Related to Our Business

The recent improvement in housing market conditions following a prolonged and severe housing downturn may not continue, and any slowing or reversal of the present housing recovery may materially and adversely affect our business and results of operations.

During the years ended December 31, 2013 and 2012, several housing markets stabilized and began recovering after years of weak demand and excess supply during the housing downturn. In these markets, there were generally more sales of new and resale homes, higher selling prices and fewer homes available for sale, in each case as compared to the prior year. There were also more overall housing starts and construction permits authorized in the United States, reflecting increased construction activity. These trends have been driven in large part by record-low interest rates for mortgage loans that, in combination with relatively low home selling prices, have made homeownership more affordable compared to historical levels and to rental housing costs, which have been rising over the past few years.

With the emerging housing recovery, we and other homebuilders for the most part reported higher orders and deliveries and better financial results during 2013 and 2012 than in 2011. While some of the many negative factors that contributed to the housing downturn may have moderated, several remain, and they could return and/ or intensify to inhibit any future improvement in housing market conditions. These negative factors include (a) weak general economic and employment growth that, among other things, restrains consumer incomes, consumer confidence and demand for homes; (b) elevated levels of mortgage loan delinquencies, defaults and foreclosures that could add to a “shadow inventory” of lender-owned homes that may be sold in competition with new and other resale homes at low “distressed” prices or that generate short sales activity at such price levels; (c) a significant number of homeowners whose outstanding principal balance on their mortgage loan exceeds the market value of their home, which undermines their ability to purchase another home that they otherwise might desire and be able to afford; (d) volatility and uncertainty in U.S. financial, credit and consumer lending markets amid slow growth or recessionary conditions; and (e) tight lending standards and practices for mortgage loans that limit consumers’ ability to qualify for mortgage financing to purchase a home, including increased minimum credit score requirements, credit risk/mortgage loan insurance premiums and/or other fees and required down payment amounts, more conservative appraisals, higher loan-to-value ratios and extensive buyer income and asset documentation requirements. Additional headwinds may come from the efforts and proposals of lawmakers to reduce the debt of the federal government and/or solve state budget shortfalls through tax increases and/or spending cuts, and/or government shutdowns, and financial markets’ and businesses’ reactions to those efforts and proposals, which could impair economic growth. Given these factors, we can provide no assurances that the present housing recovery will continue or gain further momentum, whether overall in the United States or in Florida.

The present housing recovery is relative to an extremely low level of consumer demand for homes, home sales and new residential construction activity, reflecting the severity of the housing downturn. Even with the industry upturn, sales, deliveries, revenues and profitability remain well below, and may not return to, the peak levels reached shortly before the housing downturn began. If the present housing recovery stalls or does not continue at the same pace, or any or all of the negative factors described above persist or worsen, particularly if there is limited economic growth or a decline, low growth or decreases in employment and consumer incomes, and/or continued stringent mortgage lending standards and practices, there would likely be a corresponding adverse effect on our business and consolidated financial statements, including, but not limited to, the number of homes we deliver, our average selling prices, the amount of revenues we generate and our ability to operate profitably, and the effect may be material.

Our business is cyclical and significantly affected by changes in general and local economic conditions.

Demand for new homes is cyclical and highly sensitive to economic conditions over which we have no control, including changes in:

•	short- and long-term interest rates;

•	inflation;

•	employment levels and job and personal income growth;

•	housing demand from population growth, household formation and other demographic changes, among other factors;

•	availability and pricing of mortgage financing for homebuyers;

•	consumer confidence generally and the confidence of potential homebuyers in particular;

•	U.S. and global financial system and credit market stability;

•	private party and government mortgage loan programs (including changes in Federal National Mortgage Association (“Fannie Mae”), Federal Home Loan Mortgage Corporation (“Freddie Mac”), and Federal Housing Administration (the “FHA”), or successor agencies, conforming mortgage loan limits, credit risk/ mortgage loan insurance premiums and/or other fees, down payment requirements and underwriting standards), and federal and state regulation, oversight and legal action regarding lending, appraisal, foreclosure and short sale practices;

•	federal and state personal income tax rates and provisions, including provisions for the deduction of mortgage loan interest payments, real estate taxes and other expenses;

•	supply of and prices for available new or resale homes (including lender-owned homes) and other housing alternatives, such as apartments, single-family rentals and other rental housing;

•	the rate at which “shadow inventory” enters into the housing market;

•	homebuyer interest in our current or new product designs and new home community locations, and general consumer interest in purchasing a home compared to choosing other housing alternatives; and

•	real estate taxes.

Adverse changes in these conditions may affect our business generally or may be more prevalent or concentrated in particular regions or localities in which we operate. Economic conditions in some of our markets continue to be characterized by varying levels of uncertainty. Any deterioration in economic conditions or continuation of uncertain economic conditions would have a material adverse effect on our business.

Adverse changes in economic conditions can also cause demand and prices for our homes to diminish or cause us to take longer to build our homes and make it more costly for us to do so. We may not be able to recover these increased costs by raising prices because of weak market conditions and because the price of each home we sell is usually set several months before the home is delivered, as many buyers sign their home purchase contracts before construction begins. The potential difficulties described above could impact our buyers’ ability to obtain suitable financing and cause some homebuyers to cancel or refuse to honor their home purchase contracts altogether. In addition, because we primarily target buyers for homes in luxury lifestyle communities, we may be more susceptible to adverse changes in general and local economic conditions.

In the past, we have incurred losses and may have difficulty maintaining profitability in the future.

We have experienced losses from continuing operations before income taxes in two of the past three calendar years. Even if we establish and maintain profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis in the future. If our revenues grow more slowly than we anticipate, or if our operating expenses exceed our expectations and cannot be adjusted accordingly, our business will be harmed. As a result, the market price of the new notes may decline, and you may lose a portion of your investment. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report and Quarterly Reports, each of which are incorporated by reference in this prospectus, for a more complete description of our historical losses.

Our geographic concentration in Florida could adversely affect us if the homebuilding industry in Florida should decline.

During the six months ended June 30, 2014 and the years ended December 31, 2013 and 2012, substantially all of our revenues were generated from our Florida operations. During the downturn from 2006 to 2010, the value of land, the demand for new homes and home selling prices declined substantially in Florida, which materially and adversely impacted our business, financial condition and results of operations. Although the Florida housing market continues to recover, we cannot predict the extent or timing of its further recovery, if at all. There can be no assurances that our business, financial condition and results of operations will not be further adversely affected if the conditions in Florida do not continue to improve or any improvement takes place over an extended period of time. Because our operations are concentrated in Florida, a prolonged economic downturn in one or more Florida markets could have a material adverse effect on our business, financial condition and results of operations, and a disproportionately greater impact on us than other homebuilders with more geographically diversified operations. Slower rates of population growth or population declines in our Florida markets, could affect the demand for housing, causing home prices in these markets to fall, and adversely affect our business, financial condition and results of operations. Additionally, if buyer demand for new homes in Florida weakens, home selling prices may decline, which will adversely impact our profitability.

Our quarterly operating results may fluctuate because of the seasonal nature of our business and other factors.

We have historically experienced, and in the future expect to continue to experience, variability in our operating results on a quarterly basis, primarily due to our Homebuilding and Amenities operating segments. Because many of our Florida homebuyers prefer to close on their home purchases before the winter, the fourth quarter of each calendar year often produces a disproportionately large portion of our annual revenues, income and cash flows. In addition, many of our club members spend the winter months in Florida, thereby producing a disproportionately large portion of our annual Amenities operating segment revenues and cash flows during that time period. Accordingly, revenues and operating results for our Homebuilding and Amenities operating segments may fluctuate significantly on a quarterly basis and we must maintain sufficient liquidity to meet short-term operating requirements. Additionally, delays, severe weather, natural disasters or significant negative economic events that occur in the fall or early winter may have a disproportionate effect on our revenues, income and cash flows. As a result of seasonal activity, our results of operations during any given quarter are not necessarily representative of the results that we expect for the full calendar year or subsequent quarterly reporting periods. We expect these seasonal patterns to continue, although they may be affected by economic conditions in the homebuilding and real estate industry and other interrelated factors. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Seasonality” in our Annual Report and Quarterly Reports, each of which are incorporated by reference in this prospectus.

We may not be able to maintain our gross margins in our Homebuilding operating segment in the future.

Our Homebuilding operating segment gross margins for the six months ended June 30, 2014 and the years ended December 31, 2013, 2012 and 2011 were partially attributable to the low book value of our land, which was reset to then current fair market values in September 2009 in connection with our restructuring and in accordance with fresh start accounting requirements. We expect that homes delivered from communities we owned in September 2009 that were reset to then current fair market values will have a gross margin percentage approximately 5% to 10% higher than homes delivered from our most recent land acquisitions. As of June 30, 2014, we owned approximately 5,600 home sites that benefit from being reset to fair value in September 2009. While we currently have significant land inventory at an attractive book value when compared to the current fair market value of that land, based on the prices of the land we have purchased more recently, and as we acquire and develop land in the future at then-current market prices, we anticipate the positive impact of our low book value land on our Homebuilding gross margin will begin to decline. Additionally, the opportunity to purchase substantially finished home sites in desirable locations is becoming increasingly more limited and competitive. As a result, we are spending more on land development, as we are purchasing more undeveloped land and partially finished home sites. Moreover, weak general economic conditions, including low employment and population growth, future competition and other factors may impact our ability to realize sales prices in excess of the book value of our land inventory or to continue to increase our home selling prices and increase sales in new communities and neighborhoods. These factors could impact our ability to maintain our current level of Homebuilding gross margins in the future.

The homebuilding industry and housing market are very competitive, and competitive conditions could adversely affect our business or our financial results.

The homebuilding industry is highly competitive. Homebuilders compete not only for homebuyers, but also for desirable land assets, financing, building materials, and skilled management talent and trade labor. We compete in each of our markets with other local, regional and national homebuilders. Other homebuilders also have long-standing relationships with local labor, materials suppliers or land sellers in certain areas, which may provide an advantage in their respective regions or local markets. In addition, a number of our primary competitors are relatively larger companies, have longer operating histories, have higher business volumes, have relationships with more suppliers and subcontractors and may have more resources or a lower cost of capital than us. We may be at a competitive disadvantage with regard to certain competitors whose operations are more geographically diversified than ours, as those competitors may be better able to withstand any future downturn in the Florida housing market. While we do not provide any mortgage brokerage services, several of our competitors do provide such services, which may provide them with a competitive advantage. We also compete with other housing alternatives, such as existing home sales (including lender-owned homes acquired through foreclosure or short sales) and rental housing. The competitive conditions in the homebuilding industry can result in:

•	difficulty in our acquiring raw materials, skilled management and trade labor at acceptable prices;

•	our selling homes at lower prices;

•	our offering or increasing sales incentives, discounts or price concessions for our homes;

•	our delivering fewer homes;

•	our incurring higher construction and land costs;

•	our selling fewer homes or experiencing higher home purchase contract cancellations by buyers;

•	impairments in the value of our real estate inventories and other assets;

•	difficulty in acquiring desirable land assets that meet our investment return criteria, and in selling our interests in land assets that no longer meet such criteria on favorable terms;

•	delays in the construction of our homes; and/or

•	difficulty in securing external financing, performance bonds or letters of credit facilities on favorable terms.

These competitive conditions may adversely affect our business, financial condition and results of operations by decreasing our revenues, impairing our ability to successfully execute our land acquisition and land asset management strategies, increasing our costs and/or diminishing growth in our Homebuilding segment.

Labor and raw materials and building supply shortages and price fluctuations and other problems in the construction of our communities could delay or increase the cost of home construction and adversely affect our operating results.

The homebuilding industry has, from time to time, experienced labor and raw material shortages and has been adversely affected by volatility in global commodity prices. In particular, shortages and fluctuations in the price of labor, concrete, drywall, lumber or other important raw materials could result in delays in the start or completion of, or increase the cost of, developing one or more of our communities. These labor and material shortages can be more severe during periods of strong demand for housing or during periods where the regions in which we operate experience natural disasters that have a significant impact on existing residential and commercial structures. The cost of labor and raw materials may also be adversely affected during periods of shortage or high inflation. We have also observed that the cost of labor and raw materials has been increasing as a result of an improving housing market in Florida. If sales prices of homes do not keep pace with these increased costs, our gross margins could be negatively affected. During the recent economic downturn, a large number of qualified tradespeople went out of business or otherwise exited the market, which may limit capacity for new construction until the labor base grows. In addition, the cost of petroleum products, which are used to deliver our materials, fluctuates and may be subject to increased volatility as a result of geopolitical events or accidents, which could affect the price of our important raw materials. Shortages and price increases could cause delays in and increase our costs of home construction, which in turn could have a material adverse effect on our business, financial condition and results of operations.

We must also contend with other risks associated with construction activities, including the inability to obtain insurance or obtaining insurance at significantly increased rates, cost overruns, labor disputes, unforeseen environmental or engineering problems, work stoppages and natural disasters, any of which could delay construction and result in a substantial increase in costs that would reduce our profitability. Claims may be asserted against us for construction defects, architectural and/or design defects, personal injury or property damage, product liability and warranty claims, and these claims may give rise to liability. Where we hire contractors, if there are unforeseen events like the bankruptcy of, or an uninsured or under-insured loss claimed against, our contractors, we may become responsible for the losses or other obligations of the contractors, which may materially and adversely affect our business, financial condition and results of operations. Should losses in excess of insured limits occur, the losses could adversely affect our business, financial condition and results of operations. In addition, our results of operations could be negatively impacted in the event that a contractor for our residential construction experiences significant cost overruns or delays and is not able to satisfactorily address such issues or if buyers make claims for rescission arising out of substantial delays in completion of a building and their units.

Because our business depends on the acquisition of new land, a shortage of available land could limit our ability to develop new communities, increase land costs and reduce our revenues and/or negatively affect our results of operations.

Our long-term success and growth strategy depend, in part, upon the continued availability of suitable land at acceptable prices. The availability of land for purchase at favorable prices depends on a number of factors outside of our control. We may compete for available land with entities that possess significantly greater financial, marketing and other resources. In addition, we may be unable to obtain financing to purchase new land on satisfactory terms or at all. Competition generally may reduce the amount of land available and the willingness of sellers to sell at reasonable prices, increasing the cost of such land. Restrictive governmental regulations, including, but not limited to, zoning regulations and environmental requirements, may also affect the availability and market value of land. If sufficient suitable land opportunities do not become available, it could limit our ability to develop new communities, increase land costs and negatively impact our business, financial condition and results of operations.

If the market value of our land inventory decreases, our results of operations could be adversely affected by impairments and write-downs.

The risk of owning developed and undeveloped land can be substantial for us. Our current growth strategy will require us to invest a significant portion of our capital in new land acquisitions over the next several years. The successful execution of this strategy will significantly increase the amount of land we hold. The market value of the undeveloped land, buildable home sites and housing inventories we hold can fluctuate significantly as a result of changing economic and market conditions. There is an inherent risk that the value of the land owned by us may decline after being purchased. The valuation of property is inherently subjective and based on the individual characteristics of each property. In certain circumstances, a grant of entitlements or development agreement with respect to a particular parcel of land may include restrictions on the transfer of such entitlements to a buyer of such land, which may increase our exposure to decreases in the price of such entitled land by restricting our ability to sell it for its full entitled value. We may have acquired options on or bought and developed land at a cost we will not be able to recover fully or on which we cannot build and sell homes profitably. In addition, our deposits for home sites controlled under option or similar contracts may be put at risk. Factors such as changes in regulatory requirements and applicable laws (including in relation to building regulations, taxation and planning), political conditions, the condition of financial markets, both local and national economic conditions, the financial condition of buyers, potentially adverse tax consequences, and interest and inflation rate fluctuations subject valuations to uncertainty. Moreover, all valuations are made on the basis of assumptions that may not prove to reflect economic or demographic reality. If housing demand decreases below what we anticipated when we acquired our inventory or land development costs increase beyond our anticipated construction costs, our profitability may be adversely affected and we may not be able to recover our costs when we sell and build houses.

Prior to 2012, we experienced several years of negative economic and market conditions, which resulted in the impairment of a number of our land positions. Generally, we record asset impairment losses when we determine that our estimates of the future undiscounted cash flows from an operation will not be sufficient to recover the carrying value of that asset. During the year ended December 31, 2011, we recorded asset impairment charges of $11.4 million; however, we did not record any such charges during the six months ended June 30, 2014 or the years ended December 31, 2013 and 2012. During impairment analyses that we performed as of June 30, 2014, we noted that the projected undiscounted cash flows for one of our amenities assets did not significantly exceed its carrying value of $3.2 million, which could potentially lead to a future impairment charge. We regularly review the value of our land holdings and continue to review our holdings on a periodic basis. If economic or market conditions do not continue to improve, we may impair additional land holdings and projects, write off option deposits (if applicable), sell homes or land at a loss, and/or hold land or homes in inventory longer than planned. In addition, inventory carrying costs can be significant, particularly if inventory must be held for longer than planned, which can trigger asset impairments in a poorly performing project or market. If, as planned, we significantly increase the amount of land we hold over the next several years, we will also materially increase our exposure to the risks associated with owning land, which means that if economic and market conditions deteriorate, this deterioration would have a significantly greater adverse impact on our business, financial condition and results of operations.

If we are not able to develop our communities successfully and in a timely manner, our revenues, financial condition and results of operations may be adversely impacted.

Before a community generates any revenues, material expenditures are required to acquire land, to obtain or renew permits, development approvals and entitlements and to construct significant portions of project infrastructure, amenities, model homes and sales facilities. There may be a lag between the time we acquire land or options for land for development or developed home sites and the time we can bring the communities to market and sell homes. We can also experience significant delays in obtaining permits, development approvals and entitlements. In addition, we may also have to renew existing permits and there can be no assurances that these permits will be renewed. Lag time varies on a project-by-project basis depending on the complexity of the project, its stage of development when acquired, and the regulatory and community issues involved. Litigation challenging project approvals could also add additional time to the development approval process. As a result of this lag, we face the risk that demand for housing may decline during this period and we will not be able to dispose of developed properties on undeveloped land or home sites acquired for development at expected prices or within anticipated time frames or at all. The market value of home inventories, undeveloped land, options for land and developed home sites can fluctuate significantly because of changing market conditions. In addition, inventory carrying costs (including interest on funds used to acquire land or build homes) can be significant and can adversely affect our performance. Furthermore, after a delay, we may face increased development costs due to prices that exceed our expectations as a result of inflation or other causes.

It generally takes several years for a community development to achieve cumulative positive cash flow. Our inability to develop and market our communities successfully and to generate positive cash flows from these operations in a timely manner would have a material adverse effect on our financial condition and results of operations. In addition, if we experience delays that result in a decline in market values of our home inventories, undeveloped land, and options for land and developed home sites, we may be forced to sell homes or other property at a loss or for prices that generate lower profit margins than we anticipate. We may also be required to make material write-downs of the book value of our real estate assets if values decline.

Our business and results of operations are dependent on the availability and skill of subcontractors.

All of our residential construction work is done by third-party subcontractors with us acting as the general contractor. Accordingly, the timing and quality of our construction depend on the availability and skill of our subcontractors. While we anticipate being able to obtain sufficient materials and reliable subcontractors during times of material shortages and believe that our relationships with subcontractors are good, we do not have long-term contractual commitments with any subcontractors, and there can be no assurances that skilled subcontractors will continue to be available at reasonable rates and in the areas in which we conduct our operations. The inability to contract with skilled subcontractors at reasonable costs on a timely basis could have a material adverse effect on our business, financial condition and results of operations.

Moreover, despite our quality control efforts, we may discover that our subcontractors were engaging in improper construction practices or installing defective materials in our homes. When we discover these issues, we, generally through our subcontractors, repair the homes in accordance with our new home warranty and as required by law. We typically reserve approximately 0.5% of the selling price of each home we sell to provide customer service to our homebuyers, which is subject to change based on our warranty experience. These reserves are established based on market practices, our historical experiences, and our judgment of the qualitative risks associated with the types of homes built. However, the cost of satisfying our warranty and other legal obligations in these instances may be significantly higher than our warranty reserves, and we may be unable to recover the cost of repair from such subcontractors. Regardless of the steps we take, we can in some instances be subject to fines or other penalties, and our reputation may be injured.

Additionally, although subcontractors are independent of the homebuilders that contract with them under normal management practices and the terms of trade contracts and subcontracts within the homebuilding industry, if regulatory agencies deem the employees of our subcontractors to be our employees, we could be responsible for wage, hour and other employment-related liabilities of our subcontractors.

We are subject to extensive governmental regulation, which may substantially increase our costs of doing business and negatively impact our financial condition and results of operations. Failure to comply with laws and regulations by our employees or representatives may harm us.

Our Homebuilding operations, including land development activities, are subject to extensive federal, state and local statutes, ordinances, rules and regulations, including environmental, zoning and land use, building, employment and worker health and safety regulation. These regulations affect all aspects of the homebuilding process and can substantially delay or increase the costs of homebuilding activities, even on land for which we already have approvals. In addition, larger land parcels are generally undeveloped and may not have all of the governmental approvals necessary to develop and construct homes. If we are unable to obtain these approvals or obtain approvals that restrict our ability to use the land in ways we do not anticipate, the value of the parcel will be negatively impacted. During the development process, we must obtain a number of approvals from various governmental authorities that regulate matters such as:

•	permitted land uses, levels of density and architectural designs;

•	the building of roadways and creation of traffic control mechanisms and the installation of infrastructure for utility services, such as water, sewage and waste disposal, drainage and storm water control, electricity and natural gas;

•	the dedication of acreage for open space, parks, schools and other community services; and

•	the preservation of habitat for endangered species and wetlands, storm water control and other environmental matters.

These government entities often have broad discretion in exercising their approval authority. The approval process can be lengthy and cause significant delays or result in a temporary or permanent halt to the development process. The approval process may involve public input and public hearings and may also be opposed by neighboring landowners, consumer or environmental groups, among others, which in turn can also cause significant delays or permanently halt the development process. Litigation challenging government approvals could also cause significant delays or halt the development process. Delays or a temporary or permanent halt in the development process can cause substantial increases to development costs, delays in constructing and selling homes, or cause us to abandon the project and to sell the affected land at a loss, which in turn could harm our results of operations.

In addition, new housing developments are often subject to various assessments for schools, parks, streets, highways and other public improvements. The costs of these assessments can be substantial and can cause increases in the effective prices of our homes, which in turn could reduce our sales and/or profitability.

Our projects may also contain water features such as lakes or marinas for boating or other recreational activities. These water features may be subject to governmental regulations that could result in high maintenance costs. Additionally, there is the potential for liability related to recreational use by residents and guests.

As climate change concerns grow, legislation and regulatory activity is expected to continue and become more onerous. Similarly, energy-related initiatives will impact a wide variety of companies throughout the world and because our operations are heavily dependent on significant amounts of raw materials, such as lumber, steel, and concrete, these initiatives could have an indirect adverse effect on our business, financial condition and results of operations to the extent the suppliers of our materials are burdened with expensive or onerous energy or environmental-related regulations. Additionally, energy efficiency requirements imposed by government regulations on new housing development could add to building costs, which in turn could reduce profitability.

Our title insurance operations are subject to applicable insurance and other laws and regulations. Failure to comply with these requirements can lead to administrative enforcement actions, the loss of required licenses and other required approvals, claims for monetary damages or demands for loan repurchase from investors, and rescission or voiding of the loan by the homebuyer.

Moreover, Florida has enacted legislation to regulate homeowner associations, which affects the master and condominium associations we manage or control in our communities. Furthermore, we are also subject to state legislation and U.S. Internal Revenue Service (“IRS”) rulings pertaining to community development districts (“CDDs”). A CDD is a local, special purpose government framework authorized by Florida’s Uniform Community Development District Act of 1980, as amended, and provides a mechanism to manage and finance the infrastructure required to develop new communities. CDDs are legal entities with the ability to enter into contracts, own property, sue and be sued, and impose and levy taxes and/or assessments. CDDs are subject to audit and rulings from the IRS with respect to the tax-exempt status of their bonds.

It is possible that individuals acting on our behalf (including our contractors and their subcontractors) could intentionally or unintentionally violate some of the foregoing federal, state and local laws and regulations. Although we endeavor to take immediate action if we become aware of such violations, we may incur fines or penalties as a result of those actions and our reputation with governmental agencies and our buyers may be damaged. Further, other acts of bad judgment may also result in negative financial consequences.

Compliance with applicable environmental laws may substantially increase our costs of doing business, which could negatively impact our financial condition and results of operations.

We are subject to various federal, state and local environmental laws and regulations relating to the operation of our properties, which are administered by numerous federal, state and local governmental agencies. Our growth and development opportunities may be limited and more costly as a result of legislative, regulatory or municipal requirements. Compliance with these laws and regulations may also restrict or delay our homebuilding activity. The inability to grow our business or pay these costs could reduce our profitability. Additionally, our operating costs may also be affected by our compliance with, or our being subject to, environmental laws, ordinances and regulations relating to hazardous or toxic substances of, under, or in our properties. These costs could be significant and could result in decreased profitability or the inability to develop our land as originally intended.

Despite our past ability to obtain necessary permits and approvals for our communities, we anticipate that increasingly stringent requirements will be imposed on developers and homebuilders in the future. Although we cannot predict the effect of these requirements, they could result in time-consuming and expensive compliance programs and in substantial expenditures, which could cause delays and increase our cost of operations. We may also become subject to challenges by third-parties, such as environmental groups or neighborhood associations, under environmental laws and regulations to the permits and other approvals for our projects and operations. In those cases where an endangered or threatened species is involved and a related agency rule-making and litigation are ongoing, the outcome of such rule-making and litigation can be unpredictable and can result in unplanned or unforeseeable restrictions on or the prohibition of development and building activity in identified environmentally sensitive areas. In addition, the continued effectiveness of permits already granted or approvals already obtained is dependent upon many factors, some of which are beyond our control, such as changes in policies, rules, and regulations and their interpretation and application. Environmental regulations can also have an adverse impact on the availability and price of certain raw materials such as lumber.

From time to time, the U.S. Environmental Protection Agency and similar federal or state agencies conduct inspections of our properties for compliance with these environmental laws and a failure to strictly comply may result in an assessment of fines and penalties and an obligation to undertake corrective actions. Any such enforcement actions may increase our costs.

Under various environmental laws, current or former owners or operators of real estate, whether leased or owned, as well as certain other categories of parties, may be required to investigate and clean up hazardous or toxic substances or petroleum product releases, and may be held liable to a governmental entity or to third-parties for related damages, including bodily injury, and investigation and clean-up costs incurred by such parties in connection with the contamination, regardless of whether such contamination or environmental conditions were created by us or a prior owner or tenant, or by a third-party or neighboring property. The costs of any required removal, investigation or remediation of such substances or the costs of defending against environmental claims may be substantial. The presence of such substances, or the failure to remediate such substances properly, may also adversely affect our ability to sell the land or to borrow using the land as security. Although environmental site assessments conducted at our properties have not revealed any environmental liability that we believe would have a material adverse effect on our business, financial condition or results of operations, and we are not aware of any material environmental liability or concerns, there can be no assurances that the environmental assessments that we have undertaken have revealed all potential environmental liabilities, or that an environmental condition does not otherwise exist as to any one or more of our properties that could have a material adverse effect on our business, financial condition or results of operations.

Government entities in regions where we operate have adopted or may adopt slow or no growth initiatives, which could adversely affect our ability to build or timely build in these areas.

Local governments in some of the areas where we operate have approved, and others where we operate or may operate in the future may also approve, various “slow growth” or “no growth” homebuilding initiatives and other ballot measures that could negatively impact the availability of land and building opportunities within those jurisdictions. Approval of “slow growth,” “no growth” or similar initiatives (including the effect of these initiatives on existing entitlements and zoning) could adversely affect our ability to build or timely build and sell homes in the affected markets and/or create additional administrative and regulatory requirements and costs, which, in turn, could have an adverse effect on our business, financial condition and results of operations.

Substantial increases in mortgage interest rates or the unavailability of mortgage financing could lead to fewer home sales, which would reduce our revenues.

Our Homebuilding and Real Estate Services businesses depend on the ability of some homebuyers to obtain financing for the purchase of their homes. Since 2009, the mortgage lending industry in the United States has experienced significant instability, beginning with increased defaults on subprime loans and other nonconforming loans and compounded by expectations of increasing interest payment requirements and further defaults. This in turn resulted in a decline in the market value of many mortgage loans and related securities. Lenders, regulators and others questioned the adequacy of lending standards and other credit requirements for several loan products and programs offered in recent years. Credit requirements have tightened, and investor demand for mortgage loans and mortgage-backed securities has declined. The deterioration in credit quality during the downturn had caused almost all lenders to stop offering subprime mortgages and most other loan products that do not conform to Fannie Mae, Freddie Mac and FHA standards. Fewer loan products, tighter loan qualifications and a reduced willingness of lenders to make loans may continue to make it more difficult for certain buyers to finance the purchase of our homes. These developments may delay the continued improvement in the housing market. If our potential homebuyers, the buyers of our homebuyers’ existing homes or other customers of our Real Estate Services businesses cannot obtain suitable financing, our business, financial condition and results of operations could be adversely affected.

Additionally, as a result of the turbulence in the credit markets and mortgage finance industry, the federal government has taken on a significant role in supporting mortgage lending through its conservatorship of Fannie Mae and Freddie Mac, both of which purchase home mortgages and mortgage-backed securities originated by mortgage lenders, and its insurance of mortgages originated by lenders through the FHA. The liquidity provided by Fannie Mae and Freddie Mac to the mortgage industry has been very important to the housing market. Several federal government officials have proposed changing the nature of the relationship between Fannie Mae and Freddie Mac and the federal government and even nationalizing or eliminating these entities entirely. If Fannie Mae and Freddie Mac were dissolved or if the federal government determined to stop providing liquidity support to the mortgage market, there would be a reduction in the availability of the financing provided by these institutions. Any such reduction would likely have an adverse effect on interest rates, mortgage availability and the sales of new homes. It is also possible that these entities, as reformed, or the successors to these entities may require changes to the way title insurance is priced or delivered, changes to standard policy terms or other changes, which may make the title insurance business less profitable and adversely affect our title insurance operations.

Moreover, the FHA insures mortgage loans that generally have lower loan payment requirements and qualification standards compared to conventional guidelines, and as a result, can be a source for financing the sale of our homes. In recent years, lenders have taken a more conservative view of FHA guidelines causing significant tightening of borrower eligibility for approval. Availability of condominium financing and minimum credit score benchmarks has reduced opportunity for those buyers. In the near future, further restrictions are expected on FHA-insured loans, including limitations on seller-paid closing costs and concessions. This or any other restriction may negatively affect the availability or affordability of FHA financing, which could adversely affect the volume of homes sold to those buyers seeking FHA financing.

The passage of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) in July 2010 implemented new requirements relating to residential mortgages and mortgage lending practices. These include, among other things, minimum underwriting standards, limitations on certain fees and incentive arrangements, retention of credit risk and remedies for borrowers in foreclosure proceedings. The effect of such provisions may reduce the availability of loans to borrowers and/or increase the costs to borrowers to obtain such loans. Any such reduction could adversely affect our home sales, financial condition and results of operations.

Our ability to utilize our net operating loss carryforwards is limited as a result of previous “ownership changes” as defined in Section 382 of the Internal Revenue Code of 1986, as amended, and may become further limited if we experience future ownership changes under Section 382 of the Code or if we do not generate enough taxable income in the future.

As of June 30, 2014, we had recorded a deferred tax asset of $121.1 million, which was net of a valuation allowance of $70.3 million. Additionally, as of December 31, 2013, we had (i) $302.2 million of net operating loss (“NOL”) carryforwards for U.S. federal income tax purposes and (ii) $276.3 million of NOL carryforwards for Florida income and franchise tax purposes, a portion of which were subject to our deferred tax asset valuation allowance. Under U.S. federal income tax law, we generally can use our NOL carryforwards (and certain related tax credits) to offset ordinary taxable income, thereby reducing our U.S. federal income tax liability, for up to 20 years from the year in which the losses were generated, after which time they will expire. State NOL carryforwards (and certain related tax credits) generally may be used to offset future state taxable income for a period of time ranging from 5 to 20 years from the year in which the losses were generated, depending on the state, after which time they will expire. Moreover, the rate at which we can utilize our federal NOL carryforwards is also limited (which could result in NOL carryforwards expiring prior to their use) each time we experience an “ownership change,” as determined under Section 382 of the Internal Revenue Code of 1986, as amended (“Section 382”). A Section 382 ownership change generally occurs if one or more shareholders who are each deemed to own at least 5% of our stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. If an ownership change occurs, Section 382 generally imposes an annual limit on the amount of post-ownership change U.S. federal taxable income that may be offset with pre-ownership change federal NOL carryforwards equal to the product of the total value of our outstanding equity immediately prior to the ownership change (reduced by certain items specified in Section 382) and the U.S. federal long-term tax-exempt rate in effect at the time of the ownership change. A number of special and complex rules apply in calculating this Section 382 limitation. While the complexity of Section 382 makes it difficult to determine whether and when an ownership change has occurred, we believe that we have previously experienced ownership changes affecting our current federal NOL carryforwards. Most states, including Florida, have statutes or provisions in their tax codes that function similarly to the federal rules under Section 382. Moreover, our ability to use our federal and state NOL carryforwards may be limited if we fail to generate enough taxable income in the future before they expire, which may be the result of changes in the markets in which we do business, our profitability and/or general economic conditions. Existing and future limitations under

Section 382 and other similar statutes and our inability to generate enough taxable income in the future could result in a substantial portion of our federal and state NOL carryforwards expiring before they are used and, therefore, could reduce the value of our deferred tax assets. If our future results of operations are less than projected or if the timing and jurisdiction of our future taxable income varies from our estimates, an increase in the Company’s deferred tax asset valuation allowance may be required at that time, thereby resulting in an increase in our income tax provision for financial reporting purposes. Furthermore, our expectations for our use of our deferred tax assets are based on numerous assumptions and we can give no assurances that these assumptions will be accurate.

We may not be successful in our efforts to identify, complete or integrate acquisitions, which could adversely affect our results of operations and future growth.

A principal component of our business strategy is to continue to grow profitably in a controlled manner, including, where appropriate, through land and other acquisitions. Any future acquisitions would be accompanied by risks such as:

•	our inability to obtain development and other approvals from various governmental authorities necessary to close acquisitions;

•	the overvaluation of our targeted acquisitions;

•	diversion of our management’s attention from ongoing business concerns;

•	our potential inability to maximize our financial and strategic position through the successful incorporation or disposition of operations;

•	difficulties in assimilating the operations and personnel of acquired companies or businesses; and

•	difficulties involved in acquisitions that are outside of our existing markets.

Moreover, acquisitions may require us to incur or assume additional indebtedness, resulting in increased leverage. Such additional indebtedness may be secured and holders of such secured indebtedness would have claims that are prior to your claims as holders of the new notes to the extent of the value of the assets securing such indebtedness. Any significant acquisition may also result in a weakening of our financial condition and an increase in our cost of borrowings.

We cannot guarantee that we will be successful in implementing our acquisition strategy, and growth may not continue at historical levels, or at all. The failure to identify or complete acquisitions, or successfully execute our plans for an acquisition, could adversely affect our future growth. Specifically, any delays or difficulties encountered prior to or after the closing of such acquisitions could increase costs and otherwise affect our business, financial condition and results of operations.

Additionally, while we typically enter into purchase or option contracts for the acquisition of land, there can be no assurances that even after execution of these contracts we will be able to consummate these acquisitions on the terms included therein or at all, because, but not limited to, of our inability to obtain governmental approvals and entitlements, matters uncovered in due diligence, including environmental and title matters, and other regulatory and community issues. Moreover, in some cases where we do not go forward with an acquisition, we may lose our deposits and/or be unable to recover our due diligence, development and other transaction costs and expenses. When we enter into non-binding letters of intent for land acquisitions, for example, it is also possible that we may choose not to or may be unable to, for reasons beyond our control, enter into binding agreements. Additionally, in any land acquisition, we may underestimate land development costs, which could reduce our profitability.

Even if we overcome these challenges and risks, we may not realize the anticipated benefits of these acquisitions and there may be other unanticipated or unidentified effects. While we would typically seek protection through warranties and indemnities, as applicable, significant liabilities may not be identified in due diligence or come to light after the expiration of any warranty or indemnity periods. Additionally, while we would seek to limit our ongoing exposure, for example, through liability caps and period limits on warranties and indemnities in the case of disposals, some warranties and indemnities may give rise to unexpected and significant liabilities. Any claims arising in the future may adversely affect our business, financial condition and results of operations.

We participate in certain joint ventures where we may be adversely impacted by the failure of the joint venture or the other partners in the joint venture to fulfill their obligations.

We selectively enter into business relationships through partnerships and joint ventures with unrelated third-parties. These partnerships and joint ventures have historically been utilized to acquire, develop, market and operate timeshare, golf course and other amenity projects. Our joint venture operations face all of the inherent risks associated with real estate and construction, such as obtaining permits, complying with applicable federal, state and local laws and regulations, and obtaining financing, that are described elsewhere in this “Risk Factors” section. We face the additional risk that our partners may not meet their financial obligations or could have or develop business interests, policies or objectives that are inconsistent with ours. Therefore, we depend heavily on the other partners in each joint venture to both cooperate and make mutually acceptable decisions regarding the conduct of the business and affairs of the joint venture and ensure that they, and the joint venture, fulfill their respective obligations to us and to third-parties. If the other partners in our joint ventures do not provide such cooperation or fulfill those obligations due to their financial condition, strategic business interests (which may be contrary to ours), or otherwise, we may be required to spend additional resources and suffer losses, each of which could be significant. Moreover, our ability to recoup such expenditures and losses by exercising remedies against such partners may be limited due to potential legal defenses they may have, their respective financial condition and other circumstances. Furthermore, the termination of a joint venture may also give rise to lawsuits and legal costs.

Although our joint ventures do not have outstanding debt, the partners may agree to incur debt to fund partnership and joint venture operations in the future. If our joint ventures incur indebtedness in the future, the lenders may require us and the other partners to provide guarantees and indemnities to the lenders with respect to the joint venture’s debt, which may be triggered under certain conditions when the joint venture fails to fulfill its obligations under its loan agreements.

Tax law and interest rate changes could make home ownership more expensive or less attractive.

Tax law changes could make home ownership more expensive or less attractive. Significant expenses of owning a home, including mortgage interest expense and real estate taxes, generally are deductible expenses for an individual’s federal and, in some cases, state income taxes subject to various limitations under current tax law. Various proposals have been publicly discussed to limit mortgage interest deductions and the exclusion of gain from the sale of a principal residence. If the federal government or a state government changes its income tax laws, including as some lawmakers have proposed, to eliminate or substantially modify these income tax deductions without offsetting provisions, then the after-tax cost of owning a new home would increase substantially for many of our potential buyers. This could adversely impact demand for and/or selling prices of new homes.

Increases in property tax rates by local governmental authorities, as experienced in response to reduced federal and state funding, could adversely affect the ability of potential buyers to obtain financing or their desire to purchase new homes. Fees imposed on developers to fund schools, open spaces, road improvements, and/or provide low and moderate income housing, could increase our costs and have an adverse effect on our operations.

Additionally, availability of mortgage financing and increases in interest rates as a result of changes to U.S. monetary policies could significantly increase the costs of owning a home by making it more costly or extremely difficult to obtain financing, which in turn would adversely impact demand for and selling prices of homes. Any increases in interest rates could adversely affect our business, financial condition and results of operations. As a result, the market price of the new notes and the value of your investment may decline.

Our sales, revenues, financial condition and results of operations may be adversely affected by natural disasters.

The Florida climate presents risks of natural disasters. To the extent that hurricanes, severe storms, floods, wildfires, soil subsidence and other weather-related and geological events, including sinkholes, or other natural disasters or similar events occur, our business may be adversely affected by requiring us to delay or halt construction, experience shortages in labor and raw materials, or to perform potentially costly repairs to our projects under construction and unsold homes. There is also the possibility of environmental disasters occurring, such as oil spills in the Gulf of Mexico, which could result in costly repairs to our properties in affected areas and negatively impact the demand for new homes in those areas and otherwise adversely affect our business operations in the affected areas. There is also growing concern from the scientific community that an increase in average temperatures globally due to emissions of greenhouse gases and other human activities will cause significant changes in global weather patterns and, as a result, increase the frequency and severity of natural disasters. In the future, certain losses may not be insurable and a sizable uninsurable loss could materially affect our business. In addition, due to the concentrated nature of our operations, natural disasters affecting more than one of our Florida markets could result in a relatively greater impact on our results of operations than they might have on other companies that have a more diversified portfolio of operations. See “—Our geographic concentration in Florida could adversely affect us if the homebuilding industry in Florida should decline.”

We may suffer uninsured losses or suffer material losses in excess of insurance limits.

We could suffer physical damage to property and liabilities resulting in losses that may not be fully compensated by insurance. Additionally, certain types of risks, such as personal injury claims, may be, or may become in the future, either uninsurable or not economically insurable, or may not be currently or in the future covered by our insurance policies. Should an uninsured loss or a loss in excess of insured limits occur, we could sustain financial loss or lose capital invested in the affected property as well as anticipated future income from that property. Moreover, we have a number of properties in Florida that are susceptible to hurricanes and tropical storms. While we generally carry windstorm and flood coverage with respect to these properties, the policies contain per occurrence deductibles and aggregate loss limits and sub-limits that limit the amount of proceeds that we may be able to recover. Additionally, we could be liable to repair damage or meet liabilities caused by uninsured or excluded risks. We may be liable for any debt or other financial obligations related to affected property. Material losses or liabilities in excess of insurance proceeds may occur in the future.

We act as a title agent and are subject to audits and contractual obligations due to our title insurance operations.

We act as a title agent for underwriters through our subsidiary, Watermark Realty, Inc. The title insurance industry is closely regulated by the Florida Department of Financial Services, Office of Insurance Regulation. These regulations impose licensing and other compliance requirements upon our title insurance business and require that we offer title insurance products in accordance with a promulgated rate schedule.

As a result of our position as a title agent, we are subject to regular and routine audits by title insurance underwriters for which we issue title policies. These audits review our compliance and risk management pertaining to escrow procedures, as well as our regulatory and underwriting procedures.

Additionally, we are subject to compliance with the procedures imposed by our agency contracts with the underwriters. Title agencies are subject to liability in the event of any breach thereof arising from deviations from the agency contract requirements, including indemnifying the underwriter for claims.

Our real estate brokerage business is generally subject to intense competition.

We compete with other national real estate organizations, regional independent real estate organizations, discount brokerages, and smaller niche companies competing in local areas. Real estate brokers compete for sales and marketing business primarily on the basis of services offered, reputation, utilization of technology, personal contacts and brokerage commission.

Additionally, the real estate brokerage industry has minimal barriers to entry for new participants, including participants pursuing non-traditional methods of marketing real estate, such as Internet-based brokerage or brokers who discount their commissions. Discount brokers have had varying degrees of success and, while they were negatively impacted by the prolonged downturn in the residential housing market, they may adjust their model and increase their market presence in the future. Listing aggregators and other web-based real estate service providers may also begin to compete for our company-owned brokerage business by establishing relationships with independent real estate agents and/or buyers and sellers of homes.

We also compete for the services of qualified licensed independent real estate agents. Some of the firms competing for real estate agents use a different model of compensating agents, in which agents are compensated for the revenue generated by other agents that they recruit to those firms. This business model may be appealing to certain agents and hinder our ability to attract and retain those agents. The ability of our brokerage offices to retain independent real estate agents is generally subject to numerous factors, including the sales commissions they receive and their perception of brand value. Competition for real estate agents could reduce the commission amounts we retain after giving effect to the split with independent real estate agents, and possibly increase the amounts that we spend on marketing.

Independent real estate agents that work for our real estate brokerage business could take actions that could harm our business.

The real estate agents that work for our real estate brokerage business are independent contractors, and, as such, are not our employees, and we do not exercise control over their day-to-day operations. If these independent real estate agents were to provide diminished quality of service to buyers, our image and reputation may suffer materially and adversely affect our results of operations.

Additionally, independent real estate agents may engage or be accused of engaging in unlawful or tortious acts such as, for example, violating the anti-discrimination requirements of the Fair Housing Act. Such acts or the accusation of such acts could harm our image, reputation and goodwill.

Our real estate brokerage business must comply with the requirements governing the licensing and conduct of real estate brokerage and brokerage-related businesses in the jurisdictions in which we do business.

We are subject to various laws and regulations containing general standards for and limitations on the conduct of real estate brokers and sales associates, including those relating to licensing of brokers and sales associates, administration of escrow funds, collection of commissions, advertising and consumer disclosures. Under Florida state law, real estate brokers have certain duties to supervise and are responsible for the conduct of their brokerage business. Although real estate sales agents historically have been classified as independent contractors, rules and interpretations of state and federal employment laws and regulations could change, including those governing employee classification and wage and hour regulations, and these changes may impact industry practices and our real estate brokerage operations. Florida state law requires real estate brokers to supervise the activities of their sales associates.

Our development, construction and sale of condominiums are subject to state regulation and claims from the homeowners association at each project.

A portion of our business is dedicated to the formation and sale of condominiums and subdivisions. Condominiums in the state of Florida are regulated by the State of Florida Department of Business and Professional Regulation (the “Department”). In connection with our development of condominiums and offering of condominium units for sale, we must submit regulatory filings to the Department, which will respond to and comment on our applications, and we are subject to Florida’s Condominium Act. Although we retain control of the condominium associations at a number of our projects, we are required to transfer control of the condominium association’s board of directors once we trigger one of several statutory thresholds, with the most likely triggers being tied to the sale of not less than a majority of units to third-party owners. Although we maintain reserves for turnover purposes, transfer of control can result in claims with respect to deficiencies in operating funds and reserves, construction defects and other condominium-related matters by the condominium association and/or the third-party condominium unit owners. Any material claims in these areas in excess of our reserves could negatively affect our reputation in condominium development and ultimately have a material adverse effect on our operations as a whole.

Subdivisions are not regulated by the state of Florida, but there are statutory provisions governing subdivisions and homeowners associations that we must follow. As with condominium associations, although we retain control of the homeowners associations at a number of our projects, we are required to transfer control of the homeowners association’s board of directors once we trigger one of several statutory thresholds, with the most likely triggers being tied to the sale of not less than a majority of subdivided home sites to third-party owners. Transfer of control can result in claims with respect to deficiencies in operating funds and reserves (to the extent applicable), construction defects and other subdivision-related matters by the homeowners association and/or the third-party subdivided lot owners. Any material claims in these areas could negatively affect our reputation in subdivision development and ultimately have a material adverse effect on our operations as a whole.

Shortfalls in association revenues leading to increased levels of homeowner association deficit funding could negatively affect our business.

As a developer, we typically deficit fund the homeowner associations we control until the turnover of the association to the residents. If we have insufficient sales of homes in any community, or if the number of delinquencies with respect to the payment of association assessments by the homeowners increases in any of our communities (in each case resulting in shortfalls in association revenues), our deficit funding levels may increase from historical levels, which could have an adverse impact on our financial condition and results of operations.

Increased insurance risk and adverse changes in economic conditions could negatively affect our business.

Insurance and surety companies are continuously re-examining their business risks, and have taken actions including increasing premiums, requiring higher self-insured retentions and deductibles, requiring additional collateral on surety bonds, reducing limits, restricting coverage, imposing exclusions, such as mold damage, sinkholes, sabotage and terrorism, and refusing to underwrite certain risks and classes of business. Any increased premiums, mandated exclusions, change in limits, change in coverage, change in terms and conditions or reductions in the amounts of bonding capacity available may adversely affect our ability to obtain appropriate insurance coverage at reasonable costs, which could have a material adverse effect on our financial condition and results of operations.

Warranty, liability and other claims that arise in the ordinary course of business may be costly, which could adversely affect our business.

As a homebuilder, we have been, and continue to be, subject to construction, architectural and design defects, product liability and home warranty claims in the ordinary course of business, including claims related to moisture intrusion and mold. These claims are common to the homebuilding industry and can be costly.

In certain legal proceedings, plaintiffs may seek class action status with potential class sizes that vary from case to case. Class action lawsuits can be costly to defend and, if we were to lose any certified class action suit, could result in substantial potential liability for us. We record reserves, if necessary, for such matters in our consolidated financial statements. With respect to certain general liability exposures, including construction defect, moisture intrusion and related mold claims and product liability, interpretation of underlying current and future trends, assessment of claims and the related liability and reserve estimation process is highly judgmental due to the complex nature of these exposures, with each exposure exhibiting unique circumstances. Furthermore, once claims are asserted for construction defects, it is difficult to determine the extent to which the assertion of these claims will expand geographically.

Although we maintain warranty and other reserves, we obtain insurance for construction defect claims and generally seek to require our subcontractors and design professionals to indemnify us for some portion of liabilities arising from their work. Such policies and reserves may not be available or adequate to cover liability for damages, the cost of repairs, and/or the expense of litigation surrounding current claims. Future claims may also arise out of uninsurable events or circumstances not covered by insurance and not subject to effective indemnification agreements with our subcontractors. In addition, our future results of operations for any particular quarterly or annual period could be materially adversely affected by changes in our estimates and assumptions related to these proceedings, or due to the ultimate resolution of the litigation. Furthermore, one or more of our insurance carriers could become insolvent. Any actual or threatened claim against us, regardless of its merit, may lead to negative publicity, which could adversely affect our reputation and home sales.

We may lose or fail to attract and retain key employees and management personnel.

An important aspect of our competitiveness is our ability to attract and retain key employees and management personnel. Our ability to do so is influenced by a variety of factors, including the compensation we award, changes in immigration laws, trends in labor force migration, and other fluctuations in the labor market. If any of our key personnel were to cease employment with us, our operating results could suffer. Our ability to retain our key personnel or to attract suitable replacements should any members of our management team leave is dependent on the competitive nature of the employment market. Furthermore, the process of attracting and retaining suitable replacements for key personnel whose services we may lose would result in transition costs and would divert the attention of other members of our senior management away from our existing operations. In addition, we do not maintain key person insurance in respect of any members of our senior management team. The loss of any of our management members or key personnel could adversely impact our business, financial condition and results of operations.

To effectively compete in our industry, we must ensure that the experience and knowledge of our employees is institutionalized and is not lost when personnel leave our Company due to retirement, redundancy, or other reasons. Failure to do so would adversely affect our standard of service to our homebuyers and other customers, financial condition and results of operations.

We may be subject to claims that were not discharged in our bankruptcy proceedings, which could have an adverse effect on our results of operations and profitability.

On August 4, 2008, our predecessor company and certain of its subsidiaries (collectively, the “Debtors”) filed voluntary petitions for reorganization relief under Chapter 11 of Title 11 (“Chapter 11”) of the U.S. Bankruptcy Code (the “Bankruptcy Code”) in the U.S. Bankruptcy Court for the District of Delaware in Wilmington (the “Bankruptcy Court”). The Chapter 11 cases so commenced are referred to herein as the “Chapter 11 Cases.” The Debtors filed an initial joint plan of reorganization and related disclosure statement on June 8, 2009, a first amended joint plan of reorganization and disclosure statement on July 1, 2009 and a second amended joint plan of reorganization and disclosure statement on July 17, 2009 (the “Plan”). The Plan received formal endorsement of both the senior secured creditors and the official committee of unsecured creditors and was confirmed by the Bankruptcy Court on August 26, 2009 (the “Confirmation Order”). The Plan was declared effective on September 3, 2009 (the “Effective Date”) and the Debtors emerged from bankruptcy on that date.

Substantially all of the material claims relating to the operation of our business prior to the Effective Date of the Plan were resolved pursuant to the Plan and the Confirmation Order. Additionally, the Bankruptcy Code provides that the confirmation of a plan of reorganization discharges a debtor from substantially all debts arising prior to the date of such confirmation. With a few exceptions, all claims relating to the operation of our business that arose prior to September 3, 2009 are either (1) subject to compromise and/or treatment under the Plan, or (2) discharged, in accordance with the Bankruptcy Code and terms of the Plan and the Confirmation Order. Circumstances in which claims and other obligations that arose prior to September 3, 2009 were not discharged primarily relate to executory contracts assumed in connection with the Chapter 11 Cases, any liability (if any)

that does not fall into the definition of ‘claim’ under section 101(5) of the Bankruptcy Code, any non-dischargeable liability pursuant to section 1141(d)(6) of the Bankruptcy Code and, potentially, instances where a claimant had inadequate notice of the Chapter 11 Cases. Moreover, although the Plan contains various mechanisms and provisions intended to protect us from any liability for any act or omission occurring prior to September 3, 2009 or a condition in existence as of September 3, 2009, persons have attempted and may continue to attempt to construe claims on account of such acts, omissions, or conditions as arising after September 3, 2009. The ultimate resolution of such claims and other obligations may have a material adverse effect on our results of operations and profitability.

Inflation may result in increased costs that we may not be able to recoup if housing demand declines.

Inflation can have an adverse impact on our results of operations because increasing costs of land, materials and labor may require us to increase the selling prices of homes in order to maintain satisfactory margins. If there is a reversal or slowing of the current housing market recovery, we may not be able to increase our home selling prices to help stimulate sales due to competition in the industry. As a result, we may have to decrease home selling prices, which could require us to reduce the carrying value of our land inventory. In such an environment, we may not be able to raise home prices sufficiently to keep up with the rate of inflation and our margins could decrease. Moreover, our cost of capital increases as a result of inflation and the purchasing power of our cash resources declines. Current or future efforts by the government to stimulate the economy may increase the risk of significant inflation and its adverse impact on our business, financial condition and results of operations.

An increase in home order cancellations could adversely impact our financial condition and results of operations.

During the six months ended June 30, 2014 and 2013, 5.9% and 3.7% of our total home orders were canceled, respectively. During the years ended December 31, 2013, 2012 and 2011, 4.7%, 3.0% and 2.8% of our total home orders were canceled, respectively. These buyers contracted to buy a home but did not close on the transaction whether due to the economic downturn, failure to satisfy contingencies, mutual termination, default by the buyer, or otherwise. An increase in the rate or number of cancellations may adversely impact our home sales revenues and results of operations, as well as our backlog. In cases of cancellations, we remarket the home and usually retain any deposits that we are permitted to retain. These deposits may not cover the additional carrying costs and costs to resell the home.

Real estate investments are relatively illiquid and we may be unable to quickly sell our properties for satisfactory prices in response to adverse changes in economic or financial conditions.

Due to the relative lack of liquidity in real estate investments, we may be limited in our ability to respond to changes in economic or financial conditions by quickly selling our properties. As a result, we would be forced to hold properties that do not generate any revenues. We may have to sell homes or land at a loss and we may have to record impairment charges. In addition, we face the general unpredictability of the real estate market and may not always know whether we can sell homes at the prices we set or how long it may take to find a buyer and to close the sale of a property.

Poor relations with the residents of our communities could negatively impact sales, which could cause our revenues and/or results of operations to decline.

As a community developer, we may be expected by community residents from time to time to resolve any real or perceived issues or disputes that may arise in connection with the operation, development and/or turnover of our communities. Any efforts made by us in resolving these issues or disputes could be deemed unsatisfactory by the affected residents and any subsequent action by these residents could negatively impact sales, which could cause our revenues and/or results of operations to decline. In addition, we could be required to make material expenditures related to the settlement of such issues or disputes or modify our community development plans, which could adversely affect our business, financial condition and results of operations.

We may become subject to litigation, which could materially and adversely affect us.

In the future, we may become subject to litigation, including claims relating to our operations, securities offerings and otherwise in the ordinary course of business. Some of these claims may result in significant defense costs and potentially significant judgments against us, some of which are not, or cannot be, insured against. We cannot be certain of the ultimate outcomes of any claims that may arise in the future. Resolution of these types of matters against us may result in significant fines, judgments, or settlements, which, if uninsured, or if the fines, judgments and settlements exceed insured levels, could adversely impact our earnings and cash flows, thereby materially and adversely affecting us. Certain litigation or the resolution of certain litigation may affect the availability or cost of some of our insurance coverage, which could materially and adversely impact us, expose us to increased risks that would be uninsured, and materially and adversely impact our ability to attract directors and officers.

A major health and safety incident could adversely affect our operations, create potential liabilities and harm our reputation.

Construction sites and our Homebuilding operations pose inherent health and safety risks to our employees and others. Due to regulatory requirements and the scale of our business, our health and safety performance is vital for the continued success of our business. A major health and safety incident may cause us to incur penalties and could expose us to liabilities. In addition, we may face significant negative publicity, which would adversely affect our reputation and relationships with members of the community, regulatory agencies and suppliers or contractors.

Information technology failures and data security breaches could harm our business.

We use information technology and other computer resources to carry out important operational and marketing activities as well as to maintain our business and employee records. Many of these resources are provided to us and/or maintained on our behalf by third-party service providers pursuant to agreements that specify certain security and service level standards. Performance or security failures could expose us to operational and reporting risk and failures, as well as exposure to information security and privacy protection issues.

We may face utility or resource shortages or cost fluctuations, which could have an adverse effect on our operations.

A shortage of utilities or natural resources in geographic areas in which we operate may make it difficult for us to obtain regulatory approvals to begin our projects. Our existing projects may also be delayed, which would impose additional costs and jeopardize our ability to complete construction and meet our contractual obligations. Such shortages could adversely affect our inventories, particularly concrete and drywall, and could reduce demand for our homes and adversely affect our business.

Additionally, municipalities may restrict or place moratoriums on the availability of utilities, such as water and sewer taps. Such actions may cause delays in our projects, increase our costs, or limit our ability to operate in those geographic areas, which could adversely affect our business.

Risks Related to Our Indebtedness

We intend to use leverage in executing our business strategy, which may adversely affect our business, financial condition or results of operations and prevent us from fulfilling our obligations under the new notes.

We intend to employ prudent levels of leverage to finance our business, including the acquisition and development of our home sites and construction of our homes. As of June 30, 2014, we had $250.0 million of total aggregate principal amount of debt outstanding. On August 7, 2013, we completed the 2013 Offering. The net proceeds from the 2013 Offering were $195.5 million after deducting fees and expenses payable by us. We used $127.0 million of the net proceeds from the 2013 Offering to voluntarily prepay the entire principal amount outstanding of our variable-rate Senior Secured Term Notes due 2017 (the “2017 Senior Secured Term Notes”), of which $125.0 million in aggregate principal amount was outstanding, at a price equal to 101% of the principal amount, plus accrued and unpaid interest. Additionally, during August 2013, we entered into a four-year senior unsecured revolving credit facility in an aggregate amount of up to $75.0 million (the “Revolving Credit Facility”). As of June 30, 2014, we had $284.5 million of available liquidity from cash and cash equivalents, the Revolving Credit Facility and our five-year $10.0 million secured senior loan with Stonegate Bank (the “Stonegate Loan”). See Note 12 to our audited consolidated financial statements included in our Annual Report and Note 8 to our unaudited consolidated financial statements included in our Quarterly Reports, each of which are incorporated by reference in this prospectus, for further discussion of our debt obligations.

Our board of directors (the “Board”) will consider a number of factors when evaluating our level of indebtedness and when making decisions regarding the incurrence of new indebtedness, including the purchase price of assets to be acquired with debt financing, the estimated market value of our assets and the ability of particular assets, and our Company as a whole, to generate cash flow to cover the expected debt service. As a means of sustaining our long-term financial health and limiting our exposure to unforeseen dislocations in the debt and financing markets, we currently expect to remain conservatively capitalized. However, our amended and restated certificate of incorporation and amended and restated bylaws (the “Bylaws”) do not contain a limitation on the amount of debt we may incur and our Board may change our target debt levels at any time without the approval of our shareholders, subject to the covenants contained in our existing debt agreements.

Our use of debt capital could have important consequences for the holders of the new notes and subject us to many risks that, if realized, would adversely affect us, including the risk that:

•	our cash flow from operations may be insufficient to make required payments of principal and interest on our debt, which would likely result in acceleration of such debt;

•	our debt may limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	our debt may increase our vulnerability to adverse economic and industry conditions with no assurances that investment yields will increase with higher financing costs;

•	our debt may limit our ability to obtain additional financing to fund real estate inventories, capital expenditures and acquisitions, particularly when the availability of financing in the capital markets is limited; and

•	we may be required to dedicate a larger portion of our cash flow from operations to payments on our debt, thereby reducing funds available for operations and capital expenditures, future investment opportunities or other purposes.

If we do not have sufficient funds to repay our debt at maturity, it may be necessary to refinance our debt through additional debt or equity financings. If, at the time of any refinancing, prevailing interest rates or other factors result in higher interest rates on refinancings, increases in interest expense could adversely affect our cash flows and results of operations. If we are unable to refinance our debt on acceptable terms, we may be forced to dispose of our assets on disadvantageous terms, potentially resulting in losses. To the extent we cannot meet any future debt service obligations, we will risk losing some or all of our assets that may be pledged to secure our obligations to foreclosure. Certain of our debt agreements have, and any additional debt agreements that we enter into in the future may contain, specific cross-default provisions with respect to specified other indebtedness, giving holders of certain debt the right to declare a default if we are in default under other loans in some circumstances. Defaults under our debt agreements could have a material adverse effect on our business, financial condition and results of operations. Moreover, certain of our current debt has, and any additional debt we subsequently incur may have, a floating rate of interest. Higher interest rates could increase debt service requirements on our current floating rate debt and on any floating rate debt we subsequently incur, and could reduce funds available for operations, future business opportunities or other purposes.

If we cannot obtain letters of credit and surety bonds, our ability to operate may be restricted.

We use letters of credit and surety bonds (performance and financial) to secure our performance under various land development and construction agreements, land purchase obligations, escrow agreements, financial guarantees and other arrangements, primarily with governmental authorities. Under Florida law, we also need surety bonds to use homebuyers’ escrowed deposits for construction purposes, unless homebuyers waive their escrow rights. As of June 30, 2014, we had $3.8 million of outstanding letters of credit. Performance bonds do not have stated expiration dates; rather, we are released from the bonds as the contractual performance is completed. Our performance and financial bonds, which totaled $25.9 million as of June 30, 2014, are typically outstanding over a period of approximately one to five years or longer depending on, among other things, the pace of development. Our ability to obtain additional letters of credit and surety bonds primarily depends on our credit rating, capitalization, working capital, past performance, management expertise and certain external factors, including the capacity of the markets for such bonds. We must also fully indemnify providers of surety bonds. Letters of credit and surety bond providers consider these factors in addition to our performance and claims record and provider-specific underwriting standards, which may change from time to time. If banks were to decline to issue letters of credit or surety companies were to decline to issue performance and financial bonds, or if we are required to provide credit enhancement, such as cash deposits, our ability to operate could be significantly restricted and could have an adverse effect on our business, liquidity, financial condition and results of operations.

We may need additional financing to fund our operations or expand our business and if we are unable to obtain sufficient financing or such financing is obtained on adverse terms, we may not be able to operate or expand our business as planned, which could adversely affect our results of operations and future growth.

Our access to additional third-party sources of financing will depend, in part, on:

•	general market conditions;

•	the market’s perception of our growth potential;

•	with respect to acquisition and/or development financing, the market’s perception of the value of the land parcels to be acquired and/or developed;

•	our debt levels;

•	our expected results of operations;

•	our cash flow; and

•	the market price of our common stock.

The homebuilding industry is capital-intensive and we incur significant costs in the early stages of our projects to acquire land parcels and begin development. In addition, if housing markets are not favorable or permitting or development takes longer than anticipated, we may be required to hold our investments in land for extended periods of time. Additionally, domestic financial markets have experienced unusual volatility, uncertainty and a tightening of liquidity in both the debt and equity capital markets. Credit spreads for major sources of capital widened significantly during the U.S. credit crisis as investors demanded a higher risk premium. Given the current volatility in the capital and credit markets, potential lenders may be unwilling or unable to provide us with financing that is attractive to us or may charge us prohibitively high fees to obtain financing. Consequently, there is greater uncertainty regarding our ability to access the credit market in order to attract financing on reasonable terms.

Our ability to make payments on and to refinance our indebtedness and to fund planned expenditures for land acquisitions, development and construction will depend on our ability to generate cash in the future. If our business does not achieve the levels of profitability or generate the amount of cash that we anticipate or if we expand through acquisitions or organic growth faster than anticipated, we may need to seek additional debt or equity financing to operate and expand our business.

Based on our current operations, capital raising activities, and anticipated growth, we believe we can meet our cash requirements for the twelve months ending June 30, 2015 with existing cash and cash equivalents and cash flow from operations (including sales of our homes and land). To a large extent, though, our ability to generate cash flow from operating activities is subject to general economic, financial, competitive, legislative and regulatory factors and other factors that are beyond our control. We can provide no assurances that our business will generate cash flow from operations in an amount sufficient to enable us to fund our liquidity needs. Further, our capital requirements may vary materially from those currently planned if, for example, our revenues do not reach expected levels or we incur unforeseen capital expenditures and make investments to maintain our competitive position. If this were to be the case, we may seek alternative financing, such as selling additional debt or equity securities or divesting assets or operations. We can provide no assurances that we will be able to consummate any such transactions on favorable terms, if at all. Moreover, if we do raise additional funds through the incurrence of debt, we will incur increased debt service costs and may become subject to additional restrictive financial and other covenants. Any inability to generate sufficient cash flow, refinance our debt or incur additional debt on favorable terms could adversely affect our financial condition and could cause us to be unable to service our debt and may delay or prevent the expansion of our business or otherwise require us to forego market opportunities.

Our indebtedness may restrict our ability to pursue our business strategies.

The indenture governing the initial notes and the notes offered hereby, the credit agreement governing our Revolving Credit Facility and the senior loan agreement governing the Stonegate Loan (including any amendments and restatements of such agreements) restrict, and any debt we incur in the future will likely restrict, our ability to take specific actions even if we believe that such actions may be in our best interests. These include, but are not limited to, covenants (financial and otherwise) generally affecting our ability, subject to certain exceptions and exemptions, to:

•	incur additional indebtedness;

•	declare or pay dividends, redeem stock or make other distributions on capital stock;

•	make investments;

•	create liens;

•	place restrictions on the ability of our subsidiaries to pay dividends or make other payments to the Company;

•	make acquisitions of any assets constituting a business unit or any real property interest;

•	merge or consolidate, or sell, transfer, lease or dispose of substantially all of our assets;

•	sell assets; and

•	enter into transactions with affiliates.

Additionally, the credit agreement governing the Revolving Credit Facility contains customary affirmative covenants and certain financial maintenance covenants, including a minimum consolidated tangible net worth covenant, a consolidated leverage ratio covenant, and a covenant requiring either minimum liquidity or maintenance of a consolidated interest coverage ratio according to a schedule set forth in such credit agreement.

Our ability to comply with these covenants and restrictions may be affected by events beyond our control. If we breach any of these covenants (financial or otherwise) or restrictions, we could be in default under the initial notes, the notes, the Revolving Credit Facility, the Stonegate Loan or any other future financing arrangement we enter into. This circumstance would permit the holders of the initial notes and the notes, the lenders under the Revolving Credit Facility or Stonegate Bank to take certain actions, including declaring the initial notes, the notes, the Revolving Credit Facility or the Stonegate Loan, as applicable, due and payable, together with accrued and unpaid interest. If the initial notes, the notes, the Revolving Credit Facility, the Stonegate Loan or any other future financing arrangement that we enter into were to be accelerated, our assets, in particular our liquid assets, may be insufficient to repay our indebtedness. A default could also significantly limit our financing alternatives, which could cause us to curtail our investment activities and/or dispose of assets when we otherwise would not choose to do so. The occurrence of any default could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Our Organization

Because of their significant stock ownership, our principal stockholders have substantial influence over our business, and their interests may differ from our interests or those of our other stockholders.

As of June 30, 2014, Monarch Alternative Capital LP and certain of its affiliates (collectively, “Monarch”) and Stonehill Institutional Partners, L.P. and certain of its affiliates (collectively, “Stonehill,” and together with Monarch, the “Principal Investors”) owned approximately 27.9% and 25.4% of our common stock, respectively. Due to their ownership, the Principal Investors have the power to control us and our subsidiaries, including the power to elect a majority of our directors, agree to sell or otherwise transfer a controlling stake in us and determine the outcome of all actions requiring a majority shareholder approval. Additionally, pursuant to stockholders agreements that we entered into with the Principal Investors in connection with the completion of our Initial Public Offering, for so long as a Principal Investor holds at least 60% of the shares of our common stock held by it at the consummation of our Initial Public Offering, such Principal Investor has the right to nominate two directors to our Board and one director to each board committee (subject to applicable independence requirements of each committee). When a Principal Investor owns less than 60%, but at least 20%, of the shares of our common stock held by it at the consummation of our Initial Public Offering, such Principal Investor is entitled to nominate one director to the Board and each board committee (subject to applicable independence requirements of each committee). As of April 23, 2014, each of the Principal Investors held more than 60% of the shares of our common stock held by it at the consummation of our Initial Public Offering. Under the stockholders agreement, we also agreed to use commercially reasonable efforts to take all necessary and desirable actions within our control to cause the election, removal and replacement of such directors in accordance with the stockholders agreements and applicable law. Each Principal Investor also has agreed to vote for the other’s board nominees in accordance with the terms of a separate voting agreement between the Principal Investors.

The interests of our Principal Investors may differ from our interests or those of our other shareholders and the concentration of control in the Principal Investors will limit other shareholders’ ability to influence corporate matters. The concentration of ownership and voting power of the Principal Investors may also delay, defer or even prevent an acquisition by a third-party or other change of control of our Company and may make some transactions more difficult or impossible without their support, even if such actions are in the best interests of our other shareholders. Therefore, the concentration of voting power among the Principal Investors may have an adverse effect on the price of our common stock. Our Company may also take actions that our other stockholders do not view as beneficial, which may adversely affect our results of operations and financial condition and cause the value of your investment to decline.

We are an emerging growth company and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, the new notes may be less attractive to investors.

We are an emerging growth company, as defined in the JOBS Act, and we are eligible to take advantage of exemptions from certain reporting requirements applicable to other public companies, but not to emerging growth companies, including, but not limited to, allowing less than five years of selected financial data, an exemption from the auditor attestation requirement of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure about executive compensation arrangements pursuant to the rules applicable to smaller reporting companies and no requirement to seek non-binding advisory votes on executive compensation or golden parachute arrangements. We have elected to adopt these reduced disclosure requirements. We may take advantage of these provisions until we are no longer an emerging growth company. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our Initial Public Offering, (b) in which we have total annual gross revenues of at least $1.0 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. We cannot predict if investors will find the new notes less attractive as a result of our taking advantage of these exemptions. If some investors find the new notes less attractive as a result of our choices, there may be a less active trading market for the new notes.

The obligations associated with being a public company will require significant resources and management attention.

As a newly public company, we face increased legal, accounting, administrative and other costs and expenses that we did not incur as a private company, particularly after we are no longer an emerging growth company. We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which requires that we file annual, quarterly and current reports with respect to our business and financial condition, and the rules and regulations implemented by the SEC, the Sarbanes-Oxley Act, the Dodd-Frank Act, the Public Company Accounting Oversight Board and the New York Stock Exchange, each of which imposes additional reporting and other obligations on public companies. As a public company, we are required to:

•	prepare and distribute periodic reports and other shareholder communications in compliance with federal securities laws and New York Stock Exchange rules;

•	have expanded the roles and duties of our Board and committees thereof;

•	have a nominating committee;

•	have internal audit functions;

•	institute more comprehensive financial reporting and disclosure compliance functions;

•	involve and retain to a greater degree outside counsel and accountants in the activities listed above;

•	enhance our investor relations function;

•	maintain new internal policies, including those relating to trading in our securities and disclosure controls and procedures;

•	retain additional personnel;

•	comply with New York Stock Exchange listing standards; and

•	comply with the Sarbanes-Oxley Act.

We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly; however, we are currently unable to estimate these costs with any degree of certainty. A number of these requirements have, and will require us to continue to, carry out activities we have not done previously as a private company and complying with such requirements may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Additionally, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We have invested, and intend to continue to invest, resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the intentions of regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be adversely affected.

These increased costs will require us to divert a significant amount of money that we could otherwise use to expand our business and achieve our strategic objectives. We also expect that it will be difficult and expensive to maintain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our Board or as executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock, fines, sanctions and other regulatory action and potentially civil litigation.

Our internal control over financial reporting does not currently meet the standards required by Section 404 of the Sarbanes-Oxley Act, and failure to achieve and maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and the market for the new notes.

In the past, as a privately held company, we were not required to maintain internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404(a) of the Sarbanes-Oxley Act (“Section 404(a)”). We anticipate being required to meet these standards in the course of preparing our consolidated financial statements as of and for the year ending December 31, 2014, and our management will be required to report on the effectiveness of our internal control over financial reporting for such year. Additionally, once we are no longer an emerging growth company, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting on an annual basis. The rules governing the standards that must be met for our management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation.

Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. We are currently in the process of reviewing, documenting and testing our internal control over financial reporting, but we are not currently in compliance with, and we cannot be certain when we will be able to implement the requirements of Section 404(a). We may encounter problems or delays in implementing any changes necessary to make a favorable assessment of our internal control over financial reporting. In addition, we may encounter problems or delays in completing the implementation of any required improvements and receiving a favorable attestation report in connection with the attestation provided by our independent registered public accounting firm. If we cannot favorably assess the effectiveness of our internal control over financial reporting, or if our independent registered public accounting firm is unable to provide an unqualified attestation report on our internal controls, investors could lose confidence in our financial information and the market price of the new notes could decline.

Additionally, the existence of any material weakness or significant deficiency would require management to devote significant time and incur significant expense to remediate any such material weaknesses or significant deficiencies and management may not be able to remediate any such material weaknesses or significant deficiencies in a timely manner. The existence of any material weakness in our internal control over financial reporting could also result in errors in our consolidated financial statements that could require us to restate such financial statements, cause us to fail to meet our reporting obligations and cause shareholders to lose confidence in our reported financial information, all of which could materially and adversely affect us.

Provisions of our charter documents or Delaware law could delay, discourage or prevent an acquisition of our company, even if the acquisition would be beneficial to our shareholders, and could make it more difficult for shareholders to change our management.

Our amended and restated certificate of incorporation and Bylaws may discourage, delay or prevent a merger, acquisition or other change in control that shareholders may consider favorable, including transactions in which shareholders might otherwise receive a premium for their shares of our common stock. In addition, these provisions may frustrate or prevent any attempt by our shareholders to replace or remove our current management by making it more difficult to replace or remove our Board. These provisions include the following:

•	no cumulative voting in the election of directors, which limits the ability of minority shareholders to elect director candidates;

•	the exclusive right of our Board to fill a vacancy created by the expansion of the Board or the resignation, death or removal of a director, which prevents shareholders from being able to fill vacancies on our Board;

•	the ability of our Board to authorize the issuance of shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without the approval of our shareholders, which could be used to significantly dilute the ownership of a hostile acquirer;

•	the ability of our Board to alter our Bylaws without obtaining the approval of our shareholders;

•	the required approval of at least 66 2⁄3% of the outstanding shares entitled to vote at an election of directors to adopt, amend or repeal our Bylaws or repeal the provisions of our amended and restated certificate of incorporation regarding the election and removal of directors;

•	a prohibition on shareholder action by written consent, which forces shareholder action to be taken at an annual or special meeting of our shareholders;

•	no requirement that a special meeting of shareholders be called at the request of shareholders, other than at the request of either of the Principal Investors, so long as one of them or both together hold at least 10% of our outstanding shares, which may delay the ability of our shareholders to force consideration of a proposal or to take action, including the removal of directors; and

•	advance notice procedures that shareholders must comply with in order to nominate candidates to our Board or to propose matters to be acted upon at a shareholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

Additionally, we have opted out of Section 203 of the Delaware General Corporation Law (“Section 203”), which regulates corporate takeovers. However, our charter contains provisions that are similar to Section 203. Specifically, our amended and restated certificate of incorporation provides that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the person became an interested stockholder, unless:

•	prior to the time that person became an interested stockholder, our Board approved either the business combination or the transaction that resulted in the person becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Company outstanding at the time the transaction commenced, excluding certain shares; or

•	at or subsequent to the time the person became an interested stockholder, the business combination is approved by our Board and by the affirmative vote of at least 662/3% of the outstanding voting stock, that is not owned by the interested stockholder.

Generally, a business combination includes a merger, consolidation, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an interested stockholder is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock. However, in our case, the Principal Investors and any of their affiliates and subsidiaries and any of their direct or indirect transferees receiving 15% or more of our voting stock will not be deemed to be interested stockholders regardless of the percentage of our voting stock owned by them, and accordingly will not be subject to such restrictions. This provision could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

Claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Our amended and restated certificate of incorporation and Bylaws provide that we will indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. In addition, we have entered into and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees, as determined by our Board. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director, or officer, of the Company or any of its subsidiaries or was serving at the Company’s request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance within 30 days of such request all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Our Bylaws also require that such person return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Risks Related to the Notes and this Offering

We may not be able to generate sufficient cash to service the notes or our other indebtedness, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on and refinance our indebtedness, including the notes, and to fund our operations will depend on our ability to generate cash in the future. Our historical financial results have been, and our future financial results are expected to be, subject to substantial fluctuations, and will depend upon general economic conditions and financial, competitive, legislative, regulatory and other factors that are beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on the notes or our other indebtedness when due. If our cash flow and capital resources are insufficient to meet our debt service obligations or fund our other liquidity needs, we may need to refinance all or a portion of our debt, including the notes, before maturity, seek additional equity capital, reduce or delay scheduled expansions and capital expenditures or sell material assets or operations. We cannot assure you that we will be able to pay our debt or refinance it on commercially reasonable terms, or at all, or to fund our liquidity needs.

Our ability to sell assets or restructure or refinance our indebtedness, including the notes, will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of any of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments, including the indenture and the credit agreement governing the Revolving Credit Facility, may limit or prevent us from taking any of these actions. In addition, any failure to make scheduled payments of interest and principal on our outstanding indebtedness would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness on commercially reasonable terms or at all. Our inability to generate sufficient cash flow to satisfy our debt service obligations, or to refinance or restructure our obligations on commercially reasonable terms or at all, could have an adverse effect on our business, financial condition, results of operations and prospects, as well as on our ability to satisfy our obligations in respect of the notes.

We may incur additional indebtedness, which indebtedness might rank equal or effectively senior to the notes or the guarantees thereof.

Despite our current level of indebtedness, we and our subsidiaries may be able to incur significant additional indebtedness, including secured indebtedness. Although the indenture contains restrictions on our and our restricted subsidiaries’ ability to incur additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and, under certain circumstances, the indebtedness incurred in compliance with such restrictions could be substantial and certain of this indebtedness may be secured. If new indebtedness is added to our and our subsidiaries’ current debt levels, the related risks that we and the guarantors face would be increased, and we may not be able to meet all our debt obligations, including repayment of the notes, in whole or in part. If we incur any additional debt that is secured, the holders of that debt will be entitled to share in the proceeds distributed in connection with any enforcement against the collateral or an insolvency, liquidation, reorganization, dissolution or other winding-up of the applicable obligor prior to applying any such proceeds to the notes.

Your right to receive payments on the new notes will be effectively subordinated to the rights of our existing and future secured creditors. Further, the guarantees of these notes will be effectively subordinated to all of our existing and future guarantors’ existing and future secured indebtedness.

Holders of our secured indebtedness and the secured indebtedness of the guarantors will have claims that are prior to your claims as holders of the notes to the extent of the value of the assets securing such indebtedness. The notes will be effectively subordinated to all of our secured indebtedness to the extent of the value of the assets securing such indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization, or other bankruptcy proceeding, holders of secured indebtedness will have a prior claim to those of our assets that constitute their collateral. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of the notes may receive less, ratably, than holders of secured indebtedness.

As of June 30, 2014, we had no secured borrowings outstanding and $8.0 million of borrowing capacity under the Stonegate Loan, which is secured by a first mortgage on a parcel of land and related amenity facilities comprising the Pelican Preserve Town Center in Fort Myers, Florida. The Stonegate Loan is also secured by the right to certain fees and charges that we are to receive as owner of the Pelican Preserve Town Center.

Your right to receive payments under the notes is junior to the existing and future indebtedness and other liabilities of our existing and future subsidiaries that are not guarantors and our joint ventures.

The new notes will not be guaranteed by all of our subsidiaries or any of our current joint ventures. See “Description of the New Notes—Note Guarantees.” In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries or joint ventures, creditors of such subsidiaries or joint ventures, including any trade creditors, joint venture partners, debt holders or any preferred equity holders, will be entitled to payment of their claims from the assets of those subsidiaries or joint ventures before any such assets are made available for distribution to us, except to the extent that we may also have a claim as a creditor. Thus, the new notes will be effectively junior to the claims of creditors of our non-guarantor subsidiaries and our joint ventures. On June 30, 2014, the old notes were effectively junior to $0.1 million of indebtedness and other liabilities of our non-guarantor subsidiaries. Our non-guarantor subsidiaries are permitted to incur substantial liabilities in the future under the terms of the indenture and our joint ventures will not be restricted by the covenants contained in the indenture. As of June 30, 2014, our consolidated non-guarantor subsidiaries had aggregate assets and liabilities of approximately $5.2 million and $0.5 million, respectively, and for the twelve months then ended our consolidated non-guarantor subsidiaries had an aggregate net loss of $0.4 million. As of June 30, 2014, our unconsolidated non-guarantor subsidiary had assets and liabilities of approximately $9.8 million and $1.3 million, respectively.

Our non-guarantor subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. Any right that we or the subsidiary guarantors have to receive any assets of any of the non-guarantor subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of noteholders to realize proceeds from the sale of any of those subsidiaries’ assets, will be structurally subordinated to the claims of those subsidiaries’ creditors, including trade creditors and holders of debt of that subsidiary. In addition, the indenture permits non-guarantor subsidiaries to incur significant additional indebtedness. See “Description of the New Notes.”

The instruments governing our debt contain cross default provisions that may cause all of the debt issued under such instruments to become immediately due and payable as a result of a default under an unrelated debt instrument.

The indenture governing our notes contains numerous covenants and the credit agreement that governs our Revolving Credit Facility contains numerous covenants and requires us to meet certain financial maintenance covenants. Our failure to comply with the obligations contained in the indenture governing the notes, the credit agreement governing our Revolving Credit Facility or other instruments governing our indebtedness could result in an event of default under the applicable instrument, which could result in the related debt and the debt issued under other instruments becoming immediately due and payable. In such event, we would need to raise funds from alternative sources, which funds may not be available to us on favorable terms, on a timely basis or at all. Alternatively, such a default could require us to sell our assets and otherwise curtail operations in order to pay our creditors.

Borrowings under the Revolving Credit Facility will be at variable rates, which will make us more vulnerable to increases in market interest rates.

Any future borrowings under the Revolving Credit Facility or the Stonegate Loan will bear interest at variable rates and expose us to interest rate risk. If interest rates were to increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income and cash flows, including cash available for servicing our indebtedness, will correspondingly decrease. Assuming all loans are fully drawn, a hypothetical one percentage point increase in interest rates on our variable rate debt would increase our annual interest expense by approximately $850,000. If market interest rates increase, variable rate debt will cost more to fund, which could adversely affect our cash flow. While we may enter into agreements to hedge our exposure to interest rate risk, there is no guarantee that we will do so or that such agreements will offer full protection against this risk.

Federal and state statutes may allow courts, under specific circumstances, to void the guarantees and require noteholders to return payments received from guarantors.

Under U.S. federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be deemed a fraudulent transfer if the guarantor received less than a reasonably equivalent value in exchange for giving the guarantee and:

•	was insolvent on the date that it gave the guarantee or became insolvent as a result of giving the guarantee, or

•	was engaged in business or a transaction, or was about to engage in business or a transaction, for which property remaining with the guarantor was an unreasonably small capital, or

•	intended to incur, or believed that it would incur, debts that would be beyond the guarantor’s ability to pay as those debts matured.

A guarantee could also be deemed a fraudulent transfer if it was given with actual intent to hinder, delay or defraud any entity to which the guarantor was or became, on or after the date the guarantee was given, indebted.

The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding with respect to the foregoing. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, is greater than all its assets, at a fair valuation, or

•	the present fair saleable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature, or

•	it could not pay its debts as they become due.

We cannot predict:

•	what standard a court would apply in order to determine whether a guarantor was insolvent as of the date it issued the guarantee or whether, regardless of the method of valuation, a court would determine that the guarantor was insolvent on that date, or

•	whether a court would determine that the payments under the guarantee constituted fraudulent transfers or conveyances on other grounds.

The indenture contains a “savings clause” intended to limit each subsidiary guarantor’s liability under its guarantee to the maximum amount that it could incur without causing the guarantee to be a fraudulent transfer under applicable law. We cannot assure you that this provision will be upheld as intended. In 2009, the U.S. Bankruptcy Court in the Southern District of Florida in Official Committee of Unsecured Creditors of TOUSA, Inc. v. Citicorp N. Am., Inc. found this kind of provision in that case to be ineffective and held the subsidiary guarantees to be fraudulent transfers and voided them in their entirety.

If a guarantee is deemed to be a fraudulent transfer, it could be voided altogether, or it could be subordinated to all other debts of the guarantor. In such case, any payment by the guarantor pursuant to its guarantee could be required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor. If a guarantee is voided or held unenforceable for any other reason, holders of the notes would cease to have a claim against the subsidiary based on the guarantee and would be creditors only of us and any guarantor whose guarantee was not similarly voided or otherwise held unenforceable.

We may not be able to satisfy our obligations to holders of the notes upon a change of control.

Upon the occurrence of a “change of control,” as defined in the indenture, each holder of the notes will have the right to require us to purchase the notes at a price equal to 101% of the principal amount, together with any accrued and unpaid interest, if any. Our failure to purchase, or give notice of purchase of, the notes would be a default under the indenture, which would in turn be a default under our Revolving Credit Facility. In addition, a change of control may itself constitute an event of default under our Revolving Credit Facility. A default under our Revolving Credit Facility could result in an event of default under the indenture if the lenders accelerate the debt under our Revolving Credit Facility.

If a change of control occurs, we may not have enough assets to satisfy all obligations under our Revolving Credit Facility and the indenture. Upon the occurrence of a change of control, we could seek to refinance the indebtedness under our Revolving Credit Facility and the notes or obtain a waiver from the lenders or you as a holder of the notes. We cannot assure you, however, that we would be able to obtain a waiver or refinance our indebtedness on commercially reasonable terms, if at all. No assurances can be given that any court would enforce the change of control provisions in the indenture as written for the benefit of the holders, or as to how these change of control provisions would be impacted were we to become a debtor in a bankruptcy case.

In addition, the definition of change of control in the indenture includes the sale of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under New York law, the law which governs the indenture. Accordingly, upon a sale of less than all of our assets, the ability of a holder of notes to require us to repurchase such notes may be uncertain.

We could enter into significant transactions that would not constitute a change of control requiring us to repurchase the notes, but that could adversely affect our risk profile.

We could, in the future, enter into certain transactions, including certain recapitalizations, that would not result in a change of control, but would increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional indebtedness are contained in the covenants described under “Description of the New Notes—Certain Covenants—Limitations on Additional Indebtedness” and “Description of the New Notes—Certain Covenants—Limitations on Liens.” Such restrictions in the indenture are subject to a number of significant exceptions, and in any event can be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the indenture does not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly-leveraged transaction.

We cannot assure you that an active trading market for the new notes will exist if you desire to sell the new notes.

The new notes are new securities for which there is no established trading market. We do not intend to apply for listing or quotation of the new notes on any securities exchange or stock market. In addition, the liquidity of the trading market in the new notes, and the market price quoted for the new notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the new notes.

Failure to exchange your old notes for new notes could limit your ability to resell.

The old notes were not registered under the Securities Act or under the securities laws of any state and may not be resold, offered for resale or otherwise transferred unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your old notes for new notes under the exchange offer, you will not be able to resell, offer to resell or otherwise transfer the old notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act. In addition, we will no longer be under any obligation to register the old notes under the Securities Act except in the limited circumstances provided under the registration rights agreement. In addition, if you want to exchange your old notes in the exchange offer for the purpose of participating in the distribution of the new notes, you may be deemed to have received restricted securities, and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

The issuance of the new notes may adversely affect the market for the old notes.

To the extent that old notes are tendered for exchange and accepted in the exchange offer, the trading market for the untendered and tendered but unaccepted old notes could be adversely affected.

The trading prices of the new notes will be directly affected by our ratings with major credit rating agencies, the prevailing interest rates being paid by companies similar to us and the overall condition of the financial and credit markets.

The trading prices of the new notes in the secondary market will be directly affected by our ratings with major credit rating agencies, the prevailing interest rates being paid by companies similar to us and the overall condition of the financial and credit markets. It is impossible to predict the prevailing interest rates or the condition of the financial and credit markets. Credit rating agencies continually revise their ratings for companies that they follow, including us. Credit ratings are not recommendations to purchase, hold or sell the new notes. Additionally, credit ratings may not reflect the potential effect of risks relating to the structure or marketing of the notes. Any ratings downgrade could adversely affect the trading price of the new notes or the trading market for the new notes, to the extent a trading market for the new notes develops. The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future.

We may redeem the new notes at our option, which may adversely affect your return.

As described under “Description of the New Notes—Optional Redemption,” we have the right to redeem the new notes in whole or in part beginning on August 15, 2016. We may choose to exercise this redemption right when prevailing interest rates are relatively low. As a result, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the new notes.

USE OF PROCEEDS

We will not receive any proceeds from the exchange offer. In consideration for issuing the new notes, we will receive in exchange old notes of like principal amount, the terms of which are identical in all material respects to the new notes. The old notes surrendered in exchange for new notes will be retired and cancelled and cannot be reissued. Accordingly, our issuance of the new notes will not result in any increase in our indebtedness. We have agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.

The net proceeds from the offering of the old notes, excluding accrued interest paid to us by the initial purchaser, are expected to approximate $50.2 million after deducting fees and expenses payable by us. We intend to use the net proceeds from the offering of the old notes for general corporate purposes, including the acquisition and development of land and home construction.

Our management has broad discretion over the portion of the net proceeds from the offering of the old notes to be used for general corporate purposes. Pending these uses, we intend to invest the net proceeds from the offering in a variety of capital preservation investments, including, among other things, short-term interest-bearing investment grade securities, money market accounts, certificates of deposit and direct or guaranteed obligations of the U.S. government.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following is a summary of each transaction or series of similar transactions since January 1, 2011, to which we were a party or are a party in which:

•	the amount involved exceeds $120,000; and

•	any of our directors or executive officers, any holder of 5% of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

Sale and Purchase of Securities

2017 Senior Secured Term Notes

On June 8, 2012, we sold $125.0 million in aggregate principal amount of our 2017 Senior Secured Term Notes to certain of our existing shareholders or their affiliates at a price of 98% of their principal amount pursuant to a note purchase agreement. The table below sets forth the participation in the sale of the 2017 Senior Secured Term Notes by our directors, executive officers and 5% shareholders and their affiliates.

Name	Principal amount of 2017 Senior Secured Term Notes purchased
Monarch Master Funding Ltd	$62,500,000
Stonehill Institutional Partners, L.P.	$62,500,000

On August 7, 2013, we used a portion of the net proceeds from the initial notes offering to voluntarily prepay the entire principal amount outstanding of our 2017 Senior Secured Term Notes at a redemption price of 101% of the principal amount thereof, plus accrued and unpaid. Immediately prior to such voluntary prepayment, Monarch and Stonehill held $43.2 million and $62.5 million in 2017 Senior Secured Term Notes, respectively.

Series E Common Stock Financing

On June 8, 2012, we issued an aggregate of 7,923,069 shares of our Series E Common Stock, to certain of our existing shareholders or their affiliates at a price per share of $6.31 for aggregate gross consideration of $50.0 million. In consideration for their commitment to purchase the Series E Common Stock, pursuant to a backstop equity commitment letter, we paid each of the Principal Investors a backstop commitment fee equal to $750,000. As of June 30, 2014, Monarch and Stonehill owned approximately 27.9% and 25.4% of our common stock, respectively. The table below sets forth the number of shares of Series E Common Stock, issued to our directors, executive officers and 5% shareholders and their affiliates and the aggregate purchase price paid therefor.

Name	Number of Shares of Series E Common Stock	Aggregate Purchase Price
Monarch Alternative Capital LP and certain of its advisory clients	374,943	$24,371,295
Stonehill Institutional Partners, L.P.	328,038	$21,322,470
Affiliates of The Royal Bank of Scotland PLC	16,636	$1,081,340
David L. Fry Revocable Trust(1)	5,286	$343,590
Russell Devendorf	2,571	$167,115

(1)	David L. Fry previously served as president and chief executive officer until his resignation on November 30, 2012.

Series A Preferred Stock Exchange

In connection with our emergence from bankruptcy, the WCI Communities, Inc. Creditor Trust (the “Creditor Trust”) for the benefit of holders of allowed unsecured claims received 10,000 shares of our Series A preferred stock, 5% of our common stock and $1.0 million in cash to be used for administration of the trust.

Pursuant to the terms of our amended and restated certificate of incorporation, the holders of the Series A preferred stock were entitled to receive a dividend in the form of common stock upon the occurrence of certain events. On July 3, 2013, pursuant to an exchange agreement between the Company and the Creditor Trust, we exchanged the 10,000 shares of Series A preferred stock outstanding for 903,825 shares of our common stock. All such shares of preferred stock have been cancelled and retired.

Equity Awards, Long-Term Incentives and Employment Agreements

We have granted restricted stock, stock options and long-term incentives to our executive officers and our directors.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers, as well as our Chief Accounting Officer, who is not an executive officer of the Company. Under the terms of these indemnification agreements, we are required to indemnify each of our directors and officers to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director, or officer, of the Company or any of its subsidiaries or was serving at the Company’s request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance within 30 days of such request all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us.

Stockholders Agreements

Pursuant to stockholders agreements that we entered into with the Principal Investors on July 24, 2013, in connection with our Initial Public Offering, for so long as a Principal Investor holds at least 60% of the shares of our common stock held by it at the consummation of our Initial Public Offering, such Principal Investor will have the right to nominate two directors to the Board and one director to each board committee (subject to applicable independence requirements of each committee). When a Principal Investor owns less than 60%, but at least 20%, of the shares of our common stock held by it at the consummation of our Initial Public Offering, such Principal Investor will be entitled to nominate one director to the Board and each board committee (subject to applicable independence requirements of each committee). As of June 30, 2014, each of the Principal Investors held more than 60% of the shares of our common stock held by it at the consummation of our Initial Public Offering. In addition, we have agreed to use commercially reasonable efforts to take all necessary and desirable actions within our control to cause the election, removal and replacement of such directors in accordance with the stockholders agreements and applicable law. Each Principal Investor has also agreed to vote for the other’s Board nominees in accordance with the terms of a separate voting agreement entered into between the Principal Investors.

Registration Rights Agreements

In connection with our Initial Public Offering, in July 2013, we entered into a registration rights agreement with the Principal Investors with respect to any shares of our common stock held by them and a registration rights agreement with the Creditor Trust with respect to any shares held by it. We refer to the shares held by the Principal Investors and the Creditor Trust collectively as the “registrable shares.”

Pursuant to the registration rights agreement with the Principal Investors, we have granted the Principal Investors and their direct and indirect transferees demand registration rights to have the registrable shares registered for resale, and, in certain circumstances, the right to “piggy-back” the registrable shares in registration statements we might file in connection with any future public offering. When we become and for so long as we are eligible to use Form S-3 under the Securities Act, the Principal Investors and their direct and indirect transferees will have shelf registration rights requiring us to file a shelf registration statement and to maintain the effectiveness of such registration statement so as to allow sales thereunder from time to time.

Pursuant to the registration rights agreement with the Creditor Trust, we have granted the Creditor Trust and its direct and indirect transferees, taken together as a group, one request to effect the registration of registrable shares either by (x) a demand registration right or (y) a shelf registration right requiring us to file a shelf registration statement on Form S-3 as long as we are eligible to use Form S-3 under the Securities Act.

Notwithstanding the foregoing, any registration will be subject to cutback provisions, and we will be permitted to suspend the use, from time to time, of the prospectus that is part of the registration statement (and therefore suspend sales under the registration statement) for certain periods, referred to as “blackout periods.”

Other Transactions

Adriana Mesa, a licensed real estate agent and the wife of Reinaldo L. Mesa, our Senior Vice President of Real Estate Services, represents buyers and sellers in home sales transactions as an independent contractor of Berkshire Hathaway HomeServices Florida Realty (“BHHS”), our real estate brokerage business. To date in 2014, the Company has paid Ms. Mesa commissions totaling $24,529 in connection with home sale transactions for which BHHS acted as a broker. The home selling price of each of these sales was $460,000. These transactions were reviewed in accordance with our related person transaction policy described below.

Policies and Procedures for Related Party Transactions

Our Board adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of transactions involving us and “related persons.” For the purpose of this policy, “related persons” includes our executive officers and directors or their immediate family members, or stockholders owning five percent or more of our outstanding common stock and their immediate family members.

The policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our Audit Committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction with an unrelated party and the extent of the related person’s interest in the transaction. All related party transactions may only be consummated if our Audit Committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. Any member of the Audit Committee who is a related person with respect to a transaction under review will not be permitted to participate in the deliberations or vote respecting approval or ratification of the transaction. However, such director may be counted in determining the presence of a quorum at a meeting of the Audit Committee that considers the transaction. All of the transactions, agreements or relationships described above occurred prior to the adoption of this policy, with the exception of the transactions involving Adriana Mesa that are described above, which were reviewed in accordance with this policy.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

On June 26, 2014 (the “2014 Issue Date”), we issued and sold the old notes to the initial purchaser in a private placement transaction exempt from the registration requirements of the Securities Act. The initial purchaser subsequently sold the old notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Because the old notes are subject to transfer restrictions, we, our guarantors and the initial purchaser in the June 2014 offering entered into a registration rights agreement, dated as of June 26, 2014, under which we agreed, with respect to the old notes, to:

•	within 90 days after the 2014 Issue Date, file a registration statement with the SEC, enabling holders to exchange the old notes for publicly registered exchange notes (the “new notes”) with substantially identical terms as the old notes (except that the new notes will not contain terms with respect to transfer restrictions);

•	use our commercially reasonable efforts to cause the registration statement to be declared effective within 150 days after the 2014 Issue Date;

•	as soon as reasonably practicable after the effectiveness of the registration statement, offer the new notes in exchange for surrender of the old notes; and

•	keep the exchange offer (“Registered Exchange Offer”) open for not less than 30 days (or longer if required by applicable law) after the date notice of the Registered Exchange Offer is sent to the holders of the old notes.

The Registration Statement is intended to satisfy our exchange offer obligations under the registration rights agreement.

For each old note validly tendered to us and not withdrawn pursuant to the Registered Exchange Offer, we will issue to the holder of such note a new note having a principal amount equal to that of the surrendered note. Interest on each new note will accrue from the last interest payment date on which interest was paid on the note surrendered in exchange therefor (i.e., August 15, 2014).

Under existing SEC interpretations, the new notes will be freely transferable by holders other than our affiliates after the Registered Exchange Offer without further registration under the Securities Act if the holder of the new notes represents to us in the Registered Exchange Offer that it is acquiring the new notes in the ordinary course of its business, that it has no arrangement or understanding with any Person to participate in the distribution (within the meaning of the Securities Act) of the new notes and that it is not an “affiliate” of the Issuer, as defined in Rule 405 under the Securities Act; provided, however, that broker-dealers (“Participating Broker-Dealers”) receiving new notes in the Registered Exchange Offer for their own accounts in exchange for old notes, where such old notes were acquired by such broker-dealers as a result of market-making activities or other trading activities, must acknowledge that they will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such new notes. See “Plan of Distribution.” The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to new notes (other than a resale of an unsold allotment from the original sale of the notes) with the prospectus contained in the Exchange Offer Registration Statement.

We are required to allow Participating Broker-Dealers and other Persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such new notes for 180 days following the effective date of such Exchange Offer Registration Statement (or such shorter period during which Participating Broker-Dealers are required by law to deliver such prospectus).

A holder of old notes (other than certain specified holders) who wishes to exchange such notes for new notes in the Registered Exchange Offer will be required to represent that any new notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the Registered Exchange Offer it has no arrangement or understanding with any Person to participate in the distribution (within the meaning of the Securities Act) of the new notes and that it is not an “affiliate” of the Issuer, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

In the event that:

(1) applicable interpretations of the staff of the SEC do not permit us to effect such a Registered Exchange Offer; or

(2) for any other reason we do not consummate the Registered Exchange Offer within 180 days of the Issue Date; or

(3) the initial purchaser shall notify us following consummation of the Registered Exchange Offer that old notes held by it are not eligible to be exchanged for new notes in the Registered Exchange Offer; or

(4) certain holders (other than Participating Broker-Dealers) are prohibited by law or SEC policy from participating in the Registered Exchange Offer or may not resell the new notes acquired by them in the Registered Exchange Offer to the public without delivering a prospectus, then, we will, subject to certain exceptions:

(1) promptly (but in no event more than 30 days after so required pursuant to clause (1), (2), (3) or (4) of this paragraph) file a shelf registration statement (the “Shelf Registration Statement”) with the SEC covering resales of the old notes or the new notes, as the case may be, that constitute Transfer Restricted Notes (as defined below);

(2) (x) in the case of clause (1) above, use our commercially reasonable efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act on or prior to the later to occur of (i) the 180th day following the Issue Date and (ii) the 90th day after the date of the event described in the clause (1) of this paragraph and (y) in the case of clause (2), (3) or (4) of this paragraph, use our commercially reasonable efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act on or prior to the 90th day after the date on which the Shelf Registration Statement is required to be filed; and

(3) keep the Shelf Registration Statement effective until the earlier of (x) two years from the Issue Date and (y) the date on which no old notes are Transfer Restricted Notes.

We will, in the event a Shelf Registration Statement is filed, among other things, provide to each holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the old notes or the new notes, as the case may be. A holder selling such Notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such holder (including certain indemnification obligations).

We may require each holder requesting to be named as a selling security holder to furnish to us such information regarding the holder and the distribution of the old notes or new notes by the holder as we may from time to time reasonably require for the inclusion of the holder in the Shelf Registration Statement, including requiring the holder to properly complete and execute such selling security holder notice and questionnaires, and any amendments or supplements thereto, as we may reasonably deem necessary or appropriate. We may refuse to name any holder as a selling security holder that fails to provide us with such information.

We will pay additional cash interest on old notes (and, where applicable, new notes) that are Transfer Restricted Notes:

(1) if the Issuer fails to file any of the registration statements required by the Registration Rights Agreement on or prior to the date specified for such filing;

(2) if on or prior to the 180th day after the Issue Date, the Registered Exchange Offer has not been consummated and the Shelf Registration Statement has not been declared effective by the SEC;

(3) if the Shelf Registration Statement (if required in lieu of the Registered Exchange Offer) has not been declared effective by the SEC on or prior to the applicable date specified in clause (B) above; or

(4) after the Exchange Offer Registration Statement or the Shelf Registration Statement, as the case may be, is declared effective, such registration statement thereafter ceases to be effective or usable (subject to certain exceptions),

(each such event referred to in the preceding clauses (1), (2), (3) and (4), a “Registration Default”), from and including the date on which any such Registration Default shall occur to but excluding the earlier of (x) the date on which all Registration Defaults have been cured and (y) the date on which no old notes are Transfer Restricted Notes.

The rate of the additional interest will be 0.25% per annum for the first 90-day period immediately following the occurrence of a Registration Default, and such rate will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum additional interest rate of 1.00% per annum; provided, that additional interest will not accrue under more than one Registration Default at any one time. We will pay such additional interest on regular interest payment dates. Such additional interest will be in addition to any other interest payable from time to time with respect to the old notes and the new notes.

All references in the indenture, in any context, to any interest or other amount payable on or with respect to the notes shall be deemed to include any additional interest pursuant to the Registration Rights Agreement.

If we effect the Registered Exchange Offer, we will be entitled to close the Registered Exchange Offer 30 days after the commencement thereof; provided that we have accepted all old notes theretofore validly tendered in accordance with the terms of the Registered Exchange Offer.

“Transfer Restricted Note” means each outstanding old note (and in the case of clause (ii) below, each new note), until the earliest of (i) the date on which such Transfer Restricted Note has been exchanged by a person other than a broker-dealer for a freely transferable new note in the Registered Exchange Offer, (ii) following the exchange by a broker-dealer in the Registered Exchange Offer of an old note for an new note, the date on which such new note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement, (iii) the date on which such Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement and (iv) the date on which such Note is disposed of to the public in accordance with Rule 144 under the Securities Act.

Terms Of The Exchange Offer; Period For Tendering Old Notes

Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal (which together constitute the exchange offer), we will accept for exchange old notes which are properly tendered on or prior to the expiration date and not withdrawn as permitted below. The expiration date will be 5:00 p.m., New York City time, on November 21, 2014, unless extended by us in our sole discretion.

As of the date of this prospectus, $50,000,000 aggregate principal amount of the old notes are outstanding. Only a registered holder of the old notes (or such holder’s legal representative or attorney-in-fact) as reflected on the records of the trustee under the applicable indenture may participate in the exchange offer. There will be no fixed record date for determining registered holders of the old notes entitled to participate in the Registered Exchange Offer. The old notes may be tendered only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. This prospectus, together with the letter of transmittal, is first being sent on or about October 22, 2014 to all holders of old notes known to us.

We shall be deemed to have accepted validly tendered old notes when, as and if we have given oral (promptly confirmed in writing) or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders of old notes for the purposes of receiving the new notes from us.

We expressly reserve the right, at any time or from time to time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance for any exchange of any old notes, by giving notice of such extension to the exchange agent and the holders of the old notes as described below. We anticipate that we would only delay acceptance of outstanding notes tendered in the offer due to an extension of the expiration date of the offer. During any such extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

We expressly reserve the right, in our sole and absolute discretion:

•	to delay accepting any old notes;

•	to extend the exchange offer;

•	to terminate the exchange offer; and

•	to waive any condition or otherwise amend the terms of the exchange offer in any manner.

If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose the amendment by means of a prospectus supplement that will be distributed to the eligible holders of old notes. In the event of a material change in the offer, including the waiver of a material condition, we will extend the offer period if necessary so that at least five business days remain in the offer following notice of the material change. Any delay in acceptance, extension, termination, amendment or waiver will be followed promptly by oral or written notice to the exchange agent and by making a public announcement of it, and the notice and announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the exchange offer was previously scheduled to expire. Subject to applicable law, we may make this public announcement by issuing a press release.

Holders of old notes do not have any appraisal or dissenters’ rights under the Delaware Corporation Law in connection with the exchange offer.

Procedures For Tendering Old Notes

Only a registered holder of old notes may tender such old notes in the exchange offer. Subject to the applicable procedures of the Depository Trust Company (“DTC”), to tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or facsimile thereof, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver such letter of transmittal or such facsimile to the exchange agent at the address set forth below under “—Exchange Agent” for receipt prior to the expiration date. In addition, either:

•	certificates for such old notes must be received by the exchange agent along with the letter of transmittal;

•	a timely confirmation of a book-entry transfer of such old notes, if such procedure is available, into the exchange agent’s account at the depositary pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date; or

•	the holder must comply with the guaranteed delivery procedures described below.

The tender by a holder which is not withdrawn prior to the expiration date will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of old notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, it is recommended that you use an overnight or hand delivery service, properly insured. If delivery is by mail, we recommend that you use registered mail, properly insured, with return requested. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. You should not send letters of transmittal or old notes to us. You may request your respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for you.

Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner’s behalf. If such beneficial owner wishes to tender on such owner’s own behalf, such owner must, prior to completing and executing the letter of transmittal and delivering such owner’s old notes, either make appropriate arrangements to register ownership of the old notes in such owner’s name or obtain a properly completed power of attorney from the registered holder. The transfer of registered ownership may take considerable time.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an eligible institution unless the old notes tendered pursuant thereto are tendered:

•	by a registered holder of the old notes who has not completed the box entitled “Special Issuance Instruction” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by an eligible institution. Eligible institutions include any firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States.

If the letter of transmittal is signed by a person other than the registered holder of any old notes listed therein, such old notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder’s name appears on such old notes.

If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

The depositary has confirmed that any financial institution that is a participant in the depositary’s system may utilize the depositary’s Automated Tender Offer Program to tender old notes.

All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered old notes will be determined by us in our sole discretion. This determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or to not accept any particular old notes our acceptance of which might, in our judgment or our counsel’s judgment, be unlawful. We also reserve the right to waive any defects or irregularities or conditions of the exchange offer as to particular old notes either before or after the expiration date (including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer). Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor shall any of them incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

While we have no present plan to acquire any old notes which are not tendered in the exchange offer or to file a registration statement to permit resales of any old notes which are not tendered pursuant to the exchange offer, we reserve the right in our sole discretion to purchase or make offers for any old notes that remain outstanding subsequent to the expiration date or, as set forth below under “—Certain Conditions to the Exchange Offer,” to terminate the exchange offer and, to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

By tendering, each holder will represent to us in writing that, among other things:

•	the new notes acquired pursuant to the exchange offer are being acquired in the ordinary course of business of the holder and any beneficial holder;

•	neither the holder nor any such beneficial holder has an arrangement or understanding with any person to participate in the distribution of new notes;

•	the holder acknowledges and agrees that any person who is a broker- dealer registered under the Exchange Act or is participating in the exchange offer for the purposes of distributing the new notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the new notes acquired by such person and cannot rely on the position of the staff of the SEC set forth in certain no-action letters, including the staff’s position enunciated in Exxon Capital Holdings Corporation (available May 13, 1988) (the “Exxon Capital Letter”) and Morgan Stanley & Co. Incorporated (available June 5, 1991) (the “Morgan Stanley Letter”), as interpreted in the SEC’s letter to Shearman & Sterling (dated July 2, 1993) (the “Shearman & Sterling Letter”);

•	the holder and any beneficial holder understands that a secondary resale transaction described in the third bullet point above and any resales of new notes obtained by such holder in exchange for old notes acquired by such holder directly from us should be covered by an effective registration statement containing the selling security holder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the SEC; and

•	the holder is not an “affiliate,” as defined in Rule 405 of the Securities Act, of our company.

If the holder is a broker-dealer that will receive new notes for its own account in exchange for old notes that were acquired as a result of market- making activities or other trading activities, the holder is required to acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution.” However, by so acknowledging and by delivering a prospectus, the holder will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Acceptance of Old Notes For Exchange; Delivery Of New Notes

Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date of the exchange offer, all old notes properly tendered, and will issue the new notes promptly after acceptance of the old notes. See “—Certain Conditions to the Exchange Offer” below. For purposes of the exchange offer, we shall be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral (promptly confirmed in writing) or written notice to the exchange agent. The new notes will bear interest from the most recent date to which interest has been paid on the old notes (i.e., August 15, 2014). Accordingly, registered holders of new notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid (i.e., August 15, 2014). Old notes accepted for exchange will cease to accrue interest from and after the date of consummation of the exchange offer. Holders of old notes whose old notes are accepted for exchange will not receive any payment for accrued interest on the old notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the exchange offer and will be deemed to have waived their rights to receive accrued interest on the old notes.

Return of Old Notes

If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are withdrawn or are submitted for a greater principal amount than the holders desire to exchange, such unaccepted, withdrawn or non-exchanged old notes will be returned without expense to the tendering holder of such old notes (or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at the depositary pursuant to the book-entry transfer procedures described below, such old notes will be credited to an account maintained with the depositary) promptly upon the expiration or termination of the exchange offer.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the old notes at the depositary for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in the depositary’s systems may make book-entry delivery of old notes by causing the depositary to transfer such old notes into the exchange agent’s account at the depositary in accordance with the depositary’s procedures for transfer.

Guaranteed Delivery Procedures

Holders who wish to tender their old notes and (i) whose old notes are not immediately available or (ii) who cannot deliver their old notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, may effect a tender if:

•	the tender is made through an eligible institution;

•	subject to the applicable procedures of DTC, prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and a duly executed letter of transmittal and notice of guaranteed delivery substantially in the form provided by us (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such old notes and the principal amount of old notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificate(s) representing the old notes in proper form for transfer or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the certificates representing all tendered old notes in proper form for transfer or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within five New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided herein, tenders of old notes may be withdrawn at any time prior to the expiration date.

To withdraw a tender of old notes in the exchange offer, subject to the applicable procedures of DTC, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth below, prior to the expiration date. Any such notice of withdrawal must:

•	specify the name of the person having deposited the old notes to be withdrawn;

•	identify the old notes to be withdrawn (including the certificate number or numbers and aggregate principal amount of such old notes);

•	where the certificates for old notes have been transmitted, specify the name in which such old notes are registered, if different from that of the withdrawing holder.

If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution.

If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the depositary to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by us in our sole discretion, and our determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new notes will be issued with respect thereto unless the old notes so withdrawn are validly retendered. Properly withdrawn old notes may be retendered by following one of the procedures described above at any time prior to the expiration date.

Certain Conditions To The Exchange Offer

Notwithstanding any other provision of the exchange offer, we shall not be required to accept for exchange, or to issue new notes in exchange for, any old notes. We may terminate or amend the exchange offer if at any time before the expiration of the exchange offer, we determine that:

•	the exchange offer does not comply with any applicable law or any applicable interpretation of the staff of the SEC;

•	we have not received all applicable governmental approvals; or

•	any actions or proceedings of any governmental agency or court exist which could materially impair our ability to consummate the exchange offer.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended. In any such event we are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

Exchange Agent

Wilmington Trust, National Association has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

By Mail, Overnight Mail or Courier:

Wilmington Trust, National Association

Rodney Square North

1100 North Market Street

Wilmington, DE 19890-1626

Attention: Workflow Management—5th Floor

Facsimile: (302) 636-4139, Attention: Exchange

Other Inquiries: DTC Desk (DTC2@wilmingtontrust.com)

Delivery other than as set forth above will not constitute a valid delivery.

Fees and Expenses

The expenses of soliciting tenders will be borne by us. The principal solicitation is being made by mail. However, additional solicitation may be made by facsimile, telephone or in person by our officers and employees.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.

The expenses to be incurred in connection with the exchange offer will be paid by us. Such expenses include registration fees, fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

Transfer Taxes

Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with the tender. If, however, new notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the old notes tendered, or if a transfer tax is imposed for any reason other than the exchange of old notes in connection with the exchange offer, then any such transfer taxes, whether imposed on the registered holder or on any other person, will be payable by the holder or such other person. If satisfactory evidence of payment of, or exemption from, such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

The new notes will be recorded at the same carrying value as the old notes, which is the principal amount as reflected in our accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The debt issuance costs will be capitalized for accounting purposes and will be amortized over the term of the new notes.

Consequences Of Failure To Exchange; Resales Of New Notes

Participation in the exchange offer is voluntary. Holders of the old notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

Holders of old notes who do not exchange their old notes for new notes pursuant to the exchange offer will continue to be subject to the restrictions on transfer of those old notes as set forth in the legend thereon as a consequence of the issuance of the old notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of, the Securities Act and applicable state securities laws. In general, the old notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

Old notes not exchanged pursuant to the exchange offer will continue to accrue interest at 6.875% per annum and will otherwise remain outstanding in accordance with their terms. Holders of old notes do not have any appraisal or dissenters’ rights under the Delaware General Corporation Law in connection with the exchange offer.

Based on interpretive letters issued by the staff of the SEC to third parties in unrelated transactions, including the staff’s position enunciated in the Exxon Capital Letter, the Morgan Stanley Letter and the Shearman & Sterling Letter, we are of the view that new notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by holders thereof (other than any such holder which is our “affiliate” within the meaning of Rule 405 under the Securities Act or any broker-dealer that purchases notes from us to resell pursuant to Rule 144A or any other available exemption), without compliance with the registration and prospectus delivery provisions of the Securities Act. This is the case provided that such new notes are acquired in the ordinary course of such holders’ business and such holders have no arrangement or understanding with any person to participate in the distribution of such new notes. If any holder has any arrangement or understanding with respect to the distribution of the new notes to be acquired pursuant to the exchange offer, such holder:

•	could not rely on the applicable interpretations of the staff of the SEC as enunciated in the Exxon Capital Letter, the Morgan Stanley Letter, the Shearman & Sterling Letter, or other interpretive letters to similar effect; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

A broker-dealer who holds old notes that were acquired for its own account as a result of market-making or other trading activities may be deemed to be all “underwriter” within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of new notes. Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of such new notes.

The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making or other trading activities. Pursuant to the registration rights agreement, we have agreed to make this prospectus, as it may be amended or supplemented from time to time, available to broker-dealers for use in connection with any resale for a period of one year following the effective date. See “Plan of Distribution.”

We have not requested the staff of the SEC to consider the exchange offer in the context of a no-action letter, and there can be no assurance that the staff would take positions similar to those taken in the interpretive letters referred to above if we were to make such a no-action request.

In addition, to comply with the securities laws of applicable jurisdictions, the new notes may not be offered or sold unless they have been registered or qualified for sale in the applicable jurisdictions or an exemption from registration or qualification is available and is complied with. We have agreed, under the registration rights agreement and subject to specified limitations therein, to register or qualify the new notes for offer or sale under the securities or blue sky laws of the applicable jurisdictions in the United States as any selling holder of the new notes reasonably requests in writing.

DESCRIPTION OF THE NEW NOTES

As used below in this “Description of the New Notes” section, the “Issuer” means WCI Communities, Inc., a Delaware corporation, and its successors, but not any of its subsidiaries. The Issuer issued the old notes and will issue the new notes described in this prospectus under an indenture, dated August 7, 2013 (as amended, modified or supplemented from time to time in accordance with its terms, the “Indenture”), among the Issuer, the Subsidiary Guarantors and Wilmington Trust, National Association, as trustee (the “Trustee”). The old notes were issued in a private transaction that was not subject to the registration requirements of the Securities Act. The notes offered hereby are referred to in this prospectus as the “new notes.” The terms of the new notes are substantially identical to the old notes, except that the new notes are registered under the Securities Act and the transfer restrictions and registration rights applicable to the old notes do not apply to the new notes. The old notes and the new notes are referred to together as the “Notes.” The terms of the Notes include those set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

The $50.0 million aggregate principal amount of the notes offered hereby will have the same terms as, and will be treated as a single series with, our outstanding $200.0 million aggregate principal amount of 6.875% Senior Notes due 2021, issued on August 7, 2013 (the “initial notes”). Holders of the notes offered hereby and the initial notes will vote as one series under the Indenture.

The following is a summary of the material terms and provisions of the Notes. The following summary does not purport to be a complete description of the Notes and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Indenture. We urge you to read the Indenture because it, and not this description, defines your rights as Holders of the Notes. You can find definitions of certain terms used in this description under the heading “—Certain Definitions.” Certain defined terms used in this description but not defined below under the heading “—Certain Definitions” have the meanings assigned to them in the Indenture.

The registered Holder of a Note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the Indenture.

Brief Description of the Notes and the Note Guarantees

The Notes

The Notes are:

•	senior unsecured obligations of the Issuer;

•	effectively subordinated to the Issuer’s obligations under any existing or future secured Indebtedness to the extent of the value of the assets securing such Indebtedness;

•	pari passu in right of payment with all senior Indebtedness of the Issuer, including the initial notes;

•	senior in right of payment to any future subordinated Indebtedness of the Issuer, if any;

•	unconditionally guaranteed by the Subsidiary Guarantors; and

•	structurally subordinated to all future indebtedness and other liabilities of the Issuer’s Subsidiaries that do not guarantee the Notes.

The Note Guarantees

The Issuer’s obligations under the Notes and the Indenture are jointly and severally guaranteed by the Subsidiary Guarantors.

Each Note Guarantee is:

•	a senior unsecured obligation of that Subsidiary Guarantor;

•	effectively subordinated to that Subsidiary Guarantor’s obligations under any existing or future secured Indebtedness to the extent of the value of the assets securing such Indebtedness;

•	pari passu in right of payment with all senior Indebtedness of that Subsidiary Guarantor, including guarantees related to the initial notes; and

•	senior in right of payment to any future subordinated Indebtedness of that Subsidiary Guarantor.

Principal, Maturity and Interest

The Issuer initially issued $200.0 million of the initial notes and subsequently issued an additional $50.0 million of the old notes under the Indenture. The Issuer issued the Notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes will mature on August 15, 2021. Subject to our compliance with the covenant described under the subheading “—Certain Covenants—Limitations on Additional Indebtedness,” we are permitted to issue additional Notes from time to time under the Indenture (the “Additional Notes”). The initial notes, the Notes and the Additional Notes, if any, will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase; provided, however, that a separate CUSIP will be issued for any Additional Notes unless the initial notes, Notes and the Additional Notes are fungible for U.S. federal income tax purposes and subject to the procedures of The Depository Trust Company. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of the New Notes,” references to the “Notes” include any Additional Notes actually issued.

Interest on the new notes will accrue at the rate of 6.875% per annum and will be payable semiannually in arrears on February 15 and August 15, commencing on February 15, 2015. Interest on the old notes currently accrues at the rate of 6.875% per annum and is payable semiannually in arrears on February 15 and August 15. We will make each interest payment to the Holders of record of the Notes on the immediately preceding February 1 and August 1. We will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful.

Interest on the Notes will accrue from August 15, 2014. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. If any payment date with respect to the Notes is not on a Business Day, it shall be made on the next succeeding Business Day with the same effect as if made on the relevant payment date, without additional interest.

Additional interest may accrue on the Notes in certain circumstances pursuant to the Registration Rights Agreement.

Methods of Receiving Payments on the Notes

If a Holder has given wire transfer instructions to the Issuer at least ten Business Days prior to the applicable payment date, the Issuer will make all payments on such Holder’s Notes in accordance with those instructions. Otherwise, payments on the Notes will be made at the office or agency of the paying agent (the “Paying Agent”) and registrar (the “Registrar”) for the Notes unless the Issuer elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders. The Trustee will initially act as Paying Agent and Registrar. The Issuer may change the Paying Agent or Registrar without prior notice to the Holders, and the Issuer may act as Paying Agent or Registrar.

Optional Redemption

Except as set forth below, we will not be entitled to redeem the Notes at our option.

On and after August 15, 2016, we will be entitled at our option to redeem all or a portion of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on August 15 of the years set forth below.

Period	Redemption Price
2016	105.156%
2017	103.438%
2018	101.719%
2019 and thereafter	100.000%

In addition, any time prior to August 15, 2016, we will be entitled at our option on one or more occasions to redeem Notes (which includes Additional Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the notes issued under the Indenture (which includes Additional Notes, if any) issued prior to such date at a redemption price (expressed as a percentage of principal amount) of 106.875%, plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), with an amount not to exceed the net cash proceeds from one or more Equity Offerings; provided, however, that

(1)	at least 65% of such aggregate principal amount of the notes issued under the Indenture (which includes Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (with Notes held, directly or indirectly, by the Issuer or its Affiliates being deemed to be not outstanding for purposes of such calculation); and

(2)	notice of such redemption shall have been given within 90 days after the date of the related Equity Offering.

Prior to August 15, 2016, we will be entitled, at our option, to redeem all or a portion of the Notes at a redemption price equal to 100% of the principal amount of the Notes plus the Applicable Premium as of, and accrued and unpaid interest to, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date). Notice of such redemption must be mailed by first-class mail or in the case of global notes, delivered electronically in accordance with the procedures of the depositary to each Holder’s registered address, not less than 30 nor more than 60 days prior to the redemption date.

The following definitions are used to determine the Applicable Premium:

“Applicable Premium” means with respect to a Note at any redemption date, the greater of (1) 1.00% of the principal amount of such Note and (2) the excess of (A) the present value at such redemption date of (i) the redemption price of such Note on August 15, 2016 (such redemption price being described in the second paragraph in this “—Optional Redemption” section exclusive of any accrued interest) plus (ii) all required remaining scheduled interest payments due on such Note through August 15, 2016 (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 0.50%, over (B) the principal amount of such Note on such redemption date. The Applicable Premium will be calculated by the Issuer. The Trustee shall have no duty to calculate or verify the calculations of the Applicable Premium.

“Treasury Rate” means the yield to maturity as of the earlier of (a) such redemption date or (b) the date on which such Notes are defeased or satisfied and discharged, of the most recently issued United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such date to August 15, 2016; provided, however, that if the period from such date to August 15, 2016, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. Any such Treasury Rate shall be obtained by the Issuer.

Selection and Notice of Redemption

In the event that less than all of the Notes are to be redeemed at any time pursuant to an optional redemption, selection of the Notes for redemption will be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of The Depository Trust Company), unless that method is otherwise prohibited.

If the Notes are listed on a national security exchange, the Issuer shall notify the Trustee in writing of such listing, and the selection of Notes to be redeemed shall be in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed.

Notice of redemption will be mailed by first-class mail or delivered electronically in the case of global notes, in accordance with the procedures of The Depository Trust Company at least 30 but not more than 60 days before the date of redemption to each Holder of Notes to be redeemed at its registered address, except that redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Any redemption notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an Equity Offering or other corporate transaction, including without limitation a financing or a Change of Control. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuer’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the Holder of the Note upon cancellation of the original Note. On and after the date of redemption, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Issuer has deposited with the Paying Agent (or, if the Issuer is the Paying Agent, has segregated and holds in trust) funds in satisfaction of the redemption price (including accrued and unpaid interest on the Notes to be redeemed) pursuant to the Indenture.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

We are not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, we may be required to offer to purchase Notes as described under the captions “—Change of Control” and “—Certain Covenants—Limitations on Asset Sales.” We may at any time and from time to time purchase Notes in the open market or otherwise.

Note Guarantees

As of the date of this prospectus, all of the Issuer’s Subsidiaries were “Restricted Subsidiaries,” and all of the Issuer’s Wholly Owned Restricted Subsidiaries are Subsidiary Guarantors, other than Immaterial Subsidiaries. The Subsidiary Guarantors fully and unconditionally and jointly and severally guaranteed, subject to certain customary release provisions described below, on a senior unsecured basis, our obligations under the Notes.

In the future, not all of our Subsidiaries will be required to guarantee the Notes. Our Immaterial Subsidiaries and Mortgage Subsidiaries will not guarantee the Notes. In addition, under the circumstances described below under the subheading “—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries,” the Issuer is permitted to designate some of its Subsidiaries as “Unrestricted Subsidiaries.” The effect of designating a Subsidiary as an “Unrestricted Subsidiary” is:

•	an Unrestricted Subsidiary will not be a Subsidiary Guarantor;

•	an Unrestricted Subsidiary will not be subject to the restrictive covenants in the Indenture;

•	a Subsidiary that has previously been a Subsidiary Guarantor and that is Designated an Unrestricted Subsidiary will be released from its Note Guarantee; and

•	the assets, income, cash flow and other financial results of an Unrestricted Subsidiary will not be consolidated with those of the Issuer for purposes of calculating compliance with the restrictive covenants contained in the Indenture.

As of June 30, 2014, the non-guarantor Subsidiaries accounted for approximately 0.7% of the Issuer’s consolidated total assets, had $0.1 million of indebtedness outstanding and had approximately $0.5 million of total liabilities, including trade payables, but excluding intercompany liabilities, and for the twelve months ended June 30, 2014, the non-guarantor Subsidiaries accounted for approximately $3.4 million of the Issuer’s consolidated total revenues. All such amounts and percentages were derived from our audited and unaudited consolidated financial statements, which are incorporated by reference in this prospectus.

In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, these non-guarantor Subsidiaries will pay the holders of their debts and their trade creditors before they will be able to distribute any of their assets to us.

Each Subsidiary Guarantor that makes a payment under its Note Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

Each Note Guarantee will contain a provision that will purport to limit the obligations of such Subsidiary Guarantor under its Note Guarantee as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. However, there can be no assurance that this provision will be effective to ensure that any Note Guarantee does not constitute a fraudulent conveyance or fraudulent transfer under applicable law. See “Risk Factors—Risks Related to the Notes and this Offering—Federal and state statutes may allow courts, under specific circumstances, to void the guarantees and require noteholders to return payments received from guarantors.” If a Note Guarantee was rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such indebtedness, a Subsidiary Guarantor’s liability on its Note Guarantee could be reduced to zero. See “Risk Factors—Risks Related to the Notes and this Offering.”

Pursuant to the Indenture, a Subsidiary Guarantor may consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all its assets to any other Person to the extent described below under “—Certain Covenants—Limitations on Mergers, Consolidations, Etc.”; provided, however, that if such other Person is not the Issuer or a Subsidiary Guarantor, such Subsidiary Guarantor’s obligations under its Note Guarantee must be expressly assumed by such other Person, except that such assumption will not be required if such other Person is not a Subsidiary of the Issuer. Upon any transaction described in the proviso above, the obligor on the related Note Guarantee will be automatically and unconditionally released from its obligations thereunder.

The Note Guarantee of a Subsidiary Guarantor also will be released:

(1)	upon the disposition of all or a portion of the Equity Interests of such Subsidiary Guarantor by way of merger, consolidation or otherwise such that such Subsidiary Guarantor ceases to be a Subsidiary, if the sale or other disposition does not violate the covenant described under “—Certain Covenants—Limitations on Asset Sales”;

(2)	upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary;

(3)	in connection with the dissolution of such Subsidiary Guarantor under applicable law in accordance with the Indenture;

(4)	upon the release or discharge of the guarantee which resulted in the creation of such Note Guarantee pursuant to the section entitled “Additional Note Guarantees” (except a discharge or release by or as a result of a termination or discharge in full of such guarantee); or

(5)	if we exercise our legal defeasance option or our covenant defeasance option as described under “—Defeasance” or if our obligations under the Indenture are discharged in accordance with the terms of the Indenture.

Ranking

The Notes are general unsecured obligations of the Issuer. The Notes will rank senior in right of payment to all future obligations of the Issuer that are, by their terms, expressly subordinated in right of payment to the Notes and pari passu in right of payment with all existing and future unsecured obligations of the Issuer that are not so subordinated, including the initial notes. Each Note Guarantee is a general unsecured obligation of the Subsidiary Guarantor thereof and ranks senior in right of payment to all future obligations of such Subsidiary Guarantor that are, by their terms, expressly subordinated in right of payment to such Note Guarantee and pari passu in right of payment with all existing and future unsecured obligations of such Subsidiary Guarantor that are not so subordinated, including guarantees related to the initial notes.

The Notes and each Note Guarantee are effectively subordinated to secured Indebtedness of the Issuer and the applicable Subsidiary Guarantor to the extent of the value of the assets securing such Indebtedness. Although the Indenture contains limitations on the amount of additional Indebtedness, including secured Indebtedness, that the Issuer and the Restricted Subsidiaries may incur, under certain circumstances such Indebtedness may be substantial. See “Risk Factors—Risks Related to the Notes and this Offering—We may incur additional indebtedness, which indebtedness might rank equal or effectively senior to the Notes or the guarantees thereof.” As of June 30, 2014, we had $250.0 million of total aggregate principal amount of debt outstanding, none of which was secured and none of which was subordinated in right of payment to the Notes and the Note Guarantees. At such date, there were no amounts drawn on the Revolving Credit Facility that allows the Issuer to borrow up to $75.0 million on a revolving basis, of which up to $50.0 million may be used for letters of credit, or any limitations on the Issuer’s borrowing capacity, leaving the full amount available to the Issuer. In addition, as of June 30, 2014, the Issuer could have incurred up to $8.0 million of additional Indebtedness under the senior loan with Stonegate Bank secured by, among other things, a first mortgage on a parcel of land and related amenity facilities comprising the Pelican Preserve Town Center in Fort Myers, Florida.

A portion of our operations is conducted through our Subsidiaries. As described above under “—Note Guarantees,” Note Guarantees may be released under certain circumstances. Further, our future Subsidiaries may not be required to guarantee the Notes. Claims of creditors of such non-guarantor Subsidiaries, including trade creditors and creditors holding indebtedness or guarantees issued by such non-guarantor Subsidiaries, and claims of preferred stockholders of such non-guarantor Subsidiaries generally will have priority with respect to the assets and earnings of such non-guarantor Subsidiaries over the claims of our creditors, including Holders of the Notes. Accordingly, the Notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such non-guarantor Subsidiaries.

As reported in our unaudited consolidated financial statements, the total liabilities of our non-guarantor Subsidiaries were approximately $0.5 million as of June 30, 2014, including trade payables. Although the Indenture limits the incurrence of Indebtedness and preferred stock by certain of our subsidiaries, such limitation is subject to a number of significant qualifications and does not apply at all to Unrestricted Subsidiaries. Moreover, the Indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See “—Certain Covenants—Limitations on Additional Indebtedness.”

Change of Control

Upon the occurrence of any of the following events (each a “Change of Control”), each Holder shall have the right to require that the Issuer repurchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date):

(1)	any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than any Permitted Holder, is or becomes the “beneficial owner” (as defined in Rules 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Issuer (for the purposes of this clause (1), such other person shall be deemed to beneficially own any Voting Stock of a Person held by any other Person (the “parent entity”), if such other person is the beneficial owner (as defined above in this clause (1)), directly or indirectly, of more than 50% of the voting power of the Voting Stock of such parent entity);

(2)	the stockholders of the Issuer adopt a Plan of Liquidation or dissolution of the Issuer; provided that a liquidation or dissolution of Issuer which is part of a transaction that does not constitute a Change of Control pursuant to the proviso contained in clause (3) below shall not constitute a Change of Control; or

(3)	the merger or consolidation of the Issuer with or into another Person or the merger of another Person with or into the Issuer, or the sale of all or substantially all the assets of the Issuer and its Restricted Subsidiaries (determined on a consolidated basis) to another Person, except in each case to a Restricted Subsidiary of the Issuer or a Permitted Holder; provided that a transaction following which (A) in the case of a merger or consolidation transaction, one or more holders of securities that represented a majority of the Voting Stock of the Issuer immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction or (B) in the case of a sale of assets transaction, each transferee is or becomes an obligor in respect of the Notes and a Subsidiary of the transferor of such assets, in each case, shall not constitute a Change of Control.

Within 30 days following any Change of Control, we will send a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(1)	that a Change of Control has occurred and that such Holder has the right to require us to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2)	the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(3)	the instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

Any Change of Control Offer shall comply with the procedures of The Depository Trust Company.

We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or if notice of redemption has been given pursuant to “Optional Redemption” above.

Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Issuer and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Issuer and the initial purchaser. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Limitations on Additional Indebtedness” and “—Certain Covenants—Limitations on Liens.” Such restrictions are subject to numerous exceptions and can be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Accordingly, the covenants set forth in the Indenture may not afford Holders of the Notes protection in the event of a highly leveraged transaction.

In the event a Change of Control occurs at a time when we are contractually prohibited from purchasing Notes, we may seek the consent of our lenders to the purchase of Notes or may attempt to refinance the borrowings that contain such prohibition. If we do not obtain such a consent or repay such borrowings, we will remain prohibited from purchasing Notes. In such case, our failure to offer to purchase Notes would constitute an Event of Default under the Indenture, which would, in turn, constitute a default under our other Indebtedness, including any Credit Facilities that we may enter into in the future.

Any future indebtedness that we may incur, including indebtedness under any Credit Facility, may, contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repayment or repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the Holders of their right to require us to repurchase their Notes could cause a default under such other indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors—Risks Relating to the Notes and this Offering—We may not be able to satisfy our obligations to holders of the notes upon a change of control.”

The definition of “Change of Control” includes the phrase “all or substantially all the assets.” Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuer. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of Notes may require the Issuer to make an offer to repurchase the Notes as described above. See “Risk Factors—Risks Relating to the Notes and this Offering—We may not be able to satisfy our obligations to holders of the notes upon a change of control.”

The provisions under the Indenture relative to our obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

Certain Covenants

The Indenture contains, among others, the following covenants:

Limitations on Additional Indebtedness

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness; provided that the Issuer or any Subsidiary Guarantor may incur additional Indebtedness (including Acquired Indebtedness) if after giving effect thereto, either (a) the Consolidated Fixed Charge Coverage Ratio would be at least 2.00 to 1.00 or (b) the ratio of Consolidated Indebtedness to Consolidated Tangible Net Worth would be no more than 2.25 to 1.00 (either (a) or (b), the “Ratio Exception”).

Notwithstanding the above, each of the following shall be permitted (the “Permitted Indebtedness”):

(1)	the incurrence by the Issuer or any Subsidiary Guarantor (and the guarantee thereof by the Issuer or any such Subsidiary Guarantor) of Indebtedness under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Issuer and its Restricted Subsidiaries thereunder) not to exceed the greater of (a) $125.0 million and (b) 25.0% of Consolidated Tangible Assets at the time of incurrence;

(2)	the Notes and the Note Guarantees issued on the Issue Date and the new notes and Note Guarantees issued in exchange therefor;

(3)	Indebtedness of the Issuer and the Restricted Subsidiaries to the extent outstanding or committed on the Issue Date (other than Indebtedness referred to in clauses (1) and (2) above);

(4)	Indebtedness of the Issuer and the Restricted Subsidiaries under Hedging Obligations incurred in the ordinary course of business (as determined in good faith by the Issuer) and not for speculative purposes;

(5)	Indebtedness of the Issuer owed to a Restricted Subsidiary and Indebtedness of any Restricted Subsidiary owed to the Issuer or any other Restricted Subsidiary; provided, however, that (a) any Indebtedness of the Issuer owed to a Restricted Subsidiary that is not a Subsidiary Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Issuer’s obligations under the Indenture and the Notes and (b) upon such Indebtedness being owed to any Person other than the Issuer or a Restricted Subsidiary, such Restricted Subsidiary shall be deemed to have incurred Indebtedness not permitted by this clause (5);

(6)	Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, letters of credit, performance bonds, completion bonds, bid bonds, surety bonds, appeal bonds, performance, completion and compliance guarantees or other similar obligations incurred by the Issuer or any Restricted Subsidiary in the ordinary course of business (as determined in good faith by the Issuer);

(7)	Purchase Money Indebtedness incurred by the Issuer or any Restricted Subsidiary, in an aggregate amount not to exceed at any time outstanding the greater of (a) $10.0 million and (b) 2.0% of Consolidated Tangible Assets at the time of incurrence;

(8)	Non-Recourse Indebtedness of the Issuer or any Restricted Subsidiary incurred for the acquisition, development and/or improvement of real property and secured by Liens only on such real property and Directly Related Assets;

(9)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business (as determined in good faith by the Issuer); provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(10)	Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business (as determined in good faith by the Issuer);

(11)	Refinancing Indebtedness with respect to Indebtedness incurred pursuant to the Ratio Exception, clauses (1)(b) (provided that such debt continues to be incurred under such clause (1)(b)), (2), (3), (7), (11), (19), (22) or (23) of this paragraph;

(12)	the guarantee by the Issuer or any Restricted Subsidiary of Indebtedness (other than Indebtedness incurred pursuant to clauses (8), (13) (other than a Mortgage Subsidiary) or (23) hereof or, in the case of the guarantee by a Restricted Subsidiary that is not a Subsidiary Guarantor, pursuant to the Ratio Exception) of the Issuer or any Restricted Subsidiary to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this covenant;

(13)	Non-Recourse Indebtedness of any Mortgage Subsidiary under warehouse lines of credit and repurchase agreements, and Non-Recourse Indebtedness secured by mortgage loans and related assets of such Mortgage Subsidiary, in each case incurred in the ordinary course of such business;

(14)	the incurrence of Indebtedness by the Issuer or any Restricted Subsidiary in respect of Obligations to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such Obligations are incurred in connection with open accounts extended by suppliers on customary trade terms (which require that all such payments be made within 60 days after the incurrence of the related obligation) in the ordinary course of business (as determined in good faith by the Issuer) and not in connection with the borrowing of money or any Hedging Obligations;

(15)	Indebtedness of the Issuer or any Restricted Subsidiary consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements, in each case in the ordinary course of business (as determined in good faith by the Issuer);

(16)	the incurrence of Indebtedness by the Issuer or a Restricted Subsidiary deemed to exist pursuant to the terms of a joint venture agreement as a result of the failure of the Issuer or any Restricted Subsidiary to make a required capital contribution therein; provided that the only recourse on such Indebtedness is limited to the Issuer’s or such Restricted Subsidiary’s equity interests in the related joint venture;

(17)	Obligations of the Issuer or any Restricted Subsidiary under an agreement with any governmental authority, adjoining (or common master plan) landowner or seller of real property, in each case entered into in the ordinary course of business (as determined in good faith by the Issuer) in connection with the acquisition of real property, to entitle, develop or construct infrastructure thereupon;

(18)	the incurrence of Obligations by the Issuer and its Restricted Subsidiaries for the pledge of assets in respect of, and guaranties of, bond financings of political subdivisions or enterprises thereof in the ordinary course of business (as determined in good faith by the Issuer);

(19)	(x) Indebtedness of the Issuer or any Guarantor incurred to finance an acquisition or merger or (y) Acquired Indebtedness of the Issuer or any Restricted Subsidiary; provided, however, that in either case, after giving effect to the transactions that result in the incurrence or issuance thereof, on a pro forma basis, either (a) the Issuer would have been able to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant, (b) the Consolidated Fixed Charge Coverage Ratio of the Issuer and its Restricted Subsidiaries is greater than such ratio immediately prior to such acquisition or merger, or (c) the ratio of Consolidated Indebtedness to Consolidated Tangible Net Worth of the Issuer and its Restricted Subsidiaries is less than such ratio immediately prior to such acquisition or merger;

(20)	the incurrence of Indebtedness by the Issuer or a Restricted Subsidiary in respect of a PAPA;

(21)	Indebtedness incurred in connection with a sale/leaseback of any Model Home Unit;

(22)	Indebtedness of the Issuer or any Restricted Subsidiary in an aggregate amount not to exceed the greater of (a) $15.0 million and (b) 3.0% of Consolidated Tangible Assets at the time of incurrence; and

(23)	(x) Guarantees by the Issuer or any of its Restricted Subsidiaries in respect of Indebtedness incurred by Joint Ventures, (y) Indebtedness of a Restricted Subsidiary that is a Joint Venture, and (z) GP Indebtedness of the Issuer or its Restricted Subsidiaries in respect of Joint Ventures, in an aggregate amount at any time outstanding under this clause (23) not to exceed the greater of (a) $15.0 million and (b) 3.0% of Consolidated Tangible Assets at the time of incurrence.

The Issuer will not incur, and will not permit any Subsidiary Guarantor to incur, any Indebtedness (including Permitted Indebtedness) that is contractually subordinated in right of payment to any other Indebtedness of the Issuer or such Subsidiary Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Note Guarantee at least to the same extent and in the same manner as such Indebtedness is subordinated to such other Indebtedness of the Issuer or such Subsidiary Guarantor, as the case may be; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Issuer solely by virtue of being unsecured or by virtue of being secured on a junior priority basis.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (23) above or is entitled to be incurred pursuant to the Ratio Exception, the Issuer shall, in its sole discretion, classify such item of Permitted Indebtedness on the date of incurrence and may later reclassify such item of Indebtedness in any manner that complies with this covenant and will be entitled to divide the amount and type of such Indebtedness among more than one of such clauses under the second paragraph of this covenant and the first paragraph of this covenant. Notwithstanding the foregoing, Indebtedness under any Credit Facility outstanding on the Issue Date will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Indebtedness. Except as provided in clause (2) of the definition of Permitted Indebtedness, Note Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included.

In the event that the Issuer or a Restricted Subsidiary enters into or increases commitments under a revolving credit facility for which it elects to incur the Indebtedness under such revolving credit facility under clause (1)(b), (22) or (23) above, the amount of Consolidated Tangible Assets will be determined on the date such revolving credit facility is entered into or on the date of such increase in commitments (assuming that the full amount thereof has been borrowed as of such date), and, if such test is satisfied with respect thereto at such time, any borrowing or reborrowing thereunder will be permitted irrespective of the amount of Consolidated Tangible Assets at the time of any borrowing or reborrowing (and such committed amount will be deemed to be outstanding for purposes of any subsequent calculation of the amount of Indebtedness permitted to be incurred under such clause).

Accrual of interest, accrual of dividends, the accretion of accreted value, the amortization of debt discount, the payment of interest in the form of additional Indebtedness, the reclassification of any obligation, including preferred stock, as Indebtedness due to a change in accounting principles and the payment of dividends in the form of additional shares of preferred stock or Disqualified Equity Interests will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Equity Interests for purposes of this covenant. For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Issuer or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)	the Fair Market Value of such assets at the date of determination; and

(b)	the amount of the Indebtedness of the other Person.

Limitations on Restricted Payments

(a)	The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment:

(1)	a Default shall have occurred and be continuing or shall occur as a consequence thereof;

(2)	immediately after giving effect to such transaction on a pro forma basis, the Issuer could not incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the “—Certain Covenants—Limitations on Additional Indebtedness” covenant; or

(3)	the amount of such Restricted Payment, when added to the aggregate amount of all other Restricted Payments made after the Issue Date (other than Restricted Payments made pursuant to clauses (2) through (7) and (9) through (15) of the next paragraph), exceeds the sum (the “Restricted Payments Basket”) of (without duplication):

(a)	50% of Consolidated Net Income for the period (taken as one accounting period) from the first day of the fiscal quarter in which Issue Date occurs to and including the last day of the fiscal quarter ended immediately prior to the date of such calculation for which consolidated financial statements are available (or, if such Consolidated Net Income shall be a deficit, minus 100% of such aggregate deficit), plus

(b)	100% of the aggregate net cash proceeds or the Fair Market Value (as determined by the board of directors of the Issuer) of any assets to be used in a Permitted Business received by the Issuer either (x) as contributions to the common equity of the Issuer after the Issue Date or (y) from the issuance and sale of Qualified Equity Interests after the Issue Date (provided that such amount will not include any net cash proceeds from sales of Equity Interests to the extent utilized for any Restricted Payment pursuant to clause (b)(4)(a) of this covenant), plus

(c)	the aggregate amount by which Indebtedness of the Issuer or any Restricted Subsidiary is reduced on the Issuer’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Issuer) of Indebtedness issued subsequent to the Issue Date into Qualified Equity Interests (less the amount of any cash, or the fair value of assets, distributed by the Issuer or any Restricted Subsidiary upon such conversion or exchange), plus

(d)	in the case of the disposition or repayment of or return on any Investment that was treated as a Restricted Payment made after the Issue Date, an amount (to the extent not included in the computation of Consolidated Net Income) equal to the lesser of (i) the return of capital with respect to such Investment and (ii) the amount of such Investment that was treated as a Restricted Payment, in either case, less the cost of the disposition of such Investment and net of taxes, plus

(e)	upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the lesser of (i) the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary immediately following such Redesignation, and (ii) the aggregate amount of the Issuer’s Investments in such Subsidiary to the extent such Investments reduced the amount available for subsequent Restricted Payments under this clause (3) and were not previously repaid or otherwise reduced, plus

(f)	100% of the principal amount of, or, if issued at a discount, the accreted value of, any guarantee by the Issuer or any Restricted Subsidiary incurred after the Issue Date that is subsequently released (other than due to a payment on such guarantee), but only to the extent that such guarantee was treated as a Restricted Payment pursuant to this paragraph (a) when made.

b)	The foregoing provisions will not prohibit:

(1)	the payment by the Issuer or any Restricted Subsidiary of any dividend or similar distribution within 60 days after the date of declaration thereof, if on the date of declaration the payment would have complied with the provisions of the Indenture;

(2)	the making of any Restricted Payment in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Equity Interests (other than to the Issuer or any of its Subsidiaries);

(3)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the Issuer or any Restricted Subsidiary in exchange for, or out of the proceeds of the substantially concurrent incurrence of, Refinancing Indebtedness permitted to be incurred under the “—Certain Covenants—Limitations on Additional Indebtedness” covenant and the other terms of the Indenture;

(4)	the repurchase, redemption, defeasance or other acquisition or retirement for value of Equity Interests of the Issuer held by any future, present or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of the Issuer (or a direct or indirect parent thereof) or any Restricted Subsidiary, and any dividend payment or other distribution by the Issuer or a Restricted Subsidiary to a direct or indirect parent of the Issuer to the extent utilized for the repurchase, redemption, defeasance or other acquisition or retirement for value of any Equity Interests of such direct or indirect parent held by such future, present or former officer, director or employee (or their transferees, estates or beneficiaries under their estates), in each case, pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement or benefit plan of any kind; provided that the aggregate cash consideration paid for all such redemptions shall not exceed $5.0 million in any calendar year (with unused amounts in any calendar year being carried over to subsequent calendar years so long as the cash consideration applied to the repurchase, redemption, defeasance or other acquisition or retirement for value of Equity Interests pursuant to this clause (4) shall in no event exceed $10.0 million in any calendar year); provided further that such amount in any fiscal year may be increased by an amount not to exceed:

(a)	the net cash proceeds received by the Issuer or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Equity Interests) of the Issuer (or a direct or indirect parent thereof to the extent contributed to the Issuer) to officers, directors or employees of the Issuer or any Restricted Subsidiary of the Issuer (or any other direct or indirect parent of the Issuer) that occurs after the Issue Date; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will not increase the amount available for Restricted Payments under clause (a)(3) of this covenant; plus

(b)	the cash proceeds of key man life insurance policies received by the Issuer (or a direct or indirect parent thereof to the extent contributed to the Issuer) or any Restricted Subsidiary after the Issue Date to the extent actually used to repurchase, redeem, defease or otherwise acquire or retire the Equity Interests held by such key man; less

(c)	the amount of any Restricted Payments previously made pursuant to clauses (a) and (b) of this clause (4);

and provided further that cancellation of Indebtedness owing to the Issuer or any of its Restricted Subsidiaries from officers, directors, employees or consultants (or any permitted transferees thereof) of the Issuer or any Restricted Subsidiary (or a direct or indirect parent thereof) in connection with a repurchase of Equity Interests of the Issuer from such Persons will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

(5)	redemption of the 2017 Notes on the Issue Date as described elsewhere in this prospectus;

(6)	repurchases of Equity Interests deemed to occur upon the exercise of stock options or stock appreciation rights if the Equity Interests represent a portion of the exercise price thereof;

(7)	the repurchase of Equity Interests upon vesting of restricted stock, restricted stock units, performance share units or similar equity incentives to satisfy tax withholding or similar tax obligations with respect thereto;

(8)	the payment of dividends on the Issuer’s Qualified Equity Interests (other than preferred stock) (or the payment of any dividend to any parent of the Issuer to fund the payment by such parent of a dividend on such entity’s Qualified Equity Interests (other than preferred stock)) of up to 6% per annum of the net proceeds received by the Issuer from any public equity offering of such Qualified Equity Interests of the Issuer or contributed to the Issuer as common equity capital by any parent from any public equity offering of such Qualified Equity Interests of any direct or indirect parent of the Issuer (excluding public offerings of Qualified Equity Interests registered on Form S-8);

(9)	the distribution, as a dividend or otherwise, of Equity Interests of, or Indebtedness owed to the Issuer or a Restricted Subsidiary by, an Unrestricted Subsidiary (other than an Unrestricted Subsidiary the primary assets of which are cash and/or Cash Equivalents);

(10)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Equity Interests of the Issuer or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Equity Interests of the Issuer or such Restricted Subsidiary, as the case may be, so long as such refinancing Disqualified Equity Interests is permitted to be incurred pursuant to the covenant described under “—Certain Covenants—Limitations on Additional Indebtedness” and constitutes Refinancing Indebtedness;

(11)	cash payments in lieu of the issuance of fractional shares of the Issuer’s Equity Interests upon the exercise, conversion or exchange of any stock options, warrants, other rights to purchase Equity Interests or other convertible or exchangeable securities or any other transaction otherwise permitted by this covenant;

(12)	the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Equity Interests of the Issuer or any preferred stock of any Restricted Subsidiary of the Issuer issued on or after the date of the Indenture in accordance with the Ratio Exception described above under the caption “—Certain Covenants—Limitations on Additional Indebtedness”;

(13)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness (a) at a purchase price not greater than 101% of the principal amount of such Subordinated Indebtedness in the event of a Change of Control in accordance with provisions similar to the “—Change of Control” covenant or (b) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to the “—Certain Covenants—Limitations on Asset Sales” covenant; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Issuer has made the Change of Control Offer or Asset Sale Offer, as applicable, as provided in such covenant with respect to the Notes and have completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Asset Sale Offer;

(14)	distributions for the purpose of making an Investment in a Joint Venture that, if such Investment were made by the Issuer, would be permitted to be made as a Permitted Investment under clause (20) of such definition; provided that, any such distributions made pursuant to this clause (14) shall correspondingly permanently reduce the amounts available for investment under clause (20) of the definition of “Permitted Investment”;

(15)	payments on intercompany Indebtedness, the incurrence of which was permitted pursuant to the covenant under the caption “—Certain Covenants—Limitations on Additional Indebtedness;” provided, however, that no Default or Event of Default has occurred and is continuing or would otherwise result therefrom; or

(16)	Restricted Payments in an aggregate amount, when taken together with all Restricted Payments made pursuant to this clause (16) and then outstanding, that does not exceed $15.0 million;

provided that no issuance and sale of Qualified Equity Interests pursuant to clause (2) or (3) above shall increase the Restricted Payments Basket, except to the extent the proceeds thereof exceed the amounts used to effect the transactions described therein.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or a Restricted Subsidiary of the Issuer, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities (other than cash or Cash Equivalents) with a Fair Market Value of $10.0 million or more that are required to be valued by this covenant will be determined by the board of directors of the Issuer. The board of directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value of such asset or security exceeds $25.0 million.

For purposes of determining compliance with the provisions set forth above, in the event that a Restricted Payment or Permitted Investment meets the criteria of more than one of the types of Restricted Payments or Permitted Investments described in the above clauses or the definitions thereof, the Issuer, in its sole discretion, may order and classify, and later reclassify, such Restricted Payment or Permitted Investment if it would have been permitted at the time such Restricted Payment or Permitted Investment was made and at the time of any such reclassification.

Limitations on Dividend and Other Restrictions Affecting Restricted Subsidiaries

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a)	pay dividends or make any other distributions on or in respect of its Equity Interests (it being understood that the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common equity capital shall not be deemed a restriction on the ability to make distributions on Equity Interests);

(b)	make loans or advances or pay any Indebtedness or other obligation owed to the Issuer or any other Restricted Subsidiary; or

(c)	transfer any of its assets to the Issuer or any other Restricted Subsidiary;

except for:

(1)	encumbrances or restrictions existing under or by reason of applicable law, regulation, rule, permit or other regulatory restrictions;

(2)	encumbrances or restrictions existing under the Indenture, the Notes and the Note Guarantees;

(3)	non-assignment provisions of any contract or any lease entered into in the ordinary course of business (as determined in good faith by the Issuer);

(4)	encumbrances or restrictions existing under agreements existing on the Issue Date as in effect on the Issue Date and encumbrances or restrictions applicable to Restricted Subsidiaries under any Credit Facility pursuant to which Indebtedness is incurred pursuant to the covenant described under “—Limitations on Additional Indebtedness”;

(5)	in the case of clause (c) above, restrictions on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of such Lien;

(6)	restrictions on the transfer of assets imposed under any agreement to sell such assets permitted under the Indenture to any Person pending the closing of such sale;

(7)	any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the assets of any Person, other than the Person or the assets so acquired (including after acquired property);

(8)	encumbrances or restrictions arising in connection with Refinancing Indebtedness; provided, however, that any such encumbrances and restrictions are not, in the good faith determination of the board of directors or Senior Management of the Issuer, materially more restrictive than those contained in the agreements creating or evidencing the Indebtedness being refinanced;

(9)	customary provisions in leases (including Capitalized Leases), licenses, partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements entered into in the ordinary course of business (as determined in good faith by the Issuer) that restrict the transfer of leasehold interests or ownership interests in such partnership, limited liability company, joint venture or similar Person;

(10)	Purchase Money Indebtedness incurred in compliance with the covenant described under “—Certain Covenants—Limitations on Additional Indebtedness” to the extent they impose restrictions of the nature described in clause (c) above on the assets acquired;

(11)	Non-Recourse Indebtedness incurred in compliance with the covenant described under “—Certain Covenants—Limitations on Additional Indebtedness” to the extent they impose restrictions of the nature described in clause (c) above on the assets secured by such Non-Recourse Indebtedness or on the Equity Interests in the Person holding such assets;

(12)	Indebtedness incurred in compliance with clause (13) of the second paragraph under the covenant described under “—Certain Covenants—Limitations on Additional Indebtedness” to the extent they impose restrictions of the nature described in clause (c) above on the assets secured by such Indebtedness or on the Equity Interests in the Person holding such assets;

(13)	customary restrictions in other Indebtedness incurred in compliance with the covenant described under “—Certain Covenants—Limitations on Additional Indebtedness”; provided that such restrictions, taken as a whole, are, in the good faith judgment of the Issuer’s board of directors or Senior Management, (a) not materially more restrictive with respect to such encumbrances and restrictions than those contained in the existing agreements referenced in clause (2) or (4) above, or (b) will not have a material adverse effect on the Issuer’s ability to make payments of interest on and principal of the Notes;

(14)	any encumbrances or restrictions existing under (A) development agreements or other contracts entered into with municipal entities, agencies or sponsors in connection with the entitlement or development of real property or (B) agreements for funding of infrastructure, including in respect of the issuance of community facility district bonds, metro district bonds and subdivision improvement bonds, and similar bonding requirements arising in the ordinary course of business of a homebuilder (as determined in good faith by the Issuer);

(15)	customary restrictions in leases (including Capitalized Leases), security agreements or mortgages or other purchase money obligations for property acquired in the ordinary course of business to the extent they impose restrictions on the property purchased or leased of the nature described in clause (c) of the preceding paragraph;

(16)	provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements to the extent they impose restrictions on the property purchased or leased of the nature described in clause (c) of the preceding paragraph;

(17)	customary provisions imposed on the transfer of copyrighted or patented materials;

(18)	customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Issuer or any Restricted Subsidiary of the Issuer;

(19)	in the case of clause (c) above, contracts entered into in the ordinary course of business (as determined in good faith by the Issuer), not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Issuer or any Restricted Subsidiary of the Issuer in any manner material to the Issuer or such Restricted Subsidiary;

(20)	restrictions on the transfer of property or assets required by any regulatory authority having jurisdiction over the Issuer or any of its Restricted Subsidiaries or any of their businesses;

(21)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business (as determined in good faith by the Issuer); and

(22)	any encumbrances or restrictions imposed by any amendments or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (21) above; provided that such amendments or refinancings are, in the good faith judgment of the Issuer’s board of directors or Senior Management, either (a) not materially more restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing or (b) do not materially impair the ability of the Issuer to satisfy its obligations under the Notes.

Limitations on Transactions with Affiliates

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, in one transaction or a series of related transactions, sell, lease, transfer or otherwise dispose of any of its assets to, or purchase any assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate involving aggregate consideration in excess of $1.0 million (an “Affiliate Transaction”), unless:

(1)	such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that could be obtained in a comparable transaction at such time on an arm’s-length basis by the Issuer or that Restricted Subsidiary from a Person that is not an Affiliate of the Issuer or that Restricted Subsidiary; and

(2) (a)	with respect to any Affiliate Transaction involving aggregate value expended or received by the Issuer or any Restricted Subsidiary in excess of $10.0 million, the Independent Directors determine in good faith that such Affiliate Transaction complies with clause (1) above; and

(b)	with respect to any Affiliate Transaction involving aggregate value expended or received by the Issuer or any Restricted Subsidiary of $25.0 million or more, the Issuer or the applicable Restricted Subsidiary obtains (x) a written opinion as to the fairness of such Affiliate Transaction to the Issuer or such Restricted Subsidiary from a financial point of view or (y) a written appraisal supporting the value of such Affiliate Transaction, in either case, issued by an Independent Financial Advisor.

The foregoing restrictions shall not apply to:

(1)	transactions exclusively between or among (a) the Issuer and one or more Restricted Subsidiaries or (b) Restricted Subsidiaries; provided, in each case, that no Affiliate of the Issuer (other than another Restricted Subsidiary) owns Equity Interests of any such Restricted Subsidiary;

(2)	reasonable director, officer, employee and consultant compensation (including bonuses) and other benefits (including employee discounts, retirement, health, stock and other benefit plans) and indemnification and insurance arrangements;

(3)	the allocation of employee services among the Issuer, its Subsidiaries and the Joint Ventures on a fair and equitable basis in the ordinary course of business (as determined in good faith by the Issuer); provided that, in the case of any such Subsidiary or Joint Venture, no officer, director or Affiliate of the Issuer beneficially owns any Equity Interests in such Subsidiary or Joint Venture (other than indirectly through ownership of Equity Interests in the Issuer);

(4)	any Permitted Investment (other than any Permitted Investment made in accordance with clause (1)(b) or with clause (20), (21) or (22) of the definition of “Permitted Investments” to the extent that such Permitted Investment under clause (20), (21) or (22) is in a Joint Venture or Unrestricted Subsidiary of which any officer, director or Affiliate of the Issuer beneficially owns any Equity Interests (other than indirectly through ownership of Equity Interests in the Issuer));

(5)	any agreement as in effect as of the Issue Date or any extension, amendment or modification thereto (so long as any such extension, amendment or modification satisfies the requirements set forth in clause (1) of the first paragraph of this covenant) or any transaction contemplated thereby;

(6)	Restricted Payments which are made in accordance with the covenant described under “—Certain Covenants—Limitations on Restricted Payments”;

(7)	licensing of trademarks to, and allocation of overhead, sales and marketing, travel and like expenses among, the Issuer, its Subsidiaries and the Joint Ventures on a fair and equitable basis in the ordinary course of business (as determined in good faith by the Issuer); provided that, in the case of any such Subsidiary or Joint Venture, no officer, director or Affiliate of the Issuer beneficially owns any Equity Interests in such Subsidiary or Joint Venture (other than indirectly through ownership of Equity Interests in the Issuer);

(8)	transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of the business of the Issuer and its Restricted Subsidiaries (including pursuant to joint venture agreements) and otherwise in compliance with the terms of the Indenture; provided that in the reasonable determination of the members of the board of directors or Senior Management of the Issuer, such transactions are on terms that are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that could have been obtained at the time of such transactions in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person;

(9)	transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Issuer solely because the Issuer owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person so long as such transaction complies with clause (1) of the first paragraph of this covenant in the reasonable determination of the board of directors or Senior Management of the Issuer;

(10)	any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged into the Issuer or a Restricted Subsidiary; provided that such agreement was not entered into in contemplation of such acquisition or merger, and any amendment thereto, so long as any such amendment is not disadvantageous to the Holders in the good faith judgment of the Board of Directors or senior management of the Issuer, when taken as a whole, as compared to the applicable agreement as in effect on the date of such acquisition or merger;

(11)	reimbursements of sales tax amounts paid on the Issuer’s behalf by purchasing entities or agents in the ordinary course of business of the Issuer and its Restricted Subsidiaries (as determined in good faith by the Issuer);

(12)	the redemption of the 2017 Notes as described elsewhere in this prospectus;

(13)	any employment, consultancy, advisory or other compensatory agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Issuer or any Restricted Subsidiary with current, former or future directors, officers or employees of the Issuer or any Restricted Subsidiary in the ordinary course of business and payments pursuant thereto; or

(14)	issuances, sales or other dispositions of Qualified Equity Interests by the Issuer to an Affiliate.

Limitations on Liens

The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or permit or suffer to exist any Lien (a “Triggering Lien”) of any nature whatsoever against any assets now owned or hereafter acquired by the Issuer or such Restricted Subsidiary (including Equity Interests of a Restricted Subsidiary), or any proceeds, income or profits therefrom securing any Indebtedness, except Permitted Liens, unless all payments due under the indenture and the Notes (or under a Note Guarantee in the case of Liens of a Subsidiary Guarantor) are secured on an equal and ratable basis (or on a superior basis, in the event the other Indebtedness is Subordinated Indebtedness) with the obligations so secured until such time as such obligations are no longer secured by a Triggering Lien.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends on preferred stock in the form of additional shares of preferred stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness described in the definition of “Indebtedness.”

Limitations on Asset Sales

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

(1)	the Issuer or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Issuer) (such Fair Market Value to be determined on the date of contractually agreeing to such Asset Sale) of the assets included in such Asset Sale; and

(2)	at least 75% of the total consideration received in such Asset Sale or series of related Asset Sales consists of cash or Cash Equivalents; provided that the foregoing requirement shall not apply with respect to any Asset Sale by way of loss, damage or destruction of property or assets or condemnation or other involuntary disposition of such property or assets.

For purposes of clause (2), the following shall be deemed to be cash:

(a)

the amount (without duplication) of any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto or, if incurred, increased or decreased subsequent to the date of such balance sheet, such liabilities that would have been reflected in the Issuer’s or such Restricted Subsidiary’s balance sheet or in the notes thereto if such incurrence, increase or decrease had taken place on the date of such balance sheet, as determine in good faith by the Issuer) of the Issuer or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that is expressly assumed by the transferee (or a third party on behalf of the transferee) in such Asset Sale and with respect to which the Issuer or such Restricted Subsidiary, as the case may be, is unconditionally released by the holder of such liability;

(b)	the amount of any securities, notes or other obligations received from such transferee that are within 180 days following the closing of such Asset Sale converted by the Issuer or such Restricted Subsidiary to cash or Cash Equivalents (to the extent of the cash or Cash Equivalents actually so received);

(c)	Indebtedness of any Restricted Subsidiary of the Issuer that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that the Issuer and each other Restricted Subsidiary are released from any Note Guarantee of such Indebtedness in connection with such Asset Sale;

(d)	the Fair Market Value of any assets (other than securities, unless such securities represent Equity Interests in an entity engaged in a Permitted Business, such entity becomes a Restricted Subsidiary and the Issuer or a Restricted Subsidiary acquires voting and management control of such entity) received by the Issuer or any Restricted Subsidiary to be used by it in the Permitted Business; and

(e)	any Designated Non-cash Consideration received by the Issuer or any Restricted Subsidiary in such Asset Sale, the Fair Market Value of which, when taken together with all other Designated Non-cash Consideration received since the Issue Date pursuant to this clause (d) (and not subsequently converted into cash or Cash Equivalents that are treated as Net Available Proceeds of an Asset Sale), does not exceed the greater of (i) $15.0 million and (ii) 3.0% of Consolidated Tangible Assets at the time of the receipt of such Designated Non-cash Consideration, with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

If at any time any non-cash consideration received by the Issuer or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is repaid or converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then the date of such repayment, conversion or disposition shall be deemed to constitute the date of an Asset Sale hereunder and the Net Available Proceeds thereof shall be applied in accordance with this covenant.

If the Issuer or any Restricted Subsidiary engages in an Asset Sale, the Issuer or such Restricted Subsidiary shall, no later than 365 days following the receipt of the Net Available Proceeds, apply all or any of the Net Available Proceeds therefrom to:

(1)	to permanently repay, prepay, redeem or repurchase:

(x)	Obligations under Indebtedness secured by Permitted Liens (so long as the commitments thereunder shall be correspondingly reduced permanently upon such repayment or prepayment);

(y)	Obligations under the Notes or any other Pari Passu Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer; provided that if the Issuer or any such Restricted Subsidiary shall so repay or prepay any such other Pari Passu Indebtedness, the Issuer will reduce Obligations under the Notes on a pro rata basis (based on the amount so applied to such repayments or prepayments) by, at their option, (A) redeeming notes as described under “—Optional Redemption,” (B) making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their Notes at least 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, thereon up to the principal amount of Notes to be repurchased or (C) purchasing Notes through privately negotiated transactions or open market purchases, in a manner that complies with the Indenture and applicable securities law, at a price not less than 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, thereon; or

(z)	Indebtedness of a Restricted Subsidiary of the Issuer that is not a Subsidiary Guarantor, other than Indebtedness owed to the Issuer or another Restricted Subsidiary of the Issuer;

(2)	to acquire all or substantially all of the assets of, or any Equity Interests of, another Person engaged in a Permitted Business, if, after giving effect to any such acquisition of Equity Interests, such Person is or becomes a Restricted Subsidiary of the Issuer;

(3)	to make a capital expenditure;

(4)	to acquire additional assets or improve or develop existing assets to be used in a Permitted Business; or

(5)	make any combination of the foregoing payments, redemptions, repurchases or investments;

provided that in the case of clause (2), (3), (4) or (5), a binding commitment to acquire the assets of, or Equity Interests of a Person engaged in a Permitted Business, invest in additional assets or to make such capital expenditures shall be treated as a permitted application of an amount of Net Available Proceeds from the date of such commitment so long as the Issuer or such Restricted Subsidiary enters into such commitment with the good faith expectation that such amount of Net Available Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and such Net Available Proceeds are actually applied in such manner within the later of 365 days from the consummation of the Asset Sale and 180 days from the date of the Acceptable Commitment.

Pending the final application of any Net Available Proceeds, the Issuer may temporarily reduce revolving credit borrowings or otherwise invest the Net Available Proceeds in any manner that is not prohibited by the Indenture.

Any Net Available Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Issuer will make an Asset Sale Offer to all Holders of Notes and if the Issuer elects (or the Issuer and/or its Restricted Subsidiaries is required by the terms of such other Pari Passu Indebtedness), all holders of other Pari Passu Indebtedness (an “Asset Sale Offer”) to purchase the maximum aggregate principal amount of Notes and such Pari Passu Indebtedness, in denominations of $2,000 initial principal amount and multiples of $1,000 in excess thereof, that may be purchased with an amount equal to the Excess Proceeds at an offer price in cash in an amount not less than 100% of the principal amount thereof, or, in the case of Pari Passu Indebtedness represented by securities sold at a discount, not less than the amount of the accreted value thereof at such time, plus accrued and unpaid interest to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. After the completion of an Asset Sale, the Issuer may make an Asset Sale Offer prior to the time they are required to do so by the first sentence of this paragraph. If the Issuer completes such an Asset Sale Offer with respect to any Net Available Proceeds, the Issuer shall be deemed to have complied with this covenant with respect to the application of such Net Available Proceeds, and any such Net Available Proceeds remaining after completion of such Asset Sale Offer will no longer be deemed Excess Proceeds and may be used by the Issuer and its Restricted Subsidiaries for any purpose not prohibited by the Indenture. If the aggregate principal amount of Notes and other Pari Passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes (in accordance with the procedures of The Depository Trust Company) and the trustee or agent for such other Pari Passu Indebtedness shall select such other Pari Passu Indebtedness to be purchased on a pro rata basis based on the aggregate principal amount of the Notes and the other Pari Passu Indebtedness to be purchased validly tendered and not withdrawn (subject to adjustments so no note in an unauthorized denomination remains outstanding after such purchase). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such compliance.

Future credit agreements and other agreements relating to Indebtedness to which the Issuer (or one of its Affiliates) becomes a party may prohibit or limit the Issuer from purchasing any Notes pursuant to this Asset Sales covenant. In the event the Issuer is contractually prohibited from purchasing the Notes, the Issuer could seek the consent of its lenders to the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such consent or repay such borrowings, it will remain contractually prohibited from purchasing the Notes. In such case, the Issuer’s failure to purchase tendered notes would constitute a Default under the Indenture.

Limitations on Designation of Unrestricted Subsidiaries

The board of directors of the Issuer may designate any Subsidiary of the Issuer as an “Unrestricted Subsidiary” under the Indenture (a “Designation”) only if:

(1)	no Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

(2)	the Issuer would be permitted to make, at the time of such Designation, (a) a Permitted Investment or (b) an Investment pursuant to the “—Certain Covenants—Limitations on Restricted Payments” covenant above, in either case, in an amount (the “Designation Amount”) equal to the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary on such date;

(3)	neither the Issuer nor any of its other Subsidiaries (other than Unrestricted Subsidiaries) (x) provides any direct or indirect credit support for any Indebtedness of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) or (y) is directly or indirectly liable for any Indebtedness of such Subsidiary other than, in each case, such Investments as are permitted pursuant to the covenant entitled “—Certain Covenants—Limitations on Restricted Payments”;

(4)	such Subsidiary is a Person with respect to which neither the Issuer nor any Restricted Subsidiary has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve the Person’s financial condition or to cause the Person to achieve any specified levels of operating results; and

(5)	such Subsidiary has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Issuer or any Restricted Subsidiary, except for any guarantee given solely to support the pledge by the Issuer or any Restricted Subsidiary of the Equity Interest of such Unrestricted Subsidiary, which guarantee is not recourse to the Issuer or any Restricted Subsidiary, and except in case of clauses (4) and (5), to the extent: (i) that Issuer or such Restricted Subsidiary could otherwise provide such a Note Guarantee or incur such Indebtedness pursuant to the covenant entitled “—Certain Covenants—Limitations on Additional Indebtedness”; and (ii) the satisfaction of such obligation, the provision of such Note Guarantee and the incurrence of such Indebtedness otherwise would be permitted pursuant to the covenant entitled “—Certain Covenants—Limitations on Restricted Payments.”

If, at any time after the Designation, any Unrestricted Subsidiary fails to meet the requirements set forth in the preceding paragraph, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of the Subsidiary and any Liens on assets of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of the date and, if the Indebtedness is not permitted to be incurred under the covenant described under “—Certain Covenants—Limitations on Additional Indebtedness” or the Lien is not permitted under the covenant described under “—Certain Covenants—Limitations on Liens,” the Issuer shall be in default of the applicable covenant.

Upon designation of a Restricted Subsidiary as an Unrestricted Subsidiary in compliance with this covenant, such Restricted Subsidiary shall, by execution and delivery of a supplemental indenture in form satisfactory to the Trustee, be released from any Note Guarantee previously made by such Restricted Subsidiary.

The Issuer may redesignate an Unrestricted Subsidiary as a Restricted Subsidiary (a “Redesignation”) only if:

(1)	no Default shall have occurred and be continuing at the time of and after giving effect to such Redesignation; and

(2)	all Liens, Indebtedness and Investments of such Unrestricted Subsidiary outstanding immediately following such Redesignation would, if incurred or made at such time, have been permitted to be incurred or made for all purposes of the Indenture.

All Designations and Redesignations must be evidenced by resolutions of the board of directors of the Issuer delivered to the Trustee and accompanied by an Officer’s Certificate certifying compliance with the foregoing provisions. Such resolutions shall be delivered to the Trustee within 45 days after the end of the fiscal quarter of the Issuer in which such Designation or Redesignation is made (or, in the case of a Designation or Redesignation made during the last fiscal quarter of the Issuer’s fiscal year, within 90 days after the end of such fiscal year).

Limitations on Mergers, Consolidations, Etc.

The Issuer will not, directly or indirectly, in a single transaction or a series of related transactions, (a) consolidate or merge with or into any Person (other than a merger that satisfies the requirements of clause (1) below with a Wholly Owned Restricted Subsidiary solely for the purpose of changing its jurisdiction of incorporation to another State of the United States), or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets of the Issuer and its Restricted Subsidiaries (taken as a whole), to any Person or (b) adopt a Plan of Liquidation unless, in either case:

(1)	either:

(a)	the Issuer will be the surviving or continuing Person; or

(b)	the Person formed by or surviving such consolidation or merger or to which such sale, lease, conveyance or other disposition shall be made (or, in the case of a Plan of Liquidation, any Person to which assets are transferred) (collectively, the “Successor”) is a corporation, limited liability company or limited partnership organized and existing under the laws of any State of the United States of America or the District of Columbia, and the Successor expressly assumes, by supplemental indenture in form satisfactory to the Trustee, all of the obligations of the Issuer under the Notes and the Indenture; provided that at any time the Successor is a limited liability company or a limited partnership, there shall be a co-issuer of the Notes that is a corporation organized and existing under the laws of any State of the United States of America or the District of Columbia;

(2)	immediately prior to and immediately after giving effect to such transaction and the assumption of the obligations as set forth in clause (1)(b) above and the incurrence of any Indebtedness to be incurred in connection therewith, no Default shall have occurred and be continuing; and

(3)

immediately after and giving effect to such transaction and the assumption of the obligations set forth in clause (1)(b) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, either (a) the Issuer or the Successor, as the case may be, could incur $1.00 of additional Indebtedness pursuant to the first paragraph of the “—Certain Covenants—Limitations on Additional Indebtedness” covenant, (b) the Consolidated Fixed Charge Coverage Ratio of the Issuer and its Restricted Subsidiaries or the Successor and its Restricted

Subsidiaries, as the case may be, would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction or (c) the ratio of Consolidated Indebtedness to Consolidated Tangible Net Worth of the Issuer and its Restricted Subsidiaries or the Successor and its Restricted Subsidiaries, as the case may be, would be less than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction.

For purposes of this covenant, any Indebtedness of the Successor which was not Indebtedness of the Issuer immediately prior to the transaction shall be deemed to have been incurred in connection with such transaction.

Except as provided under the caption “—Note Guarantees,” no Subsidiary Guarantor may consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person) another Person (other than the Issuer or another Subsidiary Guarantor), whether or not affiliated with such Subsidiary Guarantor, unless:

(1)	either:

(a)	such Subsidiary Guarantor will be the surviving or continuing Person; or

(b)	the Person formed by or surviving any such consolidation or merger assumes, by supplemental indenture in form satisfactory to the Trustee, all of the obligations of such Subsidiary Guarantor under the Note Guarantee of such Subsidiary Guarantor and the Indenture; and

(2)	immediately after giving effect to such transaction, no Default shall have occurred and be continuing.

Notwithstanding the foregoing, (a) any Restricted Subsidiary may merge into the Issuer or another Restricted Subsidiary, (b) the provisions of clauses (2) or (3) of the first paragraph above shall not apply to a merger of the Issuer with or into a Restricted Subsidiary, (c) the above provisions shall not apply to any transfer of assets between or among the Issuer and any Restricted Subsidiary and (d) the requirements of the immediately preceding paragraph will not apply to any transaction pursuant to which such Subsidiary Guarantor is permitted to be released from its Note Guarantee in accordance with the provisions described under the section entitled “Note Guarantees.”

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the assets of one or more Restricted Subsidiaries, the Equity Interests of which constitute all or substantially all of the assets of the Issuer, will be deemed to be the transfer of all or substantially all of the assets of the Issuer.

Upon any consolidation, combination or merger of the Issuer or a Subsidiary Guarantor, or any sale, lease, transfer, conveyance or other disposition of all or substantially all of the assets of the Issuer in accordance with the foregoing, in which the Issuer or such Subsidiary Guarantor is not the continuing obligor under the Notes or its Note Guarantee, the surviving entity formed by such consolidation or into which the Issuer or such Subsidiary Guarantor is merged or to which the sale, lease, transfer, conveyance or other disposition is made will succeed to, and be substituted for, and may exercise every right and power of, the Issuer or such Subsidiary Guarantor under the Indenture, the Notes and the Note Guarantees with the same effect as if such surviving entity had been named therein as the Issuer or such Subsidiary Guarantor and, except in the case of a lease, the Issuer or such Subsidiary Guarantor, as the case may be, will be released from the obligation to pay the principal of and interest on the Notes or in respect of its Note Guarantee, as the case may be, and all of the Issuer’s or such Subsidiary Guarantor’s other obligations and covenants under the Notes, the Indenture and its Note Guarantee, if applicable.

The description above includes a phrase relating to the sale or disposition of “all or substantially all” of the assets of the Issuer and its Restricted Subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. See “Risk Factors—Risks Relating to the Notes and this Offering—We may not be able to satisfy our obligations to holders of the Notes upon a change of control.”

Additional Note Guarantees

If, after the Issue Date, (a) the Issuer or any Restricted Subsidiary shall acquire or create another Restricted Subsidiary (other than a Subsidiary that (i) has been designated as an Unrestricted Subsidiary, (ii) is an Immaterial Subsidiary or (iii) is a Mortgage Subsidiary), or (b) any Unrestricted Subsidiary is redesignated a Restricted Subsidiary (other than such a Subsidiary that is not (i) an Immaterial Subsidiary or (ii) a Mortgage Subsidiary), then, in each such case, to the extent such Restricted Subsidiary has guaranteed any Indebtedness of the Issuer or any Subsidiary Guarantor and such Guarantee is then outstanding, the Issuer shall cause such Restricted Subsidiary, within 20 Business Days after such date, to:

(1)	execute and deliver to the Trustee a supplemental indenture in form satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Issuer’s obligations under the Notes and the Indenture; and

(2)	deliver to the Trustee, in addition to an Officer’s Certificate and opinion of counsel meeting the requirements of the Indenture, one or more opinions of counsel that such supplemental indenture (a) has been duly authorized, executed and delivered by such Restricted Subsidiary and (b) constitutes a valid and legally binding obligation of such Restricted Subsidiary in accordance with its terms.

Notwithstanding the foregoing, at each time of distribution of financial statements pursuant to clause (1) of the “Reports” covenant, the Issuer shall calculate, as of the last date of the fiscal quarter for which such financial statements are required to be delivered the total assets of Immaterial Subsidiaries that are not Subsidiary Guarantors. In the event that the total assets of all Immaterial Subsidiaries that are not Subsidiary Guarantors exceeds 7.5% of Consolidated Tangible Assets, the Issuer shall, within 30 days after the date such financial statements are required to be delivered, cause one or more Immaterial Subsidiaries to provide Note Guarantees as and to the extent required to cause the total assets of all Immaterial Subsidiaries (other than Immaterial Subsidiaries that are Subsidiary Guarantors) not to exceed 7.5% of Consolidated Tangible Assets. The Issuer at any time at its sole option may cause any non-guarantor Subsidiary to become a Subsidiary Guarantor by executing a supplemental indenture to the Indenture.

Conduct of Business

The Issuer will not, and will not permit any Restricted Subsidiary to, engage in any material respect in a business other than the Permitted Business and businesses necessary, reasonably related or ancillary thereto.

Payments for Consent

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, pay or cause to be paid any consideration, to any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or agreed to be paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the SEC, the Issuer will furnish to the Holders of Notes, within the time periods specified in the SEC’s rules and regulations (including any grace periods or extensions permitted by the SEC and the additional time period provided by Rule 13a-13 of the Exchange Act for the Issuer’s first quarterly report):

(1)	all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Issuer were required to file these Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, an audit report on the annual financial statements by the Issuer’s certified independent accountants; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if the Issuer were required to file these reports;

provided that, the foregoing delivery requirements will be deemed satisfied if the foregoing materials are publicly available on the SEC’s EDGAR system (or a successor thereto) within the applicable time periods specified above.

In addition, whether or not required by the SEC, the Issuer will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept the filing) and make the information available to securities analysts and prospective investors upon request.

At any time that there shall be one or more Unrestricted Subsidiaries that, in the aggregate, hold more than 15.0% of the Issuer and its Subsidiaries’ Consolidated Tangible Assets as of the last date of the fiscal quarter for which financial statements are required to be delivered pursuant to clause (1) of this covenant, the quarterly and annual financial information required by clause (1) of this covenant shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto of the financial condition and results of operations of the Issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries.

In addition, the Issuer agrees that, for so long as any Notes remain outstanding, if at any time it is not required to file with the SEC the reports required by the preceding paragraphs, it will furnish to the Holders of the Notes and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

The Issuer will also deliver to the Trustee, within 90 days after the end of each fiscal year, an Officer’s Certificate stating that, to the signing Officer’s knowledge, no Default has occurred under the Indenture, or, if a Default has occurred, what action the Issuer and/or Subsidiary Guarantors are taking or propose to take with respect thereto.

Events of Default

Each of the following is an “Event of Default”:

(1)	failure by the Issuer to pay interest on any of the Notes when it becomes due and payable and the continuance of any such failure for 30 days;

(2)	failure by the Issuer to pay the principal on any of the Notes when it becomes due and payable, whether at Stated Maturity, upon redemption, upon purchase, upon acceleration or otherwise;

(3)	failure by the Issuer to comply with any of its agreements or covenants described above under “—Certain Covenants—Limitations on Mergers, Consolidations, Etc.”;

(4)	failure by the Issuer to comply with any other agreement or covenant in the Indenture and continuance of this failure for 60 days after written notice of the failure has been given to the Issuer by the Trustee or by the Holders of at least 25% of the aggregate principal amount of the Notes then outstanding;

(5)	default under any mortgage, indenture or other instrument or agreement under which there may be issued or by which there may be secured or evidenced Indebtedness (other than Non-Recourse Indebtedness, including Indebtedness incurred pursuant to clause (13) of the second paragraph under the covenant described under “—Certain Covenants—Limitations on Additional Indebtedness”) of the Issuer or any Restricted Subsidiary, whether such Indebtedness now exists or is incurred after the Issue Date, which default:

(a)	is caused by a failure to pay when due principal on such Indebtedness within the applicable express grace period, or

(b)	results in the acceleration of such Indebtedness prior to its express final maturity, and in each case, the principal amount of such Indebtedness, together with any other Indebtedness with respect to which an event described in clause (a) or (b) has occurred and is continuing, aggregates $25.0 million or more; provided, however, that if any such default is cured or waived or any acceleration rescinded or such Indebtedness is repaid within a period of thirty (30) days from the continuation of such default beyond any applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default under the Indenture and any consequential acceleration of the Notes shall automatically be rescinded so long as such rescission does not conflict with any judgment or decree;

(6)	one or more judgments or orders that exceed $25.0 million in the aggregate (net of amounts covered by insurance or bonded) for the payment of money have been entered by a court or courts of competent jurisdiction against the Issuer or any Restricted Subsidiary and such judgment or judgments have not been satisfied, stayed, annulled or rescinded within 60 days after such judgment or decree became final and non-appealable;

(7)	the Issuer or any Significant Subsidiary of the Issuer, pursuant to or within the meaning of any Bankruptcy Law:

(a)	commences a voluntary case,

(b)	consents to the entry of an order for relief against it in an involuntary case,

(c)	consents to the appointment of a Custodian of it or for all or substantially all of its assets, or

(d)	makes a general assignment for the benefit of its creditors;

(8)	a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a)	is for relief against the Issuer or any Significant Subsidiary of the Issuer as debtor in an involuntary case,

(b)	appoints a Custodian of the Issuer or any Significant Subsidiary of the Issuer or a Custodian for all or substantially all of the assets of the Issuer or any Significant Subsidiary of the Issuer, or

(c)	orders the liquidation of the Issuer or any Significant Subsidiary of the Issuer,

and the order or decree remains unstayed and in effect for 60 days; or

(9)	the Note Guarantee of any Significant Subsidiary of the Issuer ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee and the Indenture) or is declared null and void and unenforceable or found to be invalid or any Subsidiary Guarantor denies its liability under its Note Guarantee (other than by reason of release of a Subsidiary Guarantor from its Note Guarantee in accordance with the terms of the Indenture and the Note Guarantee).

If an Event of Default (other than an Event of Default specified in clause (7) or (8) above with respect to the Issuer), shall have occurred and be continuing under the Indenture, the Trustee, by written notice to the Issuer, or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding by written notice to the Issuer and the Trustee, may declare all amounts owing under the Notes to be due and payable immediately. Upon such declaration of acceleration, the aggregate principal of and accrued and unpaid interest on the outstanding Notes shall immediately become due and payable; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of such outstanding Notes may rescind and annul such acceleration. The Holders of a majority in principal amount of the outstanding Notes may waive all past defaults (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to the Notes and its consequences if (1) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of

Default, other than the nonpayment of the principal, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived. If an Event of Default specified in clause (7) or (8) with respect to the Issuer occurs, all outstanding Notes shall become due and payable without any further action or notice.

The Trustee shall, within 90 days after a responsible officer of the Trustee becomes aware of the occurrence of any Default with respect to the Notes, give the Holders notice of all uncured Defaults thereunder known to it; provided, however, that, except in the case of an Event of Default in payment with respect to the Notes or a Default in complying with “—Certain Covenants—Limitations on Mergers, Consolidations, Etc.,” the Trustee shall be protected in withholding such notice if and so long as a committee of its trust officers in good faith determines that the withholding of such notice is in the interest of the Holders.

No Holder will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless the Trustee:

(1)	has failed to act for a period of 60 days after receiving written notice of a continuing Event of Default by such Holder and a request to act by Holders of at least 25% in aggregate principal amount of Notes outstanding;

(2)	has been offered indemnity satisfactory to it; and

(3)	has not received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request.

However, such limitations do not apply to a suit instituted by a Holder of any Note for enforcement of payment of the principal of or interest on such Note on or after the due date therefor (after giving effect to the grace period specified in clause (1) of the first paragraph of this “—Events of Default” section).

The Issuer is required to deliver to the Trustee annually, within 90 days after each fiscal year end, an Officer’s Certificate regarding compliance with the Indenture and, upon any Officer of the Issuer becoming aware of any Default, a statement specifying such Default and what action the Issuer is taking or proposes to take with respect thereto.

Legal Defeasance and Covenant Defeasance

The Issuer may, at its option and at any time, elect to have its obligations and the obligations of the Subsidiary Guarantors discharged with respect to the outstanding Notes (“Legal Defeasance”). Legal Defeasance means that the Issuer and the Subsidiary Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the Notes and the Note Guarantees, and the Indenture shall cease to be of further effect as to all outstanding Notes and Note Guarantees, except as to:

(1)	rights of Holders to receive payments in respect of the principal of and interest on the Notes when such payments are due from the trust funds referred to below;

(2)	the Issuer’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trust, duties, and immunities of the Trustee under the Indenture, and the Issuer’s obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the Indenture.

In addition, the Issuer may, at its option and at any time, elect to have its obligations and the obligations of the Subsidiary Guarantors released with respect to most of the covenants under the Indenture, except as described otherwise in the Indenture (“Covenant Defeasance”), and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default. In the event Covenant Defeasance occurs, certain Events of Default (not including non-payment and, solely for a period of 91 days following the deposit referred to in clause (1) of the next paragraph, bankruptcy, receivership, rehabilitation and insolvency events relating to the Issuer) will no longer apply. The Issuer may exercise its Legal Defeasance option regardless of whether it previously exercised Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without reinvestment) to pay the principal of and interest on the Notes on the stated date for payment or on the redemption date of the principal or installment of principal of or interest on the Notes (in the case of U.S. Government Obligations or a combination thereof, the sufficiency of which is confirmed, certified or attested to by an Independent Financial Advisor in writing to the Trustee);

(2)	in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States confirming that:

(a)	the Issuer has received from, or there has been published by the Internal Revenue Service, a ruling; or

(b)	since the date of the Indenture, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon this opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States confirming that the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred;

(4)	no Default shall have occurred and be continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(5)	the Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any other material agreement or instrument to which the Issuer or any of the Subsidiary Guarantors is a party or by which the Issuer or any of the Subsidiary Guarantors is bound (other than the Indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced);

(6)	the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by it with the intent of preferring the Holders over any other of its creditors or with the intent of defeating, hindering, delaying or defrauding any other of its creditors or others; and

(7)	the Issuer shall have delivered to the Trustee an Officer’s Certificate and an opinion of counsel, each stating that the conditions provided for in, in the case of the Officer’s Certificate, clauses (1) through (6) and, in the case of the opinion of counsel, clauses (2) and/or (3) and (5) of this paragraph have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to rights of registration of transfer or exchange of Notes which shall survive until all Notes have been canceled and indemnifications which shall survive discharge and cancellation of the Notes) as to all outstanding Notes when either:

(1)	all the Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from this trust) have been delivered to the Trustee for cancellation; or

(2) (a)	all Notes not delivered to the Trustee for cancellation otherwise have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuer has irrevocably deposited or caused to be deposited with the Trustee trust funds in trust for the Holders in an amount of money in cash in U.S. dollars or U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, as confirmed, certified or attested to by an Independent Financial Advisor in writing to the Trustee, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness (including all principal and accrued interest to the date of maturity or redemption, as the case may be) on the Notes not theretofore delivered to the Trustee for cancellation

(b)	the Issuer has paid all sums payable by it under the Indenture; and

(c)	the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or on the date of redemption, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an opinion of counsel (as to legal matters) stating that all conditions precedent to satisfaction and discharge have been complied with.

Transfer and Exchange

A Holder will be able to register the transfer of or exchange Notes only in accordance with the provisions of the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. Without the prior consent of the Issuer, the Registrar is not required (1) to register the transfer of or exchange any Note selected for redemption, (2) to register the transfer of or exchange any Note for a period of 15 days before a selection of Notes to be redeemed or (3) to register the transfer or exchange of a Note between a record date and the next succeeding interest payment date.

The Notes are issued in registered form and the registered Holder will be treated as the owner of such Note for all purposes.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, the Notes or the Note Guarantees may be amended with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, Additional Notes, if any) voting as a single class, and any existing Default under, or compliance with any provision of, the Indenture may be waived (other than any continuing Default in the payment of the principal or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, Additional Notes, if any) voting as a single class.

Without the consent of each Holder affected, the Issuer, the Subsidiary Guarantors and the Trustee may not (with respect to the Notes held by a non-consenting Holder):

(1)	change the maturity of any Note;

(2)	reduce the amount, extend the due date or otherwise affect the terms of any scheduled payment of interest on or principal of the Notes;

(3)	reduce any premium payable upon optional redemption of the Notes, change the date on which any Notes are subject to redemption or otherwise alter the provisions with respect to the redemption of the Notes (other than provisions specifying the notice periods for effecting a redemption);

(4)	make any Note payable in money or currency other than that stated in the Notes;

(5)	modify or change any provision of the Indenture or the related definitions to subordinate the Notes or any Note Guarantee in right of payment to other Indebtedness in a manner that adversely affects the Holders;

(6)	reduce the percentage of Holders necessary to consent to an amendment or waiver to the Indenture or the Notes;

(7)	impair the rights of Holders to receive payments of principal of or interest on the Notes;

(8)	release any Subsidiary Guarantor from any of its obligations under its Note Guarantee or the Indenture, except as permitted by the Indenture; or

(9)	make any change in these amendment and waiver provisions.

Notwithstanding the foregoing, the Issuer, the Subsidiary Guarantors and the Trustee may amend the Indenture, the Note Guarantees or the Notes, without the consent of any Holder,

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)	to provide for the assumption of the Issuer’s or any Subsidiary Guarantor’s obligations to the Holders in the case of a merger or acquisition or sale of all or substantially all of the Issuer’s or such Subsidiary Guarantor’s assets, as applicable;

(4)	to add any Subsidiary Guarantor with respect to the Notes, to add security to or for the benefit of the Notes or to release any Subsidiary Guarantor from any of its obligations under its Note Guarantee or the Indenture (to the extent permitted by the Indenture);

(5)	to make any change that would provide any additional rights or benefits (including the addition of collateral) to the Holders or that does not adversely affect in any material respect the legal rights under the Indenture of any such Holder;

(6)	to comply with SEC rules and regulations or changes to applicable law, including, but not limited to, qualification of the Indenture under the Trust Indenture Act;

(7)	to conform the text of the Indenture, the Note Guarantees or the Notes to any provision of the “Description of Notes” section of this offering circular to the extent that such provision in this “Description of Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Note Guarantees or the Notes, which determination may be evidenced by an Officer’s Certificate;

(8)	to provide for the issuance of Additional Notes in compliance with and in accordance with the limitations set forth in the Indenture;

(9)	to allow any Subsidiary Guarantor to execute a supplemental indenture or a Note Guarantee with respect to the Notes;

(10)	to comply with the rules of any applicable securities depository; or

(11)	to appoint a successor trustee in accordance with the terms of the Indenture.

For the avoidance of doubt, clause (3) of the second paragraph of this “Amendment, Supplement and Waiver” section does not apply to the covenants described above under the captions “—Change of Control” and “—Certain Covenants—Limitations on Asset Sales”; provided that any amendment, supplement or waiver to such covenants will be governed by the first paragraph under this caption “Amendment, Supplement and Waiver.”

No Personal Liability of Directors, Officers, Employees, Incorporators and Stockholders

No director, officer, employee, incorporator or stockholder of the Issuer or any Restricted Subsidiary will have any liability for any obligations of the Issuer under the Notes or the Indenture or of any Subsidiary Guarantor under its Note Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Note Guarantees. The SEC takes the position that this waiver will not be effective to waive liabilities under the federal securities laws.

Concerning the Trustee

Wilmington Trust, National Association is the Trustee under the Indenture and has been appointed by the Issuer as Registrar and Paying Agent with regard to the Notes. The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain assets received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act), it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee (if the Indenture has been qualified under the Trust Indenture Act) or resign.

The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that, in case an Event of Default occurs and is not cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of his or her own affairs. The Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to the Trustee.

Governing Law

The Indenture, the Notes and the Note Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms.

“2017 Notes” means the $125.0 million aggregate principal amount of senior secured term notes due 2017 issued on June 8, 2012.

“Acquired Indebtedness” means (1) with respect to any Person that becomes a Restricted Subsidiary after the Issue Date, Indebtedness of such Person and its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary that was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary and (2) with respect to the Issuer or any Restricted Subsidiary, any Indebtedness of a Person (other than the Issuer or a Restricted Subsidiary) existing at the time such Person is merged with or into the Issuer or a Restricted Subsidiary, or Indebtedness expressly assumed by the Issuer or any Restricted Subsidiary in connection with the acquisition of an asset or assets from another Person, which Indebtedness was not, in any case, incurred by such other Person in connection with, or in contemplation of, such merger or acquisition.

“Affiliate” of any Person means any other Person which directly or indirectly controls or is controlled by, or is under direct or indirect common control with, the referent Person. For purposes of the covenants described under “—Certain Covenants—Limitations on Transactions with Affiliates,” Affiliates shall be deemed to include, with respect to any Person, any other Person (1) which beneficially owns or holds, directly or indirectly, 10% or more of any class of the Voting Stock of the referent Person, (2) of which 10% or more of the Voting Stock is beneficially owned or held, directly or indirectly, by the referent Person or (3) with respect to an individual, any immediate family member of such Person. For purposes of this definition, “control” of a Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Asset Acquisition” means

(1)	an Investment by the Issuer or any Restricted Subsidiary in any other Person if, as a result of such Investment, such Person shall become a Restricted Subsidiary or shall be merged with or into the Issuer or any Restricted Subsidiary, or

(2)	the acquisition by the Issuer or any Restricted Subsidiary of all or substantially all of the assets of any other Person or any division or line of business of any other Person.

“Asset Sale” means any sale, issuance, conveyance, transfer, lease (other than an operating lease entered into in the ordinary course of business (as determined in good faith by the Issuer)), assignment or other disposition by the Issuer or any Restricted Subsidiary to any Person other than the Issuer or any Restricted Subsidiary (including by means of a Sale and Leaseback Transaction or a merger or consolidation) (collectively, for purposes of this definition, a “transfer”), in one transaction or a series of related transactions, of any assets (including Equity Interests of any of the Issuer’s Restricted Subsidiaries, except Disqualified Equity Interests of any of the Issuer’s Restricted Subsidiaries to the extent permitted by the covenant described under “—Certain Covenants—Limitations on Additional Indebtedness”) of the Issuer or any of its Restricted Subsidiaries other than in the ordinary course of business (as determined in good faith by the Issuer). For purposes of this definition, the term “Asset Sale” shall not include:

(1)	transfers of cash or Cash Equivalents;

(2)	transfers of assets (including Equity Interests) that are governed by, and made in accordance with, the covenant described under “—Certain Covenants—Limitations on Mergers, Consolidations, Etc.”;

(3)	Permitted Investments and Restricted Payments permitted under the covenant described under “—Certain Covenants—Limitations on Restricted Payments”;

(4)	the creation or realization of any Permitted Lien;

(5)	transactions in the ordinary course of business (as determined in good faith by the Issuer), including dedications and other donations to governmental authorities, sales (directly or indirectly), leases, sales and leasebacks and other dispositions of (A) homes, Model Home Units, housing units, condominium units, improved land and unimproved land, whether in single or multiple lots, (B) real estate (including related amenities and improvements), whether in single or multiple lots, (C) Equity Interests of a Subsidiary, the assets of which consist entirely of amenities and improvements related to real estate, such as golf courses, and real estate underlying such amenities and improvements and (D) mortgages or other loans and related assets, including loans of a Mortgage Subsidiary, services or accounts receivable (including at a discount and in connection with factoring arrangements);

(6)	any transfer or series of related transfers that, but for this clause, would be Asset Sales, if after giving effect to such transfers, the aggregate Fair Market Value of the assets transferred in such transaction or any such series of related transactions does not exceed $5.0 million;

(7)	the surrender or waiver of contractual rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(8)	dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business (as determined in good faith by the Issuer) or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(9)	a transaction involving the sale, transfer or disposition of Equity Interests or indebtedness of, or the sale, transfer or disposition of assets in, an Unrestricted Subsidiary;

(10)	the licensing of intellectual property in the ordinary course of business or in accordance with industry practice (as determined in good faith by the Issuer);

(11)	a disposition of assets or property subject to a Lien held by the Issuer or a Restricted Subsidiary of the Issuer in a foreclosure or other similar proceeding or in connection with a transfer in lieu of a foreclosure;

(12)	the unwinding of any Hedging Obligations;

(13)	the disposition of assets or property that are worn out, obsolete, surplus, negligible or that are no longer useful in the conduct of the business of the Issuer and/or any Restricted Subsidiaries; and

(14)	an issuance of Equity Interests by a Restricted Subsidiary to the Issuer or to another Restricted Subsidiary.

“Attributable Indebtedness” when used with respect to any Sale and Leaseback Transaction, means, as at the time of determination, the present value (discounted at a rate equivalent to the Issuer’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of any Capitalized Lease included in any such Sale and Leaseback Transaction.

“Bankruptcy Law” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in New York, New York or in the jurisdiction of the place of payment are authorized or required by law to close.

“Capitalized Lease” means an obligation required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a Capitalized Lease, and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means:

(1)	marketable obligations with a maturity of one year or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof;

(2)	demand and time deposits and certificates of deposit or acceptances with a maturity of one year or less of any of the Initial Purchasers or their respective affiliates or any other financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500 million and is assigned at least a “A-1” rating by Thomson Financial BankWatch;

(3)	commercial paper maturing no more than 365 days from the date of creation thereof issued by a corporation that is not the Issuer or an Affiliate of the Issuer, and is organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by Standard & Poor’s or at least P-1 by Moody’s;

(4)	repurchase obligations with a term of not more than ten days for underlying securities of the types described in clause (1) above entered into with any commercial bank meeting the specifications of clause (2) above; and

(5)	investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (1) through (4) above.

“Consolidated Amortization Expense” for any period means the amortization expense (including, without limitation, capitalized interest and other charges amortized to cost of homes and land sales, amortization of intangibles, deferred financing fees, debt incurrence costs, commissions, fees and expenses) of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Cash Flow Available for Fixed Charges” for any period means, without duplication, the sum of the amounts for such period of:

(1)	Consolidated Net Income, plus

(2)	in each case only to the extent deducted in determining Consolidated Net Income,

(a)	Consolidated Income Tax Expense,

(b)	Consolidated Amortization Expense (but only to the extent not included in Consolidated Interest Expense),

(c)	Consolidated Depreciation Expense,

(d)	Consolidated Interest Incurred,

(e)	the amount of net loss resulting from the payment of any premiums, fees or similar amounts that are required to be paid under the terms of the instrument(s) governing any Indebtedness upon the repayment, prepayment or other extinguishment of such Indebtedness in accordance with the terms of such Indebtedness,

(f)	litigation costs and expenses for non-ordinary course litigation,

(g)	any net after-tax effect of income or loss from disposed, abandoned or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations;

(h)	the cumulative effect of a change in accounting principles;

(i)	any increase in amortization or depreciation or other non-cash charges resulting from the application of purchase accounting in relation to any acquisition that is consummated after the Issue Date, net of taxes;

(j)	any expenses or charges related to any equity offering (including the initial public offering of common stock of the Issuer), non-ordinary course Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by the Indenture (including the issuance of the Notes), including a refinancing thereof (whether or not successful) or the early extinguishment of such Indebtedness and any amendment or modification to the terms of any such transactions;

(k)	any charges resulting from the application of Accounting Standards Codification Topic 805 “Business Combinations,” Accounting Standards Codification Topic 350 “Intangibles—Goodwill and Other,” Accounting Standards Codification Topic 360-10-35-15 “Impairment or Disposal of Long-Lived Assets” (other than with respect to impairments or write- offs of inventory), Accounting Standards Codification Topic 480-10- 25-4 “Distinguishing Liabilities from Equity—Overall—Recognition” or Accounting Standards Codification Topic 820 “Fair Value Measurements and Disclosures”;

(l)	the net after-tax effect of any purchase accounting adjustments to housing inventory under production as of the Issue Date; and

(m)	Pro Forma Cost Savings,

in each case determined on a consolidated basis in accordance with GAAP, minus

(3)	the aggregate amount of all non-cash items, determined on a consolidated basis, to the extent such items increased Consolidated Net Income for such period other than accruals of revenue in the ordinary course of business (as determined in good faith by the Issuer).

“Consolidated Depreciation Expense” for any period means the depreciation expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means the ratio of Consolidated Cash Flow Available for Fixed Charges during the most recent four consecutive full fiscal quarters for which internal financial statements are available (the “Four-Quarter Period”) ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the “Transaction Date”) to Consolidated Interest Incurred for the Four-Quarter Period. For purposes of this definition, Consolidated Cash Flow Available for Fixed Charges and Consolidated Interest Incurred shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1)	the incurrence of any Indebtedness, the inclusion of any Indebtedness on the balance sheet or the issuance of any preferred stock, in each case of the Issuer or any Restricted Subsidiary (and the application of the proceeds thereof) and any repayment, repurchase, defeasance or other discharge or the assumption by another Person that is not a Restricted Subsidiary and with respect to which the Issuer and all its Restricted Subsidiaries have been validly and unconditionally released by such Person (collectively, “repayment”) of other Indebtedness or redemption of other preferred stock (other than the incurrence or repayment of Indebtedness in the ordinary course of business (as determined in good faith by the Issuer) for working capital purposes pursuant to any revolving credit arrangement) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such incurrence, repayment, issuance or redemption, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four-Quarter Period;

(2)	any Asset Sale or Asset Acquisition (including any Asset Acquisition giving rise to the need to make such calculation as a result of the Issuer or any Restricted Subsidiary (including any Person who becomes a Restricted Subsidiary as a result of such Asset Acquisition) incurring Acquired Indebtedness and also including any Consolidated Cash Flow Available for Fixed Charges associated with any such Asset Acquisition occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition or other disposition (including the incurrence of, or assumption or liability for, any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Four-Quarter Period;

(3)	any Person that is a Restricted Subsidiary on the Transaction Date will be deemed to have been a Restricted Subsidiary at all times during such Four-Quarter Period;

(4)	any Person that is not a Restricted Subsidiary on the Transaction Date will be deemed not to have been a Restricted Subsidiary at any time during such Four-Quarter Period; and

(5)	the Consolidated Cash Flow Available for Fixed Charges and the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, shall be excluded.

If the Issuer or any Restricted Subsidiary directly or indirectly guarantees Indebtedness of a third Person (other than a Restricted Subsidiary, in the case of the Issuer, or the Issuer or another Restricted Subsidiary, in the case of a Restricted Subsidiary), the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if the Issuer or such Restricted Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness.

For purposes of this definition, whenever pro forma effect is given to a transaction, the pro forma calculations shall be determined in good faith by a senior financial officer of the Issuer.

If, since the beginning of the Four-Quarter Period, any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period) will have incurred any Indebtedness or discharged any Indebtedness or made any asset sale or disposition or any Asset Acquisition that would have required an adjustment pursuant to clause (1) or (2) above if made by the Issuer or a Restricted Subsidiary during such period, Consolidated Cash Flow Available for Fixed Charges and Consolidated Interest Incurred for such period will be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period.

In calculating Consolidated Interest Incurred for purposes of determining the denominator (but not the numerator) of this Consolidated Fixed Charge Coverage Ratio:

(1)	interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on this Indebtedness in effect on the Transaction Date;

(2)	if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four-Quarter Period; and

(3)	notwithstanding clause (1) or (2) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements with a term of at least one year after the Transaction Date relating to Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of these agreements.

“Consolidated Income Tax Expense” for any period means the provision for taxes of the Issuer and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Indebtedness” means, as of any date, the total Indebtedness of the Issuer and the Restricted Subsidiaries determined on a consolidated basis at the end of the most recently ended fiscal quarter immediately preceding such date for which internal financial statements are available.

“Consolidated Interest Expense” for any period means the sum, without duplication, of the total interest expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and including, without duplication:

(1)	imputed interest on Capitalized Lease Obligations and Attributable Indebtedness;

(2)	commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings;

(3)	the net costs associated with Hedging Obligations;

(4)	amortization of debt issuance costs, debt discount or premium and other financing fees and expenses other than interest and other charges amortized to cost of sales;

(5)	the interest portion of any deferred payment obligations;

(6)	all other non-cash interest expense; provided, however, that any non-cash interest expense or income attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instrument pursuant to GAAP shall be excluded from the calculation of Consolidated Interest Expense;

(7)	all dividend payments on any series of Disqualified Equity Interests of the Issuer or any preferred stock of any Restricted Subsidiary (other than any such Disqualified Equity Interests or any preferred stock held by the Issuer or a Wholly Owned Restricted Subsidiary of the Issuer);

(8)	all interest payable with respect to discontinued operations; and

(9)	all interest on any Indebtedness of any other Person (other than a Restricted Subsidiary, in the case of the Issuer, or the Issuer or another Restricted Subsidiary, in the case of a Restricted Subsidiary) guaranteed by the Issuer or any Restricted Subsidiary.

“Consolidated Interest Incurred” for any period means the sum, without duplication, of (1) Consolidated Interest Expense and (2) interest capitalized for such period (including interest capitalized with respect to discontinued operations).

“Consolidated Net Income” for any period means the net income (or loss) of the Issuer and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(1)	the net income (or loss) of any Person (other than a Restricted Subsidiary) in which any Person other than the Issuer or any of its Restricted Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by the Issuer or any of its Restricted Subsidiaries during such period;

(2)	for the purposes of calculating the Restricted Payments Basket only (but without duplication of any pro forma effect given), except to the extent includible in the consolidated net income of the Issuer pursuant to the foregoing clause (1), the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Restricted Subsidiary or is merged into or consolidated with the Issuer or any Restricted Subsidiary or (b) the assets of such Person are acquired by the Issuer or any Restricted Subsidiary;

(3)	for purposes of calculating the Restricted Payments Basket only, the net income of any non-guarantor Subsidiary during such period to the extent that (but only so long as) the declaration or payment of dividends or similar distributions by such non-guarantor Subsidiary of that income is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary during such period;

(4)	that portion of the net income of any Restricted Subsidiary that is not a Subsidiary Guarantor and is not a Wholly Owned Restricted Subsidiary attributable to the portion of the Equity Interests of such Restricted Subsidiary that is not owned by the Issuer or the Restricted Subsidiaries;

(5)	for the purposes of calculating the Restricted Payments Basket only, in the case of a successor to the Issuer by consolidation, merger or transfer of its assets, any income (or loss) of the successor prior to such merger, consolidation or transfer of assets;

(6)	any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by the Issuer or any Restricted Subsidiary upon (a) the acquisition of any securities, or the extinguishment of any Indebtedness or early termination of Hedging Obligations or other derivative instruments, of the Issuer or any Restricted Subsidiary or (b) any Asset Sale by the Issuer or any Restricted Subsidiary;

(7)	any extraordinary gain (or extraordinary loss), together with any related provision for taxes on any such extraordinary gain (or the tax effect of any such extraordinary loss), realized by the Issuer or any Restricted Subsidiary during such period;

(8)	any unrealized net gain or loss resulting in such period from Hedging Obligations or other derivative instruments;

(9)	any non-cash impairment charge or asset write-off (other than with respect to inventory), in each case pursuant to GAAP;

(10)	any (a) one-time non-cash compensation charges, (b) non-cash costs or expenses resulting from stock option plans, employee benefit plans, compensation charges or post-employment benefit plans, or grants or awards of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights and (c) write- offs or write-downs of goodwill; and

(11)	all other non-cash items reducing the Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period.

In addition, any return of capital with respect to an Investment that increased the Restricted Payments Basket pursuant to clause (3)(d) of the first paragraph under “—Certain Covenants—Limitations on Restricted Payments” or decreased the amount of Investments outstanding pursuant to clause (21) of the definition of “Permitted Investments” shall be excluded from Consolidated Net Income for purposes of calculating the Restricted Payments Basket.

“Consolidated Net Worth” means, with respect to any Person as of any date, the consolidated stockholders’ equity of such Person and its Restricted Subsidiaries determined on a consolidated basis at the end of the most recently ended fiscal quarter immediately preceding such date for which internal financial statements are available, as determined in accordance with GAAP, less (without duplication) (1) any amounts thereof attributable to Disqualified Equity Interests of such Person or its Subsidiaries or any amount attributable to Unrestricted Subsidiaries and (2) all write-ups (other than write- ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within twelve months after the acquisition of such business) subsequent to the Issue Date in the book value of any asset owned by such Person or a Subsidiary of such Person.

“Consolidated Tangible Assets” means, as of any date, the total amount of assets of the Issuer and its Restricted Subsidiaries on a consolidated basis at the end of the most recently ended fiscal quarter immediately preceding such date for which internal financial statements are available, as determined in accordance with GAAP, less (1) Intangible Assets and (2) any assets securing Non-Recourse Indebtedness up to the aggregate principal amount of such Non-Recourse Indebtedness.

“Consolidated Tangible Net Worth” means, with respect to any Person as of any date, the Consolidated Net Worth of such Person and its Restricted Subsidiaries determined on a consolidated basis at the end of the most recently ended fiscal quarter immediately preceding such date for which internal financial statements are available, less (without duplication) all Intangible Assets of such Person and its Restricted Subsidiaries determined on a consolidated basis at the end of the most recently ended fiscal quarter immediately preceding such date for which internal financial statements are available.

“Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

“Credit Facilities” means one or more debt facilities, indentures or commercial paper facilities (including the Credit Agreement), in each case, with banks or other lenders or investors or credit providers or a trustee providing for the revolving credit loans, term loans, project loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), bankers acceptances, letters of credit or issuances of debt securities, including any related notes, debentures, indentures, deeds of trust, guarantees, collateral documents, instruments, documents and agreements executed in connection therewith and in each case, as amended, restated, modified, renewed, extended, supplemented, restructured, refunded, replaced in any manner (whether upon or after termination or otherwise) or in part from time to time, in one or more instances and including any amendment increasing the amount of Indebtedness incurred or available to be borrowed thereunder, extending the maturity of any Indebtedness incurred thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto

(whether or not such added or substituted parties are other agents, creditors, banks, lenders or group of creditors or lenders), including one or more separate instruments or facilities, in each case, whether any such amendment, restatement, modification, renewal, extension, supplement, restructuring, refunding, replacement or refinancing occurs simultaneously or not with the termination or repayment of a prior Credit Facility.

“Default” means (1) any Event of Default or (2) any event, act or condition that, after notice or the passage of time or both, would be an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or any of its Restricted Subsidiaries in connection with an Asset Sale that is designated as “Designated Non-cash Consideration” pursuant to an Officer’s Certificate, setting forth the basis of such valuation.

“Designation” has the meaning given to this term in the covenant described under “—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries”; and “Designate” and “Designated” shall have correlative meanings.

“Designation Amount” has the meaning given to this term in the covenant described under “—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries.”

“Directly Related Assets” means, with respect to any particular property, assets directly related thereto or derived therefrom, such as proceeds (including insurance proceeds), products, rents, and profits thereof, fixtures thereon and improvements and accessions thereto.

“Disqualified Equity Interests” of any Person means any class of Equity Interests of such Person that, by their terms, or by the terms of any related agreement or of any security into which they are convertible, puttable or exchangeable, are, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, whether or not at the option of the holder thereof, or mature or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the date which is 91 days after the final maturity date of the Notes; provided, however, that any class of Equity Interests of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Equity Interests that are not Disqualified Equity Interests, and that are not convertible, puttable or exchangeable for Disqualified Equity Interests or Indebtedness, will not be deemed to be Disqualified Equity Interests so long as such Person satisfies its obligations with respect thereto solely by the delivery of Equity Interests that are not Disqualified Equity Interests; provided further, however, that any Equity Interests that would constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the Issuer to redeem such Equity Interests upon the occurrence of a change in control or asset sale occurring prior to the final maturity date of the Notes shall not constitute Disqualified Equity Interests if the change in control or asset sale provisions applicable to such Equity Interests are not materially more favorable to such holders than the provisions described under the captions “Change of Control” or “—Certain Covenants—Limitations on Asset Sales,” respectively, and such Equity Interests specifically provide that the Issuer will not redeem any such Equity Interests pursuant to such provisions prior to the Issuer’s purchase of the Notes as required pursuant to the provisions described under the captions “Change of Control” and “—Certain Covenants—Limitations on Asset Sales.”

“Equity Interests” of any Person means (1) any and all shares or other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person.

“Equity Offering” means public or private equity offering or sale after the Issuer Date of Qualified Equity Interests made for cash by the Issuer or any direct or indirect parent entity of the Issuer, the proceeds of which are contributed to the Issuer other than (1) public offerings registered on Form S-4 or S-8 or (2) an issuance to any Subsidiary.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Fair Market Value” means, with respect to any asset or security, the price (after taking into account any liabilities relating to such assets) that would reasonably expected to be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction, as such price is determined in good faith by the board of directors of the Issuer or a duly authorized committee thereof or Senior Management of the Issuer.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect as of the Issue Date. At any time after the Issue Date, the Issuer may elect to apply International Financial Reporting Standards (“IFRS”) accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in the Indenture), as in effect as of the date of such election; provided that any such election, once made, shall be irrevocable; provided, further, any calculation or determination in the Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to the Issuer’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Issuer shall give notice of any such election made in accordance with this definition to the Trustee and the Holders of Notes.

“GP Indebtedness” means as of any date the amount of the liability of Issuer or any of its Restricted Subsidiaries in its capacity as a general partner for the Indebtedness of a partnership or Joint Venture after subtracting the Fair Market Value as of such date of the assets of such partnership or Joint Venture that secure such Indebtedness.

“guarantee” means a direct or indirect guarantee by any Person of any Indebtedness of any other Person and includes any obligation, direct or indirect, contingent or otherwise, of such Person: (1) to purchase or pay (or advance or supply funds for the purchase or payment of) Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business (as determined in good faith by the Issuer)), to take-or-pay, or to maintain financial statement conditions or otherwise); or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part). “guarantee,” when used as a verb, and “guaranteed” have correlative meanings.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to (1) any interest rate swap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in or manage exposure to interest rates, (2) agreements or arrangements designed to protect such Person against fluctuations in or manage exposure to foreign currency exchange rates in the conduct of its operations, or (3) any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in or manage exposure to commodity prices, in each case entered into in the ordinary course of business (as determined in good faith by the Issuer) for bona fide hedging purposes and not for the purpose of speculation.

“Holder” means any registered holder, from time to time, of the Notes.

“Housing Unit” means a detached or attached home (including a townhouse, condominium or high rise unit) owned by the Issuer or a Subsidiary of the Issuer which is completed or for which there has been a start of construction.

“Immaterial Subsidiary” means, at any date of determination, each Restricted Subsidiary of the Issuer, whose total assets as of the last day of the then most recently ended fiscal quarter for which internal financial statements are available were less than $20.0 million determined in accordance with GAAP.

“incur” means, with respect to any Indebtedness or obligation, incur, create, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to such Indebtedness or obligation; provided that (1) the Indebtedness of a Person existing at the time such Person became a Restricted Subsidiary or at the time such Person merged with or into the Issuer or a Restricted Subsidiary shall be deemed to have been incurred at such time and (2) neither the accrual of interest nor the accretion of original issue discount shall be deemed to be an incurrence of Indebtedness.

“Indebtedness” of any Person at any date means, without duplication:

(1)	all liabilities, contingent or otherwise, of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof);

(2)	all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)	all obligations of such Person in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto);

(4)	all obligations of such Person to pay the deferred and unpaid purchase price of property or services due more than 365 days after such property is acquired or such services are completed, except trade payables and accrued expenses incurred by such Person in the ordinary course of business (as determined in good faith by the Issuer) in connection with obtaining goods, materials or services;

(5)	the maximum fixed redemption or repurchase price (not including, in either case, any redemption or repurchase premium) of all Disqualified Equity Interests of such Person;

(6)	all Capitalized Lease Obligations of such Person;

(7)	all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person;

(8)	all Indebtedness of others guaranteed by such Person to the extent of such guarantee; provided that (i) Indebtedness of the Issuer or its Restricted Subsidiaries that is guaranteed by the Issuer or the Issuer’s Restricted Subsidiaries shall be counted only once in the calculation of the amount of Indebtedness of the Issuer and its Restricted Subsidiaries on a consolidated basis and (ii) only the liabilities relating to any such guarantee that are recorded as liabilities, or required (in accordance with GAAP) to be recorded as liabilities, on the balance sheet of such Person shall be considered Indebtedness of such Person (it being understood that any increase in liabilities recorded or required to be recorded on such Person’s balance sheet shall be deemed to be an “incurrence” of Indebtedness by such Person at the time of such increase);

(9)	all Attributable Indebtedness;

(10)	to the extent not otherwise included in this definition, net Hedging Obligations of such Person (the amount of any such obligations to be equal at any time to the net termination values of such agreements or arrangements giving rise to such obligations that would be payable by such Person at such time); and

(11)	the liquidation value of preferred stock of a Restricted Subsidiary of such Person issued and outstanding and held by any Person other than such Person (or one of its Wholly Owned Restricted Subsidiaries).

Notwithstanding the foregoing, the following shall not be considered Indebtedness:

(1)	earn-outs or similar profit sharing or participation arrangements provided for in acquisition agreements which are determined on the basis of future operating earnings or other similar performance criteria (which are not determinable at the time of acquisition) of the acquired assets or entities;

(2)	accrued expenses, trade payables, customer deposits or deferred income taxes arising in the ordinary course of business (as determined in good faith by the Issuer), completion guarantees entered into in the ordinary course of business (as determined in good faith by the Issuer), and purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller;

(3)	contingent obligations incurred in the ordinary course of business and not in respect of borrowed money;

(4)	deferred or prepaid revenues;

(5)	obligations in respect of district improvement bonds pertaining to roads, sewers and other infrastructure; and

(6)	Indebtedness that has been discharged or defeased in accordance with its governing documents.

The amount of any Indebtedness outstanding as of any date shall be the accreted value thereof in the case of any Indebtedness issued with original issue discount. Except to the extent provided in the preceding sentence, the amount of any Indebtedness that is convertible into or exchangeable for Equity Interests of the Issuer outstanding as of any date shall be deemed to be equal to the principal and premium, if any, in respect of such Indebtedness, notwithstanding the provisions of GAAP (including Accounting Standards Codification Topic 470-20, Debt-Debt with Conversion and Other Options). The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, the maximum liability of such Person for any such contingent obligations at such date and, in the case of clause (7), the lesser of (a) the Fair Market Value of any asset subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (b) the amount of the Indebtedness secured.

“Independent Director” means a director of the Issuer who

(1)	is independent with respect to the transaction at issue;

(2)	does not have any material financial interest in the Issuer or any of its Affiliates (other than as a result of holding securities of the Issuer); and

(3)	has not and whose Affiliates or affiliated firm has not, at any time during the twelve months prior to the taking of any action hereunder, directly or indirectly, received, or entered into any understanding or agreement to receive, compensation, payment or other benefit, of any type or form, from the Issuer or any of its Affiliates, other than customary directors’ fees and indemnity and insurance arrangements for serving on the board of directors of the Issuer or any Affiliate and reimbursement of out-of-pocket expenses for attendance at the Issuer’s or Affiliate’s board and board committee meetings.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the reasonable judgment of the Issuer’s board of directors, qualified to perform the task for which it has been engaged and disinterested and independent with respect to the Issuer and its Affiliates; provided, however, that the prior rendering of service to the Issuer or an Affiliate of the Issuer shall not, by itself, disqualify the advisor.

“Initial Purchasers” means (1) with respect to the initial notes issued on the Issue Date, Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Credit Suisse Securities (USA) LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated and (2) with respect to each issuance of Additional Notes (including the Notes offered hereby), the Persons purchasing such Additional Notes under the related purchase agreement or underwriting agreement among the Issuer and the Persons purchasing such Additional Notes.

“Intangible Assets” means, with respect to any Person, all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses, write-ups of assets over their carrying value (other than write-ups which occurred prior to the Issue Date and other than, in connection with the acquisition of an asset, the write-up of the value of such asset to its Fair Market Value in accordance with GAAP on the date of acquisition) and all other items which would be treated as intangibles on the consolidated balance sheet of such Person prepared in accordance with GAAP.

“interest” means, with respect to the Notes, interest on the Notes.

“Investments” of any Person means, without duplication:

(1)	all direct or indirect investments by such Person in any other Person in the form of loans, advances or capital contributions or other credit extensions constituting Indebtedness of such other Person, and any guarantee of Indebtedness of any other Person;

(2)	all purchases (or other acquisitions for consideration) by such Person of Indebtedness, Equity Interests or other securities of any other Person;

(3)	all other items that would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP; and

(4)	the Designation of any Subsidiary as an Unrestricted Subsidiary.

Except as otherwise expressly specified in this definition, the amount of any Investment (other than an Investment made in cash) shall be the Fair Market Value thereof on the date such Investment is made and without giving effect to subsequent changes in value. The amount of any Investment pursuant to clause (4) shall be the Designation Amount determined in accordance with the covenant described under “—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries.” If the Issuer or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary, the Issuer shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Equity Interests of and all other Investments in such Restricted Subsidiary not sold or disposed of, which amount shall be determined by the board of directors of the Issuer. Notwithstanding the foregoing, redemptions of Equity Interests of the Issuer shall be deemed not to be Investments.

“Issue Date” means August 7, 2013, the date on which the initial notes were originally issued.

“Joint Venture” means a corporation, limited liability company, partnership or other entity engaged in a Permitted Business (other than an entity constituting a Wholly Owned Subsidiary of the Issuer) in which the Issuer or any of its Restricted Subsidiaries owns, directly or indirectly, at least 10% of the Equity Interests.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien (statutory or other), pledge, lease, easement, restriction, covenant, charge, security interest or other encumbrance of any kind or nature in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, and any lease in the nature thereof, any option or other agreement to sell, and any filing of, or agreement to give, any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction (other than cautionary filings in respect of operating leases). Notwithstanding for foregoing, in no event shall an operating lease or any filing with respect thereto be deemed to constitute a Lien.

“Model Home Unit” means a completed Housing Unit to be used as a model home in connection with the sale of Housing Units in a residential housing project.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage Subsidiary” means any Restricted Subsidiary of the Issuer engaged primarily in the mortgage origination and lending business. Notwithstanding anything herein to the contrary, Mortgage Subsidiaries shall not incur any Indebtedness for borrowed money other than Non-Recourse Indebtedness.

“Net Available Proceeds” means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents, net of

(1)	brokerage commissions and other fees and expenses (including fees and expenses of legal counsel, accountants and investment banks) of such Asset Sale;

(2)	provisions for taxes paid or payable as a result of such Asset Sale (after taking into account any available tax credits or deductions and any tax sharing arrangements);

(3)	amounts required to be paid to any Person (other than the Issuer or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale or having a Lien thereon;

(4)	payments of unassumed liabilities (not constituting Indebtedness) relating to the assets sold; and

(5)	appropriate amounts to be provided by the Issuer or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Issuer or any Restricted Subsidiary, as the case may be, after such Asset Sale, including pensions and other postemployment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale; provided, however, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Available Proceeds.

“Non-Recourse Indebtedness” with respect to any Person means Indebtedness of such Person for which (1) the sole legal recourse for collection of principal and interest on such Indebtedness is against the specific property identified in the instruments evidencing or securing such Indebtedness and such property was acquired, in whole or in part, directly or indirectly (including through the purchase of Equity Interests of the Person owning such property), with the proceeds of such Indebtedness or such Indebtedness was incurred within 365 days after the direct or indirect acquisition of such property, including through the purchase of Equity Interests of the Person owning such property, and (2) no other assets of such Person may be realized upon in collection of principal or interest on such Indebtedness. Indebtedness that is otherwise Non-Recourse Indebtedness will not lose its character as Non-Recourse Indebtedness because there is recourse to the Issuer, any Subsidiary Guarantor or any other Person for (a) environmental warranties, covenants or indemnities, (b) indemnities for and liabilities arising from fraud, misrepresentation, misapplication or non-payment of rents, profits, deposits, insurance and condemnation proceeds and other sums actually received by the obligor from secured assets to be paid to the lender, waste and mechanics’ liens, breach of separateness covenants, and other customary exceptions or (c) similar customary “bad-boy” guarantees.

“Note Documents” means the Indenture, the Notes and the Note Guarantees.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” of any Person means any of the following of such Person: the Chairman of the board of directors, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the President, any Vice President, the General Counsel, the Treasurer or the Secretary.

“Officer’s Certificate” of any Person means a certificate signed by an Officer of such Person.

“Pari Passu Indebtedness” means any Indebtedness of the Issuer or any Subsidiary Guarantor that ranks equally in right of payment with the Notes or the Note Guarantee of such Subsidiary Guarantor, as applicable (without giving effect to collateral arrangements).

“PAPA” means an arrangement, other than with an Affiliate of the Issuer, which may be unsecured or secured by a Lien granted in conjunction with purchase contracts for the purchase of real estate and which provides for future payments due to the sellers of such real estate at the time of the sale of such real estate (or parts thereof) and which payments may be contingent on the sale price of such real estate (or parts thereof), which arrangement may include (1) adjustments to the land purchase price, (2) profit participations, (3) community marketing fees and community enhancement fees and (4) reimbursable costs paid by the land developer.

“Permitted Business” means (i) any businesses engaged in by the Issuer and its Subsidiaries on the Issue Date, (ii) any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses described in clause (i) of this definition, (iii) any business in the homebuilding, real estate development or community planning industries and (iv) commercial real estate development, brokerage and the sale or rental of homes and other real estate and related real estate activities, including, without limitation, the provision of mortgage financing, title insurance or homeowners’ insurance.

“Permitted Holders” means (i) the Sponsors, (ii) any Person or any of the Persons who were a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) whose ownership of assets or Voting Stock has triggered a Change of Control in respect of which a Change of Control Offer has been made and all notes that were tendered therein have been accepted and paid, (iii) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing beneficially own, without giving effect to the existence of such group or any other group, more than 50.0% of the total voting power of the aggregate Voting Stock of the Issuer held directly or indirectly by such group and (iv) any members of a group described in clause (iii) for so long as such Person is a member of such group.

“Permitted Investment” means:

(1)	Investments by the Issuer or any Restricted Subsidiary in (a) the Issuer or any Restricted Subsidiary or (b) in any Person that is or will become immediately after such Investment a Restricted Subsidiary or that will merge, consolidate or liquidate into the Issuer or a Restricted Subsidiary;

(2)	Investments acquired after the date of the Indenture as a result of the acquisition by the Issuer or any Restricted Subsidiary of the Issuer of another Person, including by way of a merger, amalgamation or consolidation with or into the Issuer or any of its Restricted Subsidiaries, or all or substantially all of the assets of another Person, in each case, in a transaction that is not prohibited by the covenant described above under the caption “—Certain Covenants—Limitations on Mergers, Consolidations, Etc.” after the date of the Indenture to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(3)	loans and advances to directors, employees and officers of the Issuer and the Restricted Subsidiaries for bona fide business purposes not in excess of $2.0 million (without giving effect to the forgiveness of any such loan) at any one time outstanding;

(4)	Hedging Obligations incurred pursuant to clause (4) of the second paragraph under the covenant described under “—Certain Covenants—Limitations on Additional Indebtedness”;

(5)	cash or Cash Equivalents;

(6)	receivables owing to the Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business (as determined in good faith by the Issuer) and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

(7)	Investments received pursuant to any plan of reorganization or similar arrangement, including foreclosure, perfection or enforcement of any Lien, upon the bankruptcy or insolvency of such trade creditors or customers;

(8)	Investments made by the Issuer or any Restricted Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with the covenant described under “—Certain Covenants—Limitations on Asset Sales”;

(9)	prepaid expenses, negotiable instruments held for collection and lease, utility, workers’ compensation, performance and other similar deposits in the ordinary course of business (as determined in good faith by the Issuer);

(10)	Investments made by the Issuer or a Restricted Subsidiary for consideration consisting only of Qualified Equity Interests;

(11)	stock, obligations or securities received in settlement of debts created in the ordinary course of business (as determined in good faith by the Issuer) and owing to the Issuer or any Restricted Subsidiary or in satisfaction of judgments;

(12)	Investments in existence on the Issue Date (including pursuant to a binding commitment existing on the Issue Date) and any extension, modification or renewal of such Investments or any Investments made with the proceeds of any disposition of any such Investments, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the appreciation, accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date);

(13)	Note Guarantees permitted by the terms of the Indenture;

(14)	repurchase of the Notes and the Note Guarantees;

(15)	obligations (but not payments thereon) with respect to homeowners association obligations, community facility district bonds, metro district bonds, mello-roos bonds and subdivision improvement bonds and similar bonding requirements arising in the ordinary course of business (as determined in good faith by the Issuer) of a homebuilder;

(16)	guarantee obligations, including completion guarantee or indemnification obligations (other than for the payment of borrowed money), entered into in the ordinary course of business (as determined in good faith by the Issuer) and incurred for the benefit of any adjoining landowner, lender, seller of real property or municipal government authority (or enterprises thereof) in connection with the acquisition, construction, subdivision, entitlement and development of real property;

(17)	Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in the joint venture arrangements and similar binding arrangements in the ordinary course of business (as determined in good faith by the Issuer);

(18)	extensions of trade credit and credit in connection with the sale of lots and housing units, asset purchases (including purchases of inventory, supplies and materials) and the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business (as determined in good faith by the Issuer);

(19)	advances, loans, rebates and extensions of credit (including the creation of receivables) to suppliers, customers and vendors, and performance and completion guarantees, in each case in the ordinary course of business;

(20)	Investments by the Issuer or any Restricted Subsidiary in Joint Ventures engaged in a Permitted Business that do not exceed an amount since the Issue Date equal to the greater of (a) $15.0 million and (b) 3.0% of Consolidated Tangible Assets determined at the time of such Investment (the “Aggregate Permitted Joint Venture Investment Amount”) (with each Investment being valued as of the date made and without regard to subsequent changes in value) as such Aggregate Permitted Joint Venture Investment Amount shall be permanently reduced by the amount of any distribution made under clause (14) of the second paragraph of the covenant described under “—Certain Covenants—Limitations on Restricted Payments”;

(21)	the Designation of a Subsidiary as an Unrestricted Subsidiary in accordance with the fourth paragraph of the covenant described under “—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries”; and

(22)	other Investments in an aggregate amount not to exceed the greater of (a) $35.0 million and (b) 7.0% of Consolidated Tangible Assets determined at the time of such Investment (with each Investment being valued as of the date made and without regard to subsequent changes in value).

The amount of Investments outstanding at any time pursuant to clauses (20) and (22) above shall be deemed to be reduced:

(a)	upon the disposition or repayment of or return on any Investment made pursuant to clauses (20) and (22) above, by an amount equal to the return of capital with respect to such Investment to the Issuer or any Restricted Subsidiary (to the extent not included in the computation of Consolidated Net Income), less the cost of the disposition of such Investment and net of taxes (for the avoidance of doubt, distributions made pursuant to clause (14) of the second paragraph of the covenant described under “Certain Covenants—Limitations on Restricted Payments” shall not be an Investment made pursuant to clause (20) above but shall permanently reduce the Aggregate Permitted Joint Venture Investment Amount permitted to be made under clause (20) above); and

(b)	upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, by an amount equal to the lesser of (x) the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary immediately following such Redesignation, and (y) the aggregate amount of Investments in such Subsidiary that increased (and did not previously decrease) the amount of Investments outstanding pursuant to clause (22) above.

“Permitted Liens” means the following types of Liens:

(1)	either:

(a)	statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business (as determined in good faith by the Issuer); or

(b)	Liens for taxes, assessments or governmental or quasi-governmental charges or claims, in either case, for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(2)	Liens incurred or deposits made in the ordinary course of business (as determined in good faith by the Issuer) in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds, development obligations, progress payments, utility services, developer’s or other obligations to make on-site or off-site improvements and other similar obligations (exclusive of obligations for the payment of borrowed money);

(3)	Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods; provided, however, that such bankers’ acceptances do not constitute Indebtedness;

(4)	Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents, goods covered thereby and other assets relating to such letters of credit and products and proceeds thereof;

(5)	Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Issuer or any Restricted Subsidiary, including rights of offset and setoff;

(6)	bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Issuer or any Restricted Subsidiary, in each case granted in the ordinary course of business (as determined in good faith by the Issuer) in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(7)	leases or subleases, licenses or sublicenses, (or any Liens related thereto) granted to others that do not materially interfere with the ordinary course of business (as determined in good faith by the Issuer) of the Issuer or any Restricted Subsidiary;

(8)	Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(9)	Liens securing all of the Notes and Liens securing any Note Guarantee;

(10)	Liens in favor of the Trustee under and as permitted by the Indenture and similar Liens in favor of other trustees, agents and representatives;

(11)	Liens existing on the Issue Date securing Indebtedness outstanding on the Issue Date;

(12)	Liens in favor of the Issuer or any Restricted Subsidiary;

(13)	Liens securing Permitted Indebtedness incurred pursuant to and outstanding under clause (1) the second paragraph of “—Certain Covenants—Limitations on Additional Indebtedness”;

(14)	Liens securing Permitted Indebtedness incurred pursuant to and outstanding under clause (13) of the second paragraph of “—Certain Covenants—Limitations on Additional Indebtedness”;

(15)	Liens securing Non-Recourse Indebtedness of the Issuer, any Restricted Subsidiary permitted to be incurred under the Indenture; provided, that such Liens apply only to (a) the property whose acquisition (direct or indirect, including through the purchase of Equity Interests of the Person owning such property) was financed, in whole or in part, out of the net proceeds of such Non-Recourse Indebtedness within 180 days after the incurrence of such Non-Recourse Indebtedness and (b) Directly Related Assets;

(16)	Liens securing Purchase Money Indebtedness permitted to be incurred under the Indenture; provided that such Liens apply only to (a) the property acquired, constructed or improved with the proceeds of such Purchase Money Indebtedness, within 180 days after the incurrence of such Purchase Money Indebtedness and (b) Directly Related Assets;

(17)	Liens securing Acquired Indebtedness permitted to be incurred under the Indenture; provided that the Liens do not extend to assets not subject to such Lien at the time of acquisition (other than Directly Related Assets); provided, further that such Liens were not incurred in connection with or in contemplation or anticipation of the acquisition of such Person by the Issuer or any Restricted Subsidiaries;

(18)	Liens on assets of a Person existing at the time such Person is acquired or merged with or into or consolidated with the Issuer or any such Restricted Subsidiary (and not created in anticipation or contemplation thereof);

(19)	Liens to secure Attributable Indebtedness permitted to be incurred under the Indenture; provided that any such Lien shall not extend to or cover any assets of the Issuer or any Restricted Subsidiary other than (a) the assets which are the subject of the Sale and Leaseback Transaction in which the Attributable Indebtedness is incurred and (b) Directly Related Assets;

(20)

Liens securing Indebtedness of Issuer or its Restricted Subsidiaries in respect of Indebtedness of a Joint Venture permitted to be incurred under the Indenture; provided that, with respect to such Indebtedness, such Liens do not extend to assets of Issuer or its Restricted Subsidiaries other than (x) assets of the

Joint Venture or (y) the Equity Interests held by Issuer or a Restricted Subsidiary in such Joint Venture to the extent that such Liens secure Indebtedness in respect of such Joint Venture owing to lenders who have also been granted Liens on assets of such Joint Venture to secure Indebtedness of such Joint Venture;

(21)	Liens to secure Refinancing Indebtedness which is incurred to refinance any Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; provided that in each case such Liens do not extend to any additional assets (other than Directly Related Assets);

(22)	attachment or judgment Liens not giving rise to a Default and which are being contested in good faith by appropriate proceedings;

(23)	easements, rights-of-way, dedications, covenants, conditions, restrictions, reservations, assessment district and other similar charges or encumbrances not materially interfering with the ordinary course of business (as determined in good faith by the Issuer) of the Issuer and its Subsidiaries;

(24)	zoning restrictions, licenses, restrictions on the use of real property or minor irregularities in title thereto, which do not materially impair the use of such real property in the ordinary course of business (as determined in good faith by the Issuer) of the Issuer and its Subsidiaries or the value of such real property for the purpose of such business;

(25)	Liens on Equity Interests of an Unrestricted Subsidiary to secure Indebtedness of such Unrestricted Subsidiary;

(26)	any right of first refusal, right of first offer, option, contract or other agreement to sell an asset; provided such sale is not otherwise prohibited under the Indenture;

(27)	Liens for homeowner, condominium, property owner and similar association fees and assessments and other payments;

(28)	Licenses of intellectual property granted in the ordinary course of business (as determined in good faith by the Issuer) and not interfering in any material respect with the ordinary conduct of business of the Issuer or any Restricted Subsidiary;

(29)	pledges, deposits and other Liens existing under, or required to be made in connection with, (i) earnest money obligations, escrows or similar purpose undertakings or indemnifications in connection with any purchase and sale agreement, (ii) development agreements or other contracts entered into with governmental authorities (or an entity sponsored by a governmental authority), in connection with the entitlement of real property or (iii) agreements for the funding of infrastructure, including in respect of the issuance of community facility district bonds, metro district bonds, mello-roos bonds and subdivision improvement bonds, and similar bonding requirements arising in the ordinary course of business of a homebuilder (as determined in good faith by the Issuer);

(30)	(i) Liens, encumbrances or other restrictions not securing Indebtedness contained in any joint venture agreement or similar agreement entered into by the Issuer or any Restricted Subsidiary with respect to the Equity Interests issued by the relevant joint venture or the assets of such joint venture or (ii) any Liens, encumbrances or restrictions imposed under any contract for the sale by the Issuer or any Subsidiary of the Issuer of the Equity Interests of any Subsidiary of the Issuer, or any business unit or division of the Issuer or any Restricted Subsidiary permitted by the Indenture; provided that in each case such Liens shall extend only to the relevant Equity Interests;

(31)	Liens securing Hedging Obligations that are incurred in the ordinary course of business (as determined in good faith by the Issuer) and not for speculative purposes;

(32)	assignments of insurance or condemnation proceeds provided to landlords (or their mortgagees) pursuant to the terms of any lease of property leased by the Issuer or any Restricted Subsidiary, in each case with respect to the property so leased, and customary Liens and rights reserved in any lease for rent or for compliance with the terms of such lease;

(33)	Liens on cash pledged to secure deductibles, retentions and other obligations to insurance providers in the ordinary course of business (as determined in good faith by the Issuer);

(34)	Liens incurred in the ordinary course of business (as determined in good faith by the Issuer) as security for the obligations of the Issuer and its Restricted Subsidiaries with respect to indemnification in respect of title insurance providers;

(35)	Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(36)	Liens to secure Indebtedness of Restricted Subsidiaries that are not Subsidiary Guarantors permitted under the covenant entitled “—Certain Covenants—Limitations on Additional Indebtedness”; provided that such Liens may not extend to any property or assets of the Issuer or any Subsidiary Guarantor other than the Equity Interests of such Restricted Subsidiaries that are not Subsidiary Guarantors;

(37)	Liens on Model Home Units and additions, accessions, improvements and replacements and customary deposits in connection therewith and proceeds and products therefrom;

(38)	Liens securing obligations of the Issuer or any Restricted Subsidiary to any third party in connection with PAPAs, any option, repurchase right or right of first refusal to purchase real property granted to the master developer or the seller of real property that arises as a result of the non-use or non-development of such real property by the Issuer or any Restricted Subsidiary and joint development agreements with third parties to perform and/or pay for or reimburse the costs of construction and/or development related to or benefiting property (and additions, accessions, improvements and replacements and customary deposits in connection therewith and proceeds and products therefrom) of the Issuer or any Restricted Subsidiary and property belonging to such third parties, in each case entered into in the ordinary course of business; provided that such Liens do not at any time encumber any property, other than the property (and additions, accessions, improvements and replacements and customary deposits in connection therewith and proceeds and products therefrom) financed by such Indebtedness and the proceeds and products thereof; and

(39)	Liens securing Indebtedness; provided that the principal amount of such Indebtedness secured by Liens pursuant to this clause (39) does not exceed the greater of (a) $15.0 million and (b) 3.0% of Consolidated Tangible Assets at the time of incurrence.

The Issuer may classify (or later reclassify) any Lien in one or more of the above categories (including in part in one category and in part in another category). For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

“Plan of Liquidation” with respect to any Person, means a plan that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously, in phases or otherwise): (1) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Person otherwise than as an entirety or substantially as an entirety; and (2) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition of all or substantially all of the remaining assets of such Person to creditors and holders of Equity Interests of such Person.

“principal” means, with respect to the Notes, the principal of, and premium, if any, on the Notes.

“Pro Forma Cost Savings” means the amount of cost savings, operating expense reductions, restructuring charges and expenses and synergies that (A) would properly be reflected in a pro forma income statement prepared in accordance with Regulation S-X under the Securities Act, (B) are expected to be realized as a result of actions that were actually implemented prior to the calculation of Consolidated Cash Flow Available for Fixed

Charges in connection with or as a result of any acquisition, Investment, disposition, restructuring or the implementation of an initiative and that are supportable and quantifiable by the underlying accounting records or (C) are expected to be realized within 12 months of the date of the calculation of Consolidated Cash Flow Available for Fixed Charges as a result of actions taken or expected to be taken in connection with or as a result of any acquisition, Investment, disposition, restructuring or the implementation of an initiative, as applicable (in each case, calculated on a pro forma basis as though such cost savings, operating expense reductions, restructuring charges and expenses and synergies had been realized on the first day of such period as if such cost savings, operating expense reductions, restructuring charges and expenses and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided, that (1) in the case of clauses (B) and (C), such actions are to be taken within 12 months after the consummation of the acquisition, Investment, disposition, restructuring or the implementation of an initiative, as applicable, (2) no cost savings, operating expense reductions, restructuring charges and expenses or synergies shall be included to the extent duplicative of any expenses or charges otherwise added to Consolidated Cash Flow Available for Fixed Charges, whether through a pro forma adjustment or otherwise, for such period and (3) the aggregate amount of cost savings, operating expense reductions, restructuring charges and expenses and synergies added pursuant to clauses (B) and (C) in any period of four consecutive fiscal quarters shall not exceed 10.0% of Consolidated Cash Flow Available for Fixed Charges (prior to giving effect to clauses (B) and (C)) in the aggregate for any period of four consecutive fiscal quarters. Pro Forma Cost Savings described in clauses (B) and (C) above shall be established by a certificate delivered to the Trustee from Senior Management of the Issuer that outlines the specific actions taken or to be taken and the net cost savings, operating expense reductions, restructuring charges and expenses or synergies achieved or to be achieved from each such action and that states such savings have been prepared in good faith and determined in such person’s reasonable judgment to be probable based on information then available.

“Purchase Money Indebtedness” means Indebtedness, including Capitalized Lease Obligations, of the Issuer or any Restricted Subsidiary incurred for the purpose of financing all or any part of the purchase price of property, plant or equipment used in the business of the Issuer or any Restricted Subsidiary or the cost of installation, construction or improvement thereof; provided, however, that (1) the amount of such Indebtedness shall not exceed such purchase price or cost (including financing costs), (2) such Indebtedness shall not be secured by any asset other than the specified asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property to which such asset is attached and Directly Related Assets, provided that individual financings of one lender may be cross collateralized to other financings of assets provided by such lender and (3) such Indebtedness shall be incurred within 180 days after such acquisition of such asset by the Issuer or such Restricted Subsidiary or such installation, construction or improvement.

“Qualified Equity Interests” means Equity Interests of the Issuer other than Disqualified Equity Interests.

“Ratio Exception” has the meaning set forth in the proviso in the first paragraph of the covenant described under “—Certain Covenants—Limitations on Additional Indebtedness.”

“redeem” means to redeem, repurchase, purchase, defease, retire, discharge or otherwise acquire or retire for value; and “redemption” shall have a correlative meaning.

“Redesignation” has the meaning given to such term in the covenant described under “—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries.”

“Refinancing Indebtedness” means Indebtedness of the Issuer or a Restricted Subsidiary issued in exchange for, or the proceeds from the issuance and sale or disbursement of which are substantially concurrently used to refund, replace, renew, extend, redeem or refinance in whole or in part, or constituting an amendment of, any Indebtedness of the Issuer or any Restricted Subsidiary (the “Refinanced Indebtedness”) in a principal amount (or if issued with original issue discount, an issue price) not in excess of the principal amount of the Refinanced

Indebtedness so repaid or amended (plus, in each case, the amount of any premium paid (including tender, prepayment or redemption premiums or penalties), accrued and unpaid interest and the amount of fees, commissions and expenses incurred by the Issuer or any Restricted Subsidiary in connection with such repayment or amendment) (or, if such Refinancing Indebtedness refinances Indebtedness under a revolving credit facility or other agreement providing a commitment for subsequent borrowings, with a maximum commitment not to exceed the maximum commitment under such revolving credit facility or other agreement); provided that:

(1)	if the Refinanced Indebtedness was subordinated in right of payment to the Notes or the Note Guarantees, as the case may be, then such Refinancing Indebtedness, by its terms, is expressly subordinated in right of payment to (in the case of Refinanced Indebtedness that was subordinated in right of payment to) the Notes or the Note Guarantees, as the case may be, at least to the same extent as the Refinanced Indebtedness;

(2)	the Refinancing Indebtedness is scheduled to mature no earlier than the earlier of (a) the Refinanced Indebtedness being exchanged, redeemed, refunded, replaced, renewed, refinanced, extended, repaid or amended or (b) the Stated Maturity of the Notes;

(3)	the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the Stated Maturity of the Notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Refinanced Indebtedness being repaid that is scheduled to mature on or prior to the maturity date of the Notes; and

(4)	the Refinancing Indebtedness is secured only to the extent, if at all, and by the assets, that the Refinanced Indebtedness being repaid, extended or amended is secured.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Issue Date, among the Issuer, the Subsidiary Guarantors and the other parties named on the signature pages thereof, and as such agreement may be amended, modified or further supplemented from time to time, and, with respect to any Additional Notes, one or more registration rights agreements among the Issuer, the Subsidiary Guarantors and the other parties thereto, as such agreement(s) may be amended, modified or supplemented from time to time, relating to rights given by the Issuer to the purchasers of Additional Notes to register such Additional Notes under the Securities Act.

“Restricted Payment” means any of the following:

(1)	the declaration or payment of any dividend or any other distribution on Equity Interests of the Issuer or any Restricted Subsidiary or any payment made to the direct or indirect holders (in their capacities as such) of Equity Interests of the Issuer or any Restricted Subsidiary, including any payment in connection with any merger or consolidation involving the Issuer, but excluding (a) dividends or distributions payable solely in Qualified Equity Interests and (b) in the case of Restricted Subsidiaries, dividends or distributions payable to the Issuer or to a Restricted Subsidiary and pro rata dividends or distributions payable to minority stockholders of any Restricted Subsidiary;

(2)	the redemption, purchase, retirement, defeasance or other acquisition for value of any Equity Interests of the Issuer, any direct or indirect parent of the Issuer, or any Restricted Subsidiary, including any payment in connection with any merger or consolidation involving the Issuer, but excluding any such Equity Interests held by the Issuer or any Restricted Subsidiary;

(3)	any Investment other than a Permitted Investment; or

(4)

any payment on or with respect to, or purchase, repurchase, defeasance, redemption or other acquisition or retirement for value of, any Subordinated Indebtedness of the Issuer or any Subsidiary Guarantor (excluding any intercompany Indebtedness between or among the Issuer and any of its Restricted Subsidiaries), except (i) (A) the payment of interest in respect of Subordinated Indebtedness or (B) the payment of principal at the Stated Maturity thereof or (ii) the purchase, repurchase, defeasance, redemption or other acquisition or retirement of any such Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or payment at Stated Maturity, in each case due within one year of the date of purchase, repurchase, defeasance, redemption or other acquisition or retirement.

“Restricted Payments Basket” has the meaning given to such term in the first paragraph of the covenant described under “—Certain Covenants—Limitations on Restricted Payments.”

“Restricted Subsidiary” means any Subsidiary of the Issuer other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group.

“Sale and Leaseback Transaction” means, with respect to any Person, an arrangement with any bank, insurance company or other lender or investor or to which such lender or investor is a party, providing for the leasing by such Person of any asset of such Person which has been or is being sold or transferred by such Person to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such asset.

“SEC” means the Securities and Exchange Commission.

“Secretary’s Certificate” means a certificate signed by the Secretary of the Issuer.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Management” means the Chief Executive Officer, the Chief Financial Officer or the Chief Operating Officer of the Issuer.

“Significant Subsidiary” means (1) any Restricted Subsidiary that would be a “significant subsidiary” as defined in Regulation S-X promulgated pursuant to the Securities Act as such Regulation is in effect on the Issue Date and (2) any Restricted Subsidiary that, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in clause (7), (8) or (9) under “—Events of Default” has occurred and is continuing, would constitute a Significant Subsidiary under clause (1) of this definition.

“Sponsors” means Monarch Alternative Capital LP, Stonehill Institutional Partners, L.P. and their respective managed funds and Affiliates (but excluding any of their respective portfolio companies).

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof; provided that, in the case of debt securities that are by their terms convertible into Qualified Equity Interests (or cash or a combination of cash and Qualified Equity Interests based on the value of the Qualified Equity Interests) of the Issuer, any obligation to offer to repurchase such debt securities on a date(s) specified in the original terms of such securities, which obligation is not subject to any condition or contingency, will be treated as a Stated Maturity date of such convertible debt securities.

“Subordinated Indebtedness” means Indebtedness of the Issuer or any Subsidiary Guarantor that is subordinated in right of payment to the Notes or the Note Guarantees, respectively.

“Subsidiary” means, with respect to any Person:

(1)

any corporation, association or other business entity (other than a partnership) of which more than 50% of the total voting power of the Equity Interests entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership (a) the sole general partner or the sole managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Guarantor” means each Wholly Owned Restricted Subsidiary of the Issuer on the Issue Date, and each other Person that is required to become a Subsidiary Guarantor by the terms of the Indenture, in each case, until such Person is released from its Note Guarantee.

“Note Guarantee” means the guarantee of the Notes executed by each Subsidiary Guarantor.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Unrestricted Subsidiary” means (1) any Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the board of directors of the Issuer in accordance with the covenant described under “—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries” and (2) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Government Obligations” means direct non-callable obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

“Voting Stock” with respect to any Person, means securities of any class of Equity Interests of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock or other relevant equity interest has voting power by reason of any contingency) to vote in the election of members of the board of directors of such Person.

“Weighted Average Life to Maturity” when applied to any Indebtedness at any date, means the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at Stated Maturity, in respect thereof by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (2) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” means any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” means, with respect to any Person, a Subsidiary of such Person, 100% of the outstanding Equity Interests or other ownership interest of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

BOOK-ENTRY, DELIVERY AND FORM OF SECURITIES

The certificates representing the new notes will be issued in fully registered form without interest coupons.

The Global Notes

We expect that pursuant to procedures established by DTC (i) upon the issuance of the global notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such global notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the global notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the Initial Purchasers, and ownership of beneficial interests in the global notes will be limited to persons who have accounts with DTC, or “participants,” or to persons who hold interests through participants. Holders may hold their interests in the global notes directly through DTC if they are participants in the system, or indirectly through organizations which are participants in the system.

So long as DTC, or its nominee, is the registered owner or holder of the Notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such global notes for all purposes under the Indenture. No beneficial owner of an interest in the global notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the Indenture.

Payments of the principal of, premium (if any), and interest (including additional interest) on, the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of us, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest (including additional interest) on the global notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a certificated security for any reason, including to sell notes to persons in states which require physical delivery of the Notes, or to pledge such securities, such holder must transfer its interest in a global note, in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture.

DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the Indenture, DTC will exchange the global notes for certificated securities, which it will distribute to its participants and which will be legended as set forth under the heading “Transfer Restrictions.”

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the

Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly as indirect participants.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

Certificated securities shall be issued in exchange for beneficial interests in the global notes (i) if requested by a holder of such interests or (ii) if DTC is at any time unwilling or unable to continue as a depositary for the global notes and we do not appoint a successor depositary within 90 days.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of U.S. federal income tax considerations relevant to the exchange of old notes for new notes pursuant to the exchange offer, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Code, U.S. Treasury Regulations issued thereunder, IRS rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. The discussion applies only to holders that exchange old notes for new notes pursuant to the exchange offer.

No rulings from the IRS have or will be sought with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the exchange of old notes for new notes or that any such position would not be sustained. Holders of notes should consult their own tax advisors with regard to the application of the tax consequences discussed below to their particular situations as well as the application of any state, local, foreign or other tax laws, including gift and estate tax laws, and any tax treaties.

Exchange Pursuant to the Exchange Offer

The exchange of the old notes for the new notes in the exchange offer should not be treated as an “exchange” for U.S. federal income tax purposes because the new notes will not be considered to differ materially in kind or extent from the old notes. Accordingly, the exchange of old notes for new notes should not be a taxable event to holders for U.S. federal income tax purposes. Moreover, the new notes should have the same tax attributes and consequences to holders as the old notes exchanged therefor, including the same adjusted tax basis and holding period.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until January 21, 2015, all dealers effecting transactions in the Exchange Securities may be required to deliver a prospectus.

We will not receive any proceeds from any sale of new notes by broker- dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of those methods of resale, at market prices prevailing at the time of resale, at prices related to prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker- dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker- dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the old notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the securities (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain matters will be passed upon for us by Vivien N. Hastings, who serves as our Senior Vice President, Secretary and General Counsel. The validity of the new notes offered hereby will be passed upon for us by Latham & Watkins  LLP, New York, New York.

EXPERTS

The consolidated financial statements of WCI Communities, Inc. and subsidiaries as of December 31, 2013 and 2012 and for each of the two years in the period ended December 31, 2013, which are incorporated by reference in this prospectus and registration statement from our Annual Report on Form 10-K for the year ended December 31, 2013, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, which is also incorporated herein by reference, and is included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of WCI Communities, Inc. and subsidiaries for the year ended December 31, 2011, which are incorporated by reference in this prospectus and registration statement from our Annual Report on Form 10-K for the year ended December 31, 2013, have been audited by McGladrey LLP, an independent registered public accounting firm, as stated in their report thereon, which is also incorporated herein by reference, and is included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

During March 2013, we engaged McGladrey LLP to conduct an audit of our consolidated financial statements as of and for the year ended December 31, 2011 in accordance with standards of the Public Company Accounting Oversight Board (“PCAOB”) because Ernst & Young LLP had performed tax provision assistance services for us relating to that period. These services were allowable under the American Institute of Certified Public Accountants independence standards, but are not consistent with the independence rules of the SEC.

Neither the report of Ernst & Young LLP relating to our 2013 and 2012 consolidated financial statements nor the report of McGladrey LLP relating to our 2011 consolidated financial statements contained an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles. Moreover, during the years ended December 31, 2013, 2012 and 2011, there were no (i) disagreements with either Ernst & Young LLP or McGladrey LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of either Ernst & Young LLP or McGladrey LLP, would have caused either Ernst & Young LLP or McGladrey LLP to make reference to the subject matter of the disagreement(s) in connection with their reports on the consolidated financial statements of WCI Communities, Inc. and subsidiaries or (ii) reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

During March 2013, we engaged McGladrey LLP solely to audit our 2011 consolidated financial statements in accordance with PCAOB standards. Ernst & Young LLP, which did not provide any tax provision services related to our 2012 consolidated financial statements or any other services that are inconsistent with the independence rules of the SEC, was engaged to conduct an audit of our consolidated financial statements as of and for the year ended December 31, 2012 in accordance with PCAOB standards. The engagements of McGladrey LLP to audit our 2011 consolidated financial statements and Ernst & Young LLP to audit our 2012 consolidated financial statements were both approved by the audit committee of our Board. Prior to engaging each of Ernst & Young LLP and McGladrey LLP, we did not consult with either of them with regard to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered, and neither a written report nor oral advice was provided to us that either Ernst & Young LLP or McGladrey LLP concluded was an important factor considered by us in reaching a decision as to an accounting, auditing or financial reporting issue or (ii) any matter that was the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

We have furnished each of Ernst & Young LLP and McGladrey LLP with a copy of the foregoing disclosure and requested that each of Ernst & Young LLP and McGladrey LLP furnish us with a letter addressed to the SEC stating whether it agrees with the statements made herein and, if not, stating the respects in which it does not agree. A copy of each letter has been filed as an exhibit to the registration statement of which this prospectus is a part.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the new notes. This prospectus, which constitutes part of that registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. Some items included in the registration statement are omitted from the prospectus in accordance with the rules and regulations of the SEC. For further information with respect to us and the new notes offered in this prospectus, we refer you to the registration statement and the accompanying exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

A copy of the registration statement and the accompanying exhibits and any other document we file may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549 and copies of all or any part of the registration statement may be obtained from this office upon the payment of the fees prescribed by the SEC. The public may obtain information on the operation of the public reference facilities in Washington, D.C. by calling the SEC at 1-800-SEC-0330. Our filings with the SEC are available to the public from the SEC’s website at www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, we file proxy statements, periodic information and other information with the SEC. All documents filed with the SEC are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at www.wcicommunities.com where we make available, free of charge, documents that we file with, or furnish to, the SEC, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy statements, registration statements and any amendments to those reports. We make this information available as soon as reasonably practicable after we electronically file such materials with, or furnish such information to, the SEC. Our SEC reports can be found under Investor Relations on our website. The information contained in, or that can be accessed through, our website is not incorporated by reference and is not a part of this prospectus or any other report that we file with, or furnish to, the SEC.

SUBSIDIARY GUARANTORS AND FINANCIAL STATEMENTS

Each subsidiary guarantor is exempt from Exchange Act reporting pursuant to Rule 12h-5 under the Exchange Act, as:

•	each of the subsidiary guarantors is wholly-owned by WCI Communities, Inc.;

•	WCI Communities, Inc. has no independent assets or operations;

•	the guarantees of the subsidiary guarantors are full and unconditional and joint and several, subject to certain customary release provisions; and

•	any subsidiaries of WCI Communities, Inc., other than the subsidiary guarantors, are individually and in the aggregate, minor.

There are no significant restrictions on the ability of WCI Communities, Inc. or any subsidiary guarantor to obtain funds from its subsidiaries, if any, by dividend or loan. In the event that a subsidiary guarantor sells or disposes of all of such guarantor’s assets, or in the event that we sell or dispose of all of the equity interests in a guarantor, by way of merger, consolidation or otherwise, in each case in accordance with the terms and conditions set forth in the indenture, then such subsidiary guarantor will be released and relieved of any obligations under its note guarantee.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the termination of the offering of the new notes to you pursuant to this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including our performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

This prospectus incorporates by reference the documents set forth below that have previously been filed with the SEC.

•	Our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 27, 2014 (the “Annual Report”).

•	Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2014, filed with the SEC on May 6, 2014, and for the quarter ended June 30, 2014, filed with the SEC on August 5, 2014 (collectively, the “Quarterly Reports”).

•	Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 21, 2014.

•	Our Current Reports on Form 8-K filed with the SEC on February 5, 2014, February 25, 2014, April 29, 2014, May 2, 2014, May 5, 2014, June 12, 2014, June 23, 2014, June 23, 2014 and June 26, 2014.

•	The description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on July 23, 2013 and any amendment or report filed with the SEC for the purpose of updating the description thereof.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering of the new notes, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

WCI Communities, Inc.

24301 Walden Center Drive

Bonita Springs, Florida 34134

(239) 947-2600

Exhibits to the filings will not be sent unless those exhibits have been specifically incorporated by reference in this prospectus.

Until January 21, 2015 (90 days after the date of this prospectus), all dealers effecting transactions in the new notes, whether or not participating in the original distribution, may be required to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

$50,000,000

WCI COMMUNITIES, INC.

PROSPECTUS

OFFER TO EXCHANGE

ALL OUTSTANDING

6.875% Senior Notes due 2021 and

Related Guarantees

for

6.875% Senior Notes due 2021 and

Related Guarantees

October 22, 2014